As filed with the Securities and Exchange Commission on September 26, 2001

                                                    Registration No. 333-69324

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                             -----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Network Commerce Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Washington                        7374                   91-1628103
(State or other jurisdiction of (Primary Standard Industrial   (IRS Employer
 incorporation or organization)  Classification Code Number) Identification No.)

                             411 First Avenue South
                                 Suite 200 North
                                Seattle, WA 98104
                                 (206) 223-1996
-------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Dwayne M. Walker
                             Chief Executive Officer
                             411 First Avenue South
                                 Suite 200 North
                                Seattle, WA 98104
                                 (206) 223-1996
-------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     ---------------------------------------
                        Copies of all communications to:

                              Gary J. Kocher, Esq.
                            Annette D. Elinger, Esq.
                            Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                         Seattle, Washington 98104-7078
                                 (206) 623-7580

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement as the underwriters shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                            Proposed
         of                Amount               Maximum
  Securities to be         to be             Offering Price      Proposed Maximum          Amount of
     Registered          Registered             Per Share    Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------
  Common Stock         Up to 67,924,528 (1)         (2)             $18,000,000 (3)          $4,500
  Common Stock (4)     Up to 350,000             $0.57              $   199,500                 $50
  Common Stock (5)     Up to 350,000             $0.57              $   199,500                 $50

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) The price per share will vary based on the volume-weighted average daily price of Company's common stock during the drawdown periods described in this registration statement. The purchase price will be equal to 90% of the volume-weighted average daily price for each trading day within such drawdown pricing periods. The agreement allows for no more than a maximum of 25 draws over a period of 18 months for amounts up to the lesser of (i) $2,000,000, or (ii) 6% of the EQY day volume weighted average price multiplied by the 60 day trading volume, per draw.

(3) This represents the maximum purchase price that Cody Holdings, Inc. is obligated to pay Company under the common stock purchase agreement. The maximum net proceeds Company can receive is $18,000,000 less a 6% cash placement fee payable to its placement agent, GKN Securities Corp. and $1,000 in escrow fees and expenses per drawdown.

(4) Issuable upon exercise of the underlying warrants issued to Cody Holdings, Inc.

(5) Issuable upon exercise of the underlying warrants issued to GKN Securities Corp. and affiliates.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


     The sole purpose of this Amendment No. 1 to Form S-1 Registration Statement is to file Exhibit No. 5.1 as an Exhibit to the Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 Subject to completion, dated September 26, 2001.

                                68,624,528 Shares


                             [NETWORK COMMERCE LOGO]

                              Network Commerce Inc.

                                  Common Stock

                                  -------------


     This prospectus relates to the resale of our common stock by Cody Holdings Inc., a British Virgin Islands corporation, of up to 67,924,528 shares of common stock that may be issued through a common stock purchase agreement between us and Cody Holdings, as further described in this prospectus. See the "Common Stock Purchase Agreement" section of this prospectus. This prospectus also relates to the registering for resale 700,000 shares of our common stock underlying warrants issued to Cody Holdings and GKN Securities Corp. and certain of its affiliates in connection with the common stock purchase agreement.

     The price at which we will sell the shares to Cody Holdings will be equal to 90% of the average of the volume weighted average price of our common stock over the twenty-two trading days immediately following our request to draw down an investment by Cody Holdings under the common stock purchase agreement. Cody Holdings may resell those shares, and the warrant holders may resell shares issuable upon exercise of the warrants, using this prospectus.

     Cody Holdings is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

     Our common stock is listed on the NASD's OTC Bulletin Board under the symbol "NWKC." The last reported sales price for our common stock on the OTC Bulletin Board on September 4, 2001 was $0.295 per share.

     Investing in our common stock involves risks. See the "Risk Factors" section of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is September 26, 2001.

                           --------------------------

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................4
RISK FACTORS..................................7
SPECIAL NOTE REGARDING
  FORWARD-LOOKING STATEMENTS.................23
USE OF PROCEEDS..............................24
DIVIDEND POLICY..............................24
CAPITALIZATION...............................24
COMMON STOCK PURCHASE AGREEMENT..............26
THE DRAWDOWN PROCEDURE AND
  THE STOCK PURCHASES........................27
SELLING SECURITY HOLDERS.....................32
PLAN OF DISTRIBUTION.........................33
SELECTED FINANCIAL DATA......................37
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS......................39
BUSINESS.....................................56
MANAGEMENT...................................64
PRINCIPAL SHAREHOLDERS.......................73
DESCRIPTION OF CAPITAL STOCK.................75
LEGAL MATTERS................................77
EXPERTS......................................77
WHERE YOU CAN FIND MORE INFORMATION..........77
INDEX TO CONSOLIDATED
  FINANCIAL STATEMENTS..............F-1 to F-43

                           --------------------------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Until October 7, 2001 (25 days after the  commencement  of this  offering),  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           PRICE RANGE OF COMMON STOCK

     Between May 2000 and August 28, 2001, the Common Stock has been traded on the Nasdaq National Market under the symbol "NWKC". Prior to that time, from September 1999 to May 2000, the Common Stock traded on the Nasdaq National Market under the symbol "SPNW." Prior to that time, there was no public market for the Common Stock. Except as otherwise noted herein, all share numbers have been adjusted to reflect a 1-for-15 reverse split of our Common Stock which became effective immediately prior to the opening of trading on the Nasdaq National Market on Monday, June 18, 2001. The following sets forth for the periods indicated the high and low closing sales price as reported by the Nasdaq National Market.

        2000                                                          High                   Low
        ----                                                          ----                   ---
             First Quarter                                           329.062              181.875
             Second Quarter                                          186.562               52.500
             Third Quarter                                           114.375               67.500
             Fourth Quarter                                          83.4375                7.968

        2001
        ----
            First Quarter                                            19.6875               1.4062
            Second Quarter                                              4.35                 0.36
            Third Quarter (through August 28, 2001)                     0.59                 0.26


     On August 28, 2001 the last reported sale price of Common Stock on the Nasdaq National Market was $0.33 per share. Our common stock was delisted from the Nasdaq National Market effective as of August 29, 2001 and is now presently listed on the over the counter market. The last reported sale of our Common Stock on the OTC Bulletin Board on September 4, 2001 was $0.295 per share. As of August 1, 2001 there were approximately 16,291 holders of the Common Stock.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus before making an investment decision. In this prospectus, the terms "Network Commerce", "we", "our" and "us" refer to Network Commerce Inc., our subsidiaries and our predecessor.

                              Network Commerce Inc.

Overview

Established in 1994, Network Commerce Inc. is a technology infrastructure and services company. We provide a comprehensive technology and services platform including domain registration services, hosting and commerce services, and online marketing services. Key benefits of our solution include:

     A Suite of Technology and Services. We provide businesses and individuals with the ability to establish a presence on the Internet; we provide hosting services, commerce services, domain registration services and online marketing services to businesses.

     Access to a Database of Customers. Through our Ehost.com,Freemerchant.com and NCIMarketing.com sites, we have established a database of customers which we can access to cross-promote our own products and services, or those of third-party customers.

     Comprehensive Technology Platform. We provide a flexible, scaleable technology platform from which we can tailor solutions to meet the changing needs of our customers. This technology provides merchants with a high level of reliability, 24 hours a day, 7 days a week.


Our goal is to be a leading provider of technology infrastructure and services for businesses. We plan to achieve our goal to be a leading provider of technology infrastructure and services for business through the following strategies:

     Expand Technology Infrastructure and Services Offerings For Businesses. We plan to continue to add new features and functionality to our comprehensive technology and services packages.

     Domain Registration and Hosting Services. We plan to continue to expand our
     capabilities  in  new  domain  services,  new  domain  extensions,   domain
     reselling, and the registration of new and multilingual top-level domains.

     Online Marketing Services. We plan to continue to increase our base of registered users and expand the profiles for each user in order to provide more highly targeted marketing of products and services.

     Commerce Services and Business Services. We intend to continue to expand our offerings for businesses interested in building an online presence, conducting commerce online and hosting their business on the Internet .

Recent Developments

Common Stock Purchase Agreement Relating to Equity Line.

     On July 10, 2001, we entered into a common stock purchase agreement with Cody Holdings for the potential future issuance and sale of up to $18 million of our common stock, subject to restrictions and other obligations that are described throughout this prospectus. Under this arrangement, we, at our sole discretion, may draw down on this facility, sometimes termed an equity line, from time to time, and Cody Holdings is obligated to purchase shares of our common stock at a 10% discount to a volume weighted average market price over the twenty-two trading days following the draw down notice. Our volume weighted average market price is calculated by adding the total dollars traded in every transaction in a given trading day and dividing that number by the total number of shares traded during that trading day. We are limited with respect to how often we can exercise a drawdown and the amount of each drawdown. For more details on the equity line, see "Common Stock Purchase Agreement" elsewhere in this prospectus.

                             Summary Financial Data
                    (in thousands, except per share amounts)

     The following tables summarize our financial data. You should read our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               December 31,    December 31,      Six Months Ended June 30
                                                                                        (Unaudited)
                                                   1999            2000            2000             2001
                                              --------------- --------------- ---------------- ---------------
Revenue....................................    $    36,955    $   106,121        $  45,603        $  16,388
Gross profit...............................          9,626         46,822           22,371           12,140
Operating expenses.........................         88,320        331,915           97,070          173,004
Loss from operations.......................        (78,694)      (285,093)         (74,699)        (160,864)
Net loss...................................        (75,943)      (262,026)         (47,855)        (175,816)
Basic and diluted net loss per share(1)....   $     (86.98)  $     (69.12)       $  (12.94)       $  (35.80)
Shares used in computing basic and
    diluted net loss per share.............        873,060      3,790,714        3,699,168        4,910,967

(1)  See Note 2 to the  Consolidated  Financial  Statements for a description of
     the  method  used  to  compute  basic  and  diluted   earnings  per  share.


                                                            As of June 30, 2001
                                                                 As Reported
                                                            -------------------
Balance Sheet Data
Cash and cash equivalents and short-term investments...             8,732
Working capital........................................              (401)
Total assets...........................................            46,844
Long term obligations..................................               410
Stockholders' equity...................................            27,693


                                  RISK FACTORS

You should consider carefully the following risks and other information included in this prospectus, including our historical consolidated financial statements and related notes, before you decide to purchase shares of our common stock. While we have attempted to identify the primary known risks and uncertainties that are material to our business, additional risks that we have not yet identified or that we currently think are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Our Financial Condition

Our future capital requirements are likely to be substantial and we may not be able to obtain financing on favorable terms, if at all, and we have received a "Going Concern" opinion from our accountants.

     Our future capital requirements depend upon many factors, including, but not limited to:

o the level of revenues in 2001, which we expect to decline from 2000 levels;

o        the rate at which we are able to reduce expense levels;

o the extent to which we develop and upgrade our technology and data network infrastructure;

o the occurrence, timing, size and success of any asset dispositions in which we may engage;

o the scope and success of our restructuring efforts, including reductions in our workforce;

o        The scope and degree of market recovery and performance; and

o The scope and degree of acceptance of our products and services by our target customers.


     We believe that our cash reserves and cash flows from operations will be adequate to fund our present operations through September 2001. However, we will require substantial additional funds in the future. Our plans for financing may include, but are not limited to, the following:

o engaging a financial advisor to explore strategic alternatives, which may include a merger, asset sale, or another comparable transaction;

o raising additional capital to fund continuing operations by private placements of equity and/or debt securities or through the establishment of other funding facilities; and

o forming a joint venture with a strategic partner or partners to provide additional capital resources to fund operations.

         We have secured an $18 million equity line of credit, under which we have the right, but not the obligation, during the eighteen-month term of the agreement to obtain equity financing through the issuance of common stock in a series of periodic draw downs at a discount to the market price at the time of sale. We cannot begin to draw down on the equity line of credit until this registration statement is declared effective. The amount, if any, of capital draw down from this equity line may not be adequate to fund our operation. There is also risk that this equity draw down may never occur. While we have secured financing, many companies in the Internet industry have experienced difficulty raising additional financing in recent months. Additional financing may not be available to us on favorable terms or at all. Even if additional financing is available, we may be required to obtain the consent of our existing lenders or the party from whom we secured our equity line of credit, which we may not be able to obtain. If additional financing is not available to us we may need to dramatically change our business plan, sell or merge our business, or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing stockholders and our issuance of debt securities could increase the risk or perceived risk of our Company.

         Our inability to secure additional financing would have a material adverse effect on whether we would be able to successfully implement our proposed business plan and our ability to continue as a going concern. Our independent accountants have issued a "going concern" opinion in their report to our financial statements for the year ended December 31, 2000, citing recurring operating losses, reduced working capital and violation of debt covenants. Accordingly, those conditions raise substantial doubt about our ability to continue as a going concern.

We are subject to certain limitations on the draw downs we can exercise under our equity line of credit.

         We may exercise draw downs under our equity line of credit at our sole discretion subject to certain limitations, as provided in the Common Stock Purchase Agreement we executed with Cody Holdings, Inc. and dated July 10, 2001. We are permitted to exercise one draw down in the twenty-two day period from the date of our notice (indicating that we intend to exercise a draw down). We also have limitations as to the dollar amount we can draw down under the equity line of credit as follows:

o    the minimum amount is $100,000;

o the maximum amount is the lesser amount of (i) $2,000,000 and (ii) 6% of the EQY weighted average price field (as reported on Bloomberg Financial L.P. using the BLPH function) for our common stock for the 60 calendar days immediately prior to the first day of the draw down period (during which the price per share is being determined); and

o if the maximum amount is less than the minimum amount, the minimum amount that can be drawn down cannot be less than $50,000.

Our common stock purchase agreement with Cody Holdings and the issuance of shares to Cody Holdings under that agreement may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

     The resale by Cody Holdings of the common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Cody Holdings will be available for immediate resale, the mere prospect of our sales to Cody Holdings could depress the market price for our common stock. The shares of our common stock issuable to Cody Holdings under the equity line facility will be sold at a 90% discount to the volume-weighted average daily price of our common stock during the applicable drawdown period and the proceeds paid to us upon each drawdown will be net of a 6% placement fee to our placement agent, GKN Securities Corp., and an escrow agent fee of $1,000. If we were to require Cody Holdings to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Cody Holdings will therefore dilute the equity interest of existing stockholders and could result in a change in control of the Company and have an adverse effect on the market price of our common stock. Also, if we drawdown funds under our equity line facility at a time or times when our share price is relatively low, it would result in a significant issuance of stock by us, and a change in control of the Company could be effected.

     The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We may be unable to access all or part of our equity line facility.

     The maximum draw down amount every 22 trading days is the lesser of $2,000,000 or 6% of the weighted average price of our stock for the 60 day period prior to the draw down multiplied by the total trading volume for that 60 day period. If our stock price and trading volume fall below established levels, then we will not be able to drawdown all $18 million pursuant to the proposed equity line facility with Cody Holdings. During the past 12 months, our stock price ranged from a high of $99.375 to a low of $0.26 per share and our average daily trading volume was 72,744 shares. Based on our stock price and average trading volume as of September 4, 2001, we would be able to draw down $114,120. In addition, business and economic conditions may not make it feasible to drawdown pursuant to this facility. Furthermore, if we are unable to keep a registration statement effective for those shares of common stock subject to the equity line, or if we experience a material adverse change to our business that is not cured within 30 days, the common stock purchase agreement may terminate, or we may not be able to drawdown any funds.

Failure to restructure payments to our creditors could result in our bankruptcy.

     We are receiving pressure for payments from trade creditors and are seeking to restructure the payment terms; however, there is no assurance that we will be able to do this. If we are unable to reach agreement with certain trade creditors regarding the restructuring of payment terms, our creditors may seek to file a petition in bankruptcy against us, or we may need to seek protection of the bankruptcy court. Even if we are successful in restructuring our obligations, we may need additional capital to avoid bankruptcy.

We trade on the over the counter market, which could make it more difficult for us to raise capital.

     Our common stock is presently listed on the over the counter market. Our common stock has been delisted from the Nasdaq National Market effective as of August 29, 2001. The over the counter market is viewed by most investors as a less desirable and less liquid marketplace than the Nasdaq National Market. Our common stock constitutes "penny stock," which places increased regulatory burden upon brokers, making them less likely to make a market in our stock. The loss of our Nasdaq National Market status will make it more difficult for us to raise capital or complete acquisitions and also complicate compliance with state blue sky laws.

We may use the proceeds of this offering in ways with which you may not agree.

     Net proceeds to us from any sales to Cody Holdings will be used principally for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Cody Holdings, including discretion to use the proceeds in ways with which you may not agree.

Because Cody Holdings is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgments against Cody Holdings.

     Cody Holdings is a resident of the British Virgin Islands and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Cody Holdings within the United States. It may also be difficult or impossible to enforce judgments entered against Cody Holdings in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

We have a history of losses.

     We incurred net losses of $24.7 million for the year ended December 31, 1998, $75.9 million for the year ended December 31, 1999, $262.0 million for the year ended December 31, 2000 and $175.8 million for the six-months ended June 30, 2001. At June 30, 2001, we had an accumulated deficit of $543.1 million. We have historically invested heavily in sales and marketing, technology infrastructure and research and development. As a result, we must generate significant revenues to achieve and maintain profitability. There can be no assurance that we will ever become profitable on an annual basis. We expect that our sales and marketing research and development and general and administrative expenses will decrease in absolute dollars but may increase as a percentage of revenues.

     Additionally,   if  our  remaining  cost-basis  investments  which  are  in early-stage technology companies and acquisitions are not successful, we will incur additional losses from asset impairment charges, lease and employee terminations and other restructuring costs.

Our future revenues are unpredictable and we expect our operating results to fluctuate from period to period.

     Our business model has been applied to the Internet only since the mid-1990's and continues to evolve. Therefore, we have limited experience in planning the financial needs and operating expenses of our business. It is difficult for us to accurately forecast our revenues in any given period. We will not sustain our recent revenue growth rates and we expect a significant decline in revenues and as a result we may not achieve profitability or become cash flow positive. If our revenues in a particular period fall short of our expectations, we will likely be unable to quickly adjust our spending in order to compensate for that revenue shortfall.

     Our operating results are likely to fluctuate substantially from period to period as a result of a number of factors, such as:

o declines in the number of businesses and merchants to which we provide our products and services;

o the amount and timing of operating costs and expenditures relating to expansion of our operations; and

o    the mix of products and services that we sell.


     In addition, factors beyond our control may also cause our operating results to fluctuate, such as:

o the announcement or introduction of new or enhanced products or services by our competitors;

o    registration services related to the introduction of new top level domains;

o    a decrease in the growth of Internet usage; and

o    the pricing policies of our competitors.


     Period-to-period comparisons of our operating results are not a good indicator of our future performance, particularly in light of recent changes in our business focus. It is likely that our operating results in some quarters may not meet the expectations of stock market analysts and investors and this could cause our stock price to decline.

Our business model is unproven and changing.

     We provide technology infrastructure and online business services. We have limited experience as a company, particularly with these businesses. Additionally, the Internet, on which our business model relies, is still unproven as a business medium and has experienced significant industry slow down in recent months. Accordingly, our business model may not be successful, and we may need to change it. Our ability to generate sufficient revenues to achieve profitability or become cash flow positive will depend, in large part, on our ability to successfully market our technology infrastructure services.

If we fail to effectively manage the rapid change of our operations our business will suffer.

     Our ability to successfully offer our products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We are diversifying and changing the scope of our operations. In January 2001, we announced plans to discontinue the ShopNow.com marketplace that we launched in August 1998. In March 2001, we announced plans to discontinue our gaming and entertainment site, SpeedyClick.com. In recent months, we have increasingly focused on developing and providing technology infrastructure and online business services. Due to the recent shifts in our business focus, our historical results are likely not indicative of our future performance and you may have difficulty evaluating our business and prospects. While our operations have been changing, we have reduced our overall number of employees from 620 in October 2000 to 95 as of July 31, 2001. These changes in our business plan and reduction in personnel have placed, and will continue to place, a significant strain on our management systems, infrastructure and resources. Simultaneously, the reduction in our workforce may make it more difficult to execute and implement our business plan. We will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to train and manage our workforce. Any failure to adapt to any of the foregoing areas efficiently and effectively could cause our business to suffer.


Any future growth may depend on our ability to successfully integrate the businesses we have acquired through acquisitions.

     Our success depends on our ability to continually enhance and expand our technology platforms and our online business services including domain registration and hosting services in response to changing technologies, customer demands and competitive pressures. Consequently, we acquired complementary technologies or businesses in the past. Our integration of these acquired businesses, technologies and personnel, has been difficult since they have diverted management's attention from other business concerns and resulted in our entry into markets in which we had no direct prior experience. As a result we have been forced to sell three of these acquired businesses and shut down the operations of six others. If we are unable to grow our business or successfully integrate the remaining acquired businesses, it could cause us to lose business to our competitors, drain our financial resources and our operating results could suffer.

Our success depends upon achieving adequate market share to increase our revenues and become profitable.

     Our success depends upon achieving significant market penetration and acceptance of our products and online business services. We have only recently begun to expand our technology infrastructure services. We may not currently have adequate market share to successfully execute our business plan. If we are unable to reach and retain substantial numbers of customers, our business model may not be sustainable.

     To successfully market and sell our products and online business services we must:

o become recognized as a leading provider of technology infrastructure and online business services;

o    enhance existing products and services;

o add new products and services and increase awareness of these product and services;

o    complete projects on time;

o increase the number of businesses and merchants using our products and online business services; and

o    continue   to   increase   the   attractiveness   of  the   eHost.com   and
     Freemerchant.com Web sites.

We face significant competition.

     The market for our products and services is highly competitive, and we expect competition to intensify in the future. Barriers to entry are not significant. Our failure to compete effectively could result in the following:

o fewer businesses and merchants using our technology infrastructure products and services;

o    the obsolescence of the technology underlying our products and services;

o    a decrease in traffic on our Web sites; and

o    a reduction in the prices of or profits on our products and services.

     The number of companies providing technology infrastructure services, hosting services and marketing services is large and increasing at a rapid rate. We expect that additional companies, which to date have not had a substantial commercial presence on the Internet or in our markets, will offer competing products and services. Companies such as InfoSpace Inc., Yahoo! Inc., Register.com, Microsoft and Network Solutions offer alternatives to one or more of our products and services.

     Many  of  our  competitors  and  potential   competitors  have  substantial
competitive advantages as compared to us, including:

o    larger customer or user bases;

o the ability to offer a wider array of technology infrastructure products and solutions;

o    greater name recognition and larger marketing budgets and resources;

o    substantially greater financial, technical and other resources;

o    the ability to offer additional content and other personalization features;
     and

o    larger production and technical staffs.

     These advantages may enable our competitors to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily, or develop and expand their product and service offerings more quickly.

     In addition, as the use of the Internet and online products and services increases, larger well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of e-commerce enabling solutions, and existing providers may continue to consolidate. Providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services that compete with our products and services may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition we face.

We cannot predict with any certainty the effect that new government and regulatory policies, or industry reactions to these policies, will have on our domain registration business.

     Before April 1999, the domain name registration system for the .com, .net and .org domains was managed by Network Solutions pursuant to a cooperative agreement with the U.S. government. In November 1998, the Department of Commerce recognized the Internet Corporation for Assigned Names and Numbers, commonly known as ICANN, to oversee key aspects of the Internet domain name registration system. We cannot predict with any certainty that future measures adopted by the Department of Commerce or ICANN will benefit us or that they will not materially harm our business, financial condition and results of operations. In addition, we continue to face the following risks:

o    the U.S. government may, for any reason, reassess its decision to introduce
     competition   into,  or  ICANN's  role  in  overseeing,   the  domain  name
     registration market;

o the Internet community may become dissatisfied with ICANN and refuse to recognize its authority or support its policies, which could create instability in the domain name registration system; and

o ICANN may fail to approve our accreditation, or attempt to impose additional fees on registrars if it fails to obtain funding sufficient to run its operations.

Our business will suffer if we fail to maintain our strategic business relationships or are unable to enter into new relationships.

     An important element of our strategy involves entering into business relationships with other companies. Our success is dependent on maintaining our current contractual relationships and developing new strategic relationships. These contractual relationships typically involve joint marketing, licensing or promotional arrangements. Although these relationships are an important factor in our strategy because they enable us to enhance our product and service offerings, the parties with which we contract may not view their relationships with us as significant to their own businesses. Most of these relationships may be terminated by either party with little notice. Accordingly, in order to maintain our strategic business relationships with some of these partners we will need to meet our partners' specific business objectives, which may include incremental revenue, brand awareness and implementation of specific e-commerce applications. If our strategic business relationships are discontinued for any reason, or if we are unsuccessful in entering into new relationships in the future, our business and results of operations may be harmed.

We may not derive substantial benefits from our strategic relationships.

     To date, we have not derived material revenue from our strategic relationships, and some of these relationships impose substantial obligations on us. It is not certain that the benefits to us will outweigh our obligations. Several of our significant business arrangements do not establish minimum performance requirements but instead rely on contractual best efforts obligations of the parties with which we contract.

We depend on our key personnel for successful operation of our business.

     Our success depends on the skills, experience and performance of our senior management and other key personnel, specifically including Dwayne Walker, our Chairman and Chief Executive Officer and President; N. Scott Dickson, our Chief Financial Officer and Secretary, Sanjay Anand, our Chief Information Officer, Anne-Marie K. Savage, our Executive Vice President, Stephen Smith, our Executive Vice President, Joan Wright, our Executive Vice President, and Joseph Shatara, our Vice PresidenT. Many of our executive officers have joined us within the past three years. If we do not quickly and efficiently integrate these new personnel into our management and culture, our business could suffer. If we fail to successfully attract and retain a sufficient number of qualified executive, technical, managerial, sales and marketing, business development and administrative personnel, our ability to manage and expand our business could suffer. Our current financial situation may make it more difficult to attract and retain key employees.

Our ability to develop and integrate infrastructure technologies is subject to uncertainties.

     We have limited experience delivering our technology infrastructure products and services. In order to remain competitive, we must regularly upgrade our technology infrastructure products and services to incorporate current technology, which requires us to integrate complex computer hardware and software components. If we do not successfully integrate these components, the quality and performance of our online offerings may be reduced. While these technologies are generally commercially available, we may be required to expend considerable time and money in order to successfully integrate them into our products and services and this may cause our business to suffer. We must also maintain an adequate testing and technical support infrastructure to ensure the successful introduction of products and services.

Our computer systems may be vulnerable to system failures.

     Our success depends on the performance, reliability and availability of the technology supporting our products and services. Our revenues depend, in large part, on the number of businesses and consumers that use our products and services. This depends, in part, upon our actual and perceived reliability and performance. Any inability to provide our products and services could cause us to lose customers and therefore lose revenue. Substantially all of our computer and communications hardware is located at our facilities in Seattle, Washington. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-in, earthquake and similar events. In addition, due to the ongoing power shortages in California, the Pacific Northwest may experience power shortages or outages. These power shortages or outages could cause disruptions to our operations, which in turn may result in a material decrease in our revenues and earnings and have a material adverse affect on our operating results. Because we presently do not have fully redundant systems or a formal disaster recovery plan, a systems failure could adversely affect our business. In addition, our computer systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which may lead to interruptions, delays, loss of data or inability to process online transactions for our clients. We may be required to expend considerable time and money to correct any system failure. If we are unable to fix a problem that arises, we may lose customers or be unable to conduct our business at all.

Our business may be harmed by defects in our software and systems.

     We have developed custom software for our network servers and have licensed additional software from third parties. This software may contain undetected errors or defects. We may be unable to fix defects in a timely or cost-effective manner.

We will need to expand and upgrade our systems in order to maintain customer satisfaction.

     We must expand and upgrade our technology, transaction processing systems and network infrastructure if the number of businesses and merchants using our online business services, or the volume of traffic on our Web sites or our clients' Web sites, increases substantially. We could experience periodic capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to accurately project the rate or timing of increases, if any, in the use of our products or services or our Web sites, or when we must expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business.

Our operations from foreign markets involve risks.

     We are subject to risks specific to Internet-based companies in foreign markets. These risks include:

o delays in the development of the Internet as a commerce medium in international markets;

o    restrictions on the export of encryption technology; and

o increased risk of piracy and limits on our ability to enforce our intellectual property rights.


We may be unable to adequately protect our intellectual property and proprietary rights.

     We regard our intellectual property rights as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy portions of or reverse engineer our software and use information that we regard as proprietary. We currently have been granted two patents and have six patent applications pending in the United States Patent and Trademark Office covering different aspects of our product architecture and technology. However, there is no assurance that any pending patent application will result in an issued patent, or that our existing patents or any future patent will not be challenged, invalidated or circumvented, or that the rights granted under any patent will provide us with a competitive advantage. The laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States, and our means of protecting our proprietary rights abroad may not be adequate. Any misappropriation of our proprietary information by third parties could adversely affect our business by enabling third parties to compete more effectively with us.

Our technology may infringe the intellectual property rights of others.

     We cannot be certain that our technology does not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, and could divert our management's attention away from running our business.

If the security provided by our e-commerce, hosting or marketing services is breached, we may be liable to our clients and our reputation could be harmed.

     A fundamental requirement for e-commerce is the secure transmission of confidential information of businesses, merchants and shoppers over the Internet. Among the e-commerce, hosting and marketing services we offer to merchants are security features such as:

o    secure online payment services;

o    secure order processing services; and

o    fraud prevention and management services.

     Third parties may attempt to breach the security provided by our e-commerce, hosting or marketing products and services or the security of our clients' internal systems. If they are successful, they could obtain
confidential   information  about  businesses  and  shoppers  using  our  online marketplaces, including their passwords, financial account information, credit card numbers or other personal information. We may be liable to our clients or to shoppers for any breach in security. Even if we are not held liable, a security breach could harm our reputation, and the mere perception of security risks, valid or not, could inhibit market acceptance of our products and services. We may be required to expend significant capital and other resources to license additional encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, our clients might decide to stop using our e-commerce products and services if their customers experience security breaches.

Risks Related to Our Industry

We are vulnerable to downturns experienced by other Internet companies or the Internet Industry in general.

     We derive a significant portion of our revenue from strategic marketing and advertising relationships with other Internet companies and we own equity in a number of Internet companies. At the current time, some of these companies are having difficulty generating operating cash flow or raising capital, or are anticipating such difficulties, and are electing to scale back the resources they devote to advertising, including on our network. Other companies in the Internet industry have depleted their available capital and have ceased operations or filed for bankruptcy protection or may be expected to do so.

     Difficulties such as these may affect our ability to collect revenues or advances against revenues from our existing partners or advertisers as such amounts become due and may impair the value of the equity we hold in certain of our partners. If the current environment for Internet companies does not improve, our business and financial results may suffer.

Our success depends on continued increases in the use of the Internet as a commercial medium.

     We depend on the growing use and acceptance of the Internet by businesses, merchants and shoppers as a medium of commerce. Rapid growth in the use of and interest in the Internet and online products and services is a recent development. No one can be certain that acceptance and use of the Internet and online products and services will continue to develop or that a sufficiently broad base of businesses, merchants and shoppers will adopt and continue to use the Internet and online products and services as a medium of commerce.

     The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies, including security technology and performance improvements. For example, if technologies such as software that stops advertising from appearing on a Web user's computer screen gain wide acceptance, the attractiveness of the Internet to advertisers would be diminished, which could harm our business.

Rapid technological change could negatively affect our business.

     Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize the market for our products and services. Our future success will depend in significant part on our ability to improve the performance, content and reliability of our products and services in response to both the evolving demands of the market and competitive product and service offerings. Our efforts in these areas may not be successful. If a large number of our clients adopt new Internet technologies or standards, we may incur substantial expenditures modifying or adapting our products and services to remain compatible with their systems.

We rely on the Internet infrastructure provided by others to operate our business.

     Our success depends in large part on other companies maintaining the Internet infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and service. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure of thousands of computers communicating via telephone lines, coaxial cable and other telecommunications systems may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. If the performance or reliability of the Internet suffers, Internet users could have difficulty obtaining access to the Internet. In addition, data transmitted over the Internet, including information and graphics contained on Web pages, could reach Internet users much more slowly. This could result in frustration of Internet users, which could decrease online traffic and cause advertisers to reduce their Internet expenditures.

Future governmental regulation and privacy concerns could adversely affect our business.

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the
Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any laws or regulations that have the effect of imposing additional costs, liabilities or restrictions relating to the use of the Internet by businesses or consumers could decrease growth in the use of the Internet, which could in turn decrease demand for our products and services, decrease traffic on our online marketplaces, increase our cost of doing business, or otherwise have a material adverse effect on our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or new application or interpretation of existing laws, could have a material adverse effect on our business.

     The Federal Communications Commission is currently reviewing its regulatory positions on the privacy protection given to data transmissions over telecommunications networks and could seek to impose some form of telecommunications carrier regulation on telecommunications functions of information services. State public utility commissions generally have declined to regulate information services, although the public service commissions of some states continue to review potential regulation of such services. Future regulation or regulatory changes regarding data privacy could have an adverse effect on our business by requiring us to incur substantial additional expenses in order to comply with this type of regulation.

     A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Foreign countries also may tax Internet transactions. The taxation of Internet-related activities could have the effect of imposing additional costs on companies, such as Network Commerce, that conduct business over the Internet. This, in turn, could lead to increased prices for products and services, which could result in decreased demand for our solutions.

We could face liability for material transmitted over the Internet by others.

     Because material may be downloaded from Web sites hosted by us and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of this material. Negligence and product liability claims also potentially may be made against us due to our role in facilitating the purchase of some products, for example firearms. Although we carry general liability insurance, our insurance may not cover claims of these types, or may not be adequate to indemnify us against this type of liability. Any imposition of liability, and in particular liability that is not covered by our insurance or is in excess of our insurance coverage, could have a material adverse effect on our reputation and our operating results, or could result in the imposition of criminal penalties on us.

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

We do not currently collect sales tax from all transactions.

     We do not currently collect sales or other similar taxes on products sold by us and delivered into states other than Washington, California, Georgia and New York. However, one or more states or foreign countries may seek to impose sales, value added or other tax collection obligations on out-of-state or foreign companies engaging in e-commerce. In addition, any new operation in states outside of those for which we currently collect sales tax could subject shipments into these states to state or foreign sales taxes. A successful assertion by one or more states or any foreign country that we should collect sales, value added or other similar taxes on the sale of merchandise or services could result in liability for penalties as well as substantially higher expenses incurred by our business.

Risks Related to this Offering

Provisions of our charter documents and Washington law could discourage our acquisition by a third party.

     Specific provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

     Our articles of incorporation and bylaws establish a classified board of directors, eliminate the ability of shareholders to call special meetings, eliminate cumulative voting for directors and establish procedures for advance notification of shareholder proposals. The presence of a classified board and the elimination of cumulative voting may make it more difficult for an acquirer to replace our board of directors. Further, the elimination of cumulative voting substantially reduces the ability of minority shareholders to obtain representation on the board of directors.

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Network Commerce and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

     Washington  law  imposes   restrictions  on  some  transactions  between  a
corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

o a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

o    termination of 5% or more of the employees of the target corporation; or

o allowing the acquiring person to receive any disproportionate benefit as a shareholder.

     A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Network Commerce. The foregoing provisions of our charter documents and Washington law could have the effect of making it more difficult or more expensive for a third party to acquire, or could discourage a third party from attempting to acquire, control of Network Commerce. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

Our stock price is volatile and we may be subject to litigation as a result of such volatility.

     The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. Our stock price has and could continue to be subject to wide fluctuations in response to factors such as the following:

o    actual or anticipated variations in quarterly results of operations;

o    the addition or loss of merchants and shopper traffic;

o announcements of technological innovations, new products or services by us or our competitors;

o    changes in financial estimates or recommendations by securities analysts;

o    conditions or trends in the Internet, e-commerce and marketing industries;

o changes in the market valuations of other Internet or online service or software companies;

o our announcements of significant acquisitions, strategic relationships, joint ventures or capital commitments;

o    additions or departures of key personnel;

o    sales of our common stock;

o    general market conditions; and

o    other events or factors, many of which are beyond our control.

     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. In 2001, our stock price ranged from a high of $19.6875 to a low of $0.26 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

     These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price to earnings ratios substantially above historical levels. These trading prices and price-to-earnings ratios may not be sustained.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We have been subject to litigation filed by our shareholders claiming violations of the securities laws and may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

Absence of dividends could reduce our attractiveness to investors.

     Some investors favor companies that pay dividends, particularly in market downturns. We intend to retain any future earnings for funding growth and, therefore we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, the return on our shareholders' investments likely depends on their ability to sell our stock for a profit.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some  of  the  statements  under  "Prospectus   Summary,"  "Risk  Factors,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:

o    future revenues, expenses and profitability;

o the future development and expected growth of our business and the Internet industry;

o our ability to successfully execute our business model and our business strategy;

o our ability to identify trends within the industries for technology infrastructure and services and to offer products and services that meet the changing needs of those markets;

o    projected capital expenditures; and

o    trends in government regulation.


     You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements, you should carefully consider the risks outlined under "Risk Factors."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by Cody Holdings that it has obtained under the common stock purchase agreement or upon exercise of the warrants by Cody Holdings or GKN Securities and its affiliates. However, if we exercise, in our sole discretion, any draw downs under the equity line of credit, we will receive the net sale price of any common stock we sell to Cody Holdings under the terms of the common stock purchase agreement described in this prospectus. We intend to use the net proceeds from any sales to Cody Holdings primarily for general corporate purposes. Management will have significant flexibility and discretion in applying the net proceeds of any common stock sold to Cody Holdings. Pending any use, we will invest the net proceeds of any common stock sold to Cody Holdings in short-term, investment grade, interest-bearing securities.

     Because we are not obligated to, and may decide not to, exercise any draw downs under the equity line of credit agreement, we may not receive any proceeds under the equity line of credit agreement except upon the exercise of warrants.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Accordingly, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001. The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, our more detailed consolidated financial statements and notes to financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                         As of
                                                                     June 30, 2001
                                                                   ---------------
                                                                    (in thousands)
Cash and cash equivalents and short-term investments               $     8,732
                                                                   ===============

Long-term debt, net of current portion                                     410
                                                                   ---------------
Stockholders equity:
Common stock, $0.001 par value; 200,000,000  shares authorized,
  5,436,432 shares issued and outstanding                              557,212
Preferred Stock, $0.001 par value; 5,000,000 shares authorized
  and no shares outstanding, actual                                          -
Common stock warrants                                                   18,172
Subscriptions receivable                                                   (63)
Deferred compensation                                                   (5,187)
Accumulated other comprehensive income                                     707
Accumulated deficit                                                   (543,148)
                                                                   ---------------
Total stockholders' equity (deficit)                                    27,693
                                                                   ---------------
Total capitalization                                               $    28,103
                                                                   ===============

This table excludes the following shares as of June 30, 2001:

o 2,040,001 shares of common stock issuable upon the exercise of options at June 30, 2001, which consists of:

          o 1,003,918 shares of common stock underlying options outstanding as of June 30, 2001 at a weighted average exercise price of $41.7805 per share, of which 433,899 were exercisable as of June 30, 2001; and

          o 1,574,830 shares of common stock underlying options available for future grants; and

o 119,349 shares of common stock issuable under our employee stock purchase plan; and

o    447,736   shares  of  common  stock  issuable  upon  exercise  of  warrants outstanding as of June 30, 2001 to purchase common stock at a weighted average exercise price of $137.50 per share.

                         COMMON STOCK PURCHASE AGREEMENT

     On July 10, 2001 we entered into a common stock purchase agreement with Cody Holdings Inc., a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

     In general, the drawdown facility operates like this: the investor, Cody Holdings, has committed to provide us up to $18 million as we request it over a 18 month period, in return for common stock we issue to Cody Holdings. Once every 22 trading days, we may request a draw. The amount we can draw at each request must be at least $50,000. The maximum amount we can actually draw for each request is also limited to the lesser of $2 million and 6% of the weighted average price of our common stock for the 60 days prior to the date of our request multiplied by the total trading volume of our common stock for the 60 days prior to our request. We may request a maximum of no more than 25 draws during the 18 month period. We are under no obligation to issue any shares to Cody Holdings or to request a drawdown during any period.

     Each 22-day trading period following a drawdown request is divided into two 11 trading day settlement periods. After each 11 trading day settlement period, the final drawdown amount for that settlement period is determined. We are entitled to receive funds on the 13th day and the 24th day following the delivery of a drawdown notice, one day after the end of each settlement period. The final drawdown amount will be reduced by 1/22 for each day during the 22 trading day period that the volume-weighted average stock price falls below a threshold set by us. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Cody Holdings in return for that money. The formulas for determining the actual drawdown amounts, the number of shares that we issue to Cody Holdings and the price per share paid by Cody Holdings are described in more detail in the section of this prospectus entitled "The Drawdown Procedure and the Stock Purchases." The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $18 million.

     The per share dollar amount that Cody Holdings pays for our common stock for each drawdown includes a 10% discount to the average daily market price of our common stock for each day during the 22 day trading period after our drawdown request, weighted by trading volume during each such trading day. We will receive the amount of the drawdown less an escrow agent fee of $1,000 and a placement fee equal to 6% of gross proceeds payable to the placement agent, GKN Securities Corp., which introduced Cody Holdings to us. The price per share that Cody Holdings ultimately pays is determined by dividing the final drawdown amount by the number of shares that we issue to Cody Holdings.

     The common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Cody Holdings pursuant to the drawdown would cause Cody Holdings to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the drawdown and Cody Holdings will not be obligated to purchase those shares. Of course, any of Cody Holding's resales of shares would reduce the number of shares it beneficially owns, and would enable us to issue additional shares to Cody Holdings without violating this 9.9% condition.

     In connection with the common stock purchase agreement, we issued to Cody Holdings at the initial closing a warrant certificate to purchase up to 350,000 shares of our common stock. The warrant has a term from its date of issuance of five years. The exercise price of the initial warrant is $0.57. Cody Holdings is under no obligation to exercise this warrant.

                 THE DRAWDOWN PROCEDURE AND THE STOCK PURCHASES

     We may request a drawdown by faxing to Cody Holdings a drawdown notice, stating the amount of the drawdown that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Amount of the Drawdown

     No drawdown can be less than $50,000 or more than the lesser of $2 million and 6% of the weighted average price of our common stock for the 60 days prior to the date of our request multiplied by the total trading volume of our common stock for the 60 days prior to our request. A sample calculation of the maximum draw down is described in the subheading "Sample Drawdown Amount Calculation" in this section of the prospectus.

     Additionally, if any of the following events occur during the pricing period, the investment amount for that pricing period will be reduced by 1/22 and the volume weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period:

o the volume weighted average price is less than the minimum threshold price we designate;

o the common stock is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or

o if sales of previously drawn down shares pursuant to the registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate.

     The volume weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period.

     Thus, with respect to the first bullet above, if our pricing committee sets a threshold price too high, and if our stock price does not consistently meet that level during the 22 trading days after our drawdown request, then the amount that we can draw and the number of shares that we will issue to Cody Holdings will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will be able to drawdown the lesser of our drawdown request and the capped amount, but we will have to issue a greater number of shares to Cody Holdings at the reduced price. If we draw on the equity drawdown facility, then we cannot make another drawdown request until the following drawdown period.

Number of Shares

     The 22 trading days immediately following the drawdown notice are used to determine the number of shares that we will issue in return for the money provided by Cody Holdings, which then allows us to calculate the price per share that Cody Holdings will pay for our shares.

     To determine the number of shares of common stock that we can issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formula above, and for each of the 22 trading days immediately following the date on which we give notice of the drawdown, divide it by 90% of the volume-weighted average daily trading price of our common stock for that day. The 90% accounts for Cody Holding's 10% discount. The sum of these 22 daily calculations produces the maximum number of common shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or sales made pursuant to the registration statement is suspended, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

     The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Cody Holdings in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Drawdown Amount Calculation

     For purposes of this example, suppose that we provide a drawdown notice to Cody Holdings, and that we set the threshold price at $0.50 per share, below which we will not sell any shares to Cody Holdings during this drawdown period. Suppose further that the total daily trading volume for the 60 days prior to our drawdown notice is 1,000,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 60 days prior to the notice is $0.35. Under these hypothetical numbers, the maximum amount of the drawdown is as follows:

(a) the total trading volume for the 60 days prior to our drawdown notice, 1,000,000, multiplied by

(b) the average of the volume-weighted average daily prices of our common stock for the 60 days prior to the drawdown notice, $0.35,

(c)  equals $350,000.

     The maximum amount we can drawdown under the formula is therefore capped at $350,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $0.50. For example, if the volume-weighted average daily price of our common stock is below $0.50 on two of those 22 days, the $350,000 would be reduced by 1/22 for each of those days and our drawdown amount would be 20/22 of $350,000, or $318,181.

Sample Calculation of Number of Shares

     Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the drawdown period can be calculated as follows:

(a)  1/22 of the drawdown amount of $350,000 divided by

(b)  90% of the volume-weighted average daily price.

     For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $350,000 is $15,909. Divide $15,909 by 90% of the volume-weighted average daily price for that day of 0.51 per share, to get 34,660 shares. Perform this calculation for each of the 22 measuring days during the drawdown period, excluding any days on which the volume-weighted average daily price is below the $0.50 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded: days 21 and 22.

     After excluding the days that are below the threshold price, the amount of our drawdown in this example would be $318,180, $174,999 of which would be settled on day 13 for the first settlement period, and $143,181 of which would be settled on day 23 for the second settlement period. The total number of shares that we would issue to Cody Holdings for this drawdown request would be 663,464 shares, so long as those shares do not cause Cody Holdings' beneficial ownership to exceed 9.9% of our issued and outstanding common stock. Cody Holdings would pay $318,180, or $0.4796 per share, for these shares.

                              VOLUME WEIGHTED AVERAGE
        TRADING DAY                  PRICE (1)                DRAWDOWN AMOUNT          NUMBER OF SHARES SOLD
        -----------           -----------------------         ---------------          ---------------------
             1                         $0.510                     $15,909                     34,660
             2                         $0.525                     $15,909                     33,670
             3                         $0.535                     $15,909                     33,040
             4                         $0.520                     $15,909                     33,994
             5                         $0.510                     $15,909                     34,660
             6                         $0.525                     $15,909                     33,670
             7                         $0.535                     $15,909                     33,040
             8                         $0.540                     $15,909                     32,735
             9                         $0.525                     $15,909                     33,670
             10                        $0.535                     $15,909                     33,040
             11                        $0.545                     $15,909                     32,434
             12                        $0.550                     $15,909                     32,139
             13                        $0.565                     $15,909                     31,286
             14                        $0.545                     $15,909                     32,434
             15                        $0.550                     $15,909                     32,139
             16                        $0.545                     $15,909                     32,434
             17                        $0.540                     $15,909                     32,735
             18                        $0.525                     $15,909                     33,670
             19                        $0.510                     $15,909                     34,660
             20                        $0.530                     $15,909                     33,352
             21 (2)                    $0.400                       $0.00                          0
             22 (2)                    $0.400                       $0.00                          0
           Total                                                 $318,180                    663,464



(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

(2) Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical drawdown notice.

     We would receive the amount of our drawdown $318,180 less a 6% cash fee paid to the placement agent of $19,090 less a $1,000 escrow fee, for net proceeds to us of approximately $298,090. The delivery of the requisite number of shares and payment of the drawdown will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays the net proceeds to us, after subtracting its escrow fee, and 6% to GKN Securities Corp., our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Investor Is Obligated to Purchase Our Shares

     The following conditions must be satisfied before Cody Holdings is obligated to purchase any common shares that we may request from time to time:

o a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the drawdown settlement date for making resales of the common shares purchased by Cody Holdings;

o trading in our common shares must not have been suspended by the Securities and Exchange Commission;

o we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

o    no statute, rule, regulation, executive order, decree, ruling or injunction
     may  be  in  effect  which  prohibits   consummation  of  the  transactions
     contemplated by the common stock purchase agreement; and

o no material adverse effect has occurred (as that term is defined in the common stock purchase agreement).

     In addition, the equity line agreement provides that Cody Holdings is not permitted to purchase shares of our common stock pursuant to the draw down to the extent that the purchase of those specific shares would result in Cody Holdings beneficially owning more than 9.9% of our common stock following such purchase. With respect to this 9.9% provision, any sales of the shares by Cody Holdings will reduce its beneficial ownership of our common stock and accordingly permit us to sell more shares to Cody Holdings under the equity line agreement.

Restrictions on Future Financings

     The equity line of credit agreement limits our ability to raise capital by selling securities to third parties at a discount to the market price of our common stock during the term of the equity line of credit agreement. We may, however, sell securities at a discount in the following situations:

o    under any compensatory plan for a full-time employee or key consultant;

o    in an underwritten registered public offering;

o in connection with a strategic partnership or other business transaction, the principal purpose of which is not to raise money;

o in connection with a private placement of securities if the purchasers do not have registration rights; or

o    a transaction to which Cody Holdings gives its written approval.


Termination of the Common Stock Purchase Agreement

     The equity drawdown facility established by the common stock purchase agreement will terminate 18 months from the effective date of the registration statement of which this prospectus forms a part. The facility shall also terminate if we file for protection from creditors.

Costs of Closing the Transaction

     At the initial closing of the transaction on July 10, 2001 we paid $20,000 to cover the fees and expenses of Cody Holdings' counsel and issued a warrant to purchase 350,000 shares of common stock to Cody Holdings in connection with the Common Stock Purchase Agreement. The warrants have an exercise price of $0.57 per share. The warrants are immediately exercisable and expire five years from closing. Pursuant to the Registration Rights Agreement and the warrant, we agreed to register the warrant issued to Cody Holdings. The registration rights are more fully described in the warrant incorporated by reference as Exhibit
10.31 and the Registration Rights Agreement as Exhibit 4.5 to the registration statement of which this prospectus is a part.

     At the initial closing of the transaction we also issued warrants to GKN Securities Corp. for 189,000 shares of common stock, to Jorge Tubuas for 25,000 shares of common stock, to Lisa McInnes for 10,000 shares of common stock and to Brandon Ross for 126,000 shares of common stock, affiliates of GKN Securities Corp., in connection with GKN Securities acting as placement agent in the transaction with Cody Holdings. We agreed to register the warrants issued to GKN Securities, Jorge Tubuas, Lisa McInnes and Brandon Ross. The warrants have an exercise price of $0.57 per share. The warrants are immediately exercisable and expire five years from closing. The registration rights are more fully described in the warrants incorporated by reference as Exhibit 4.6, Exhibit 4.7, Exhibit 4.8, Exhibit 4.9 and the registration rights agreement incorporated by reference as Exhibit 4.5 to the registration statement of which this prospectus is a part.

Indemnification of Cody Holdings

     Cody Holdings is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Cody Holdings to us for inclusion in the registration statement and prospectus.

                            SELLING SECURITY HOLDERS

Overview

     Common shares registered for resale under this prospectus constitute 1249% of our issued and outstanding common shares as of June 30, 2001. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Cody Holdings under the common stock purchase agreement. We are under no obligation to issue any shares to Cody Holdings under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement.

Cody Holdings

     Cody Holdings is engaged in the business of investing in publicly traded equity securities for its own account. Cody Holdings' principal offices are located at Harbour House, 2nd Floor, Road Town, Tortolla, British Virgin Islands. Investment decisions for Cody Holdings are made by its board of directors. The directors of Cody Holdings are David Sims and Lamberto Banchetti. Cody Holdings does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Cody Holdings and us other than as contemplated by the common stock purchase agreement.

GKN Securities

     GKN Securities Corp. has acted as placement agent in connection with the equity line of credit agreement. GKN Securities introduced us to Cody Holdings and assisted us with structuring the equity line of credit with Cody Holdings. GKN Securities' duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

     Other than the warrants for 189,00 shares of common stock granted to GKN Securities as a placement fee and (i) 25,000 shares of common stock granted to Jorge Tobuas, (ii) 10,000 shares of common stock granted to Lisa McInnes, and
(iii) 126,000 shares of common stock granted to Brandon Ross (for which GKN Securities is considered the beneficial owner) GKN Securities does not currently own any of our securities. The chief executive officer of GKN Securities has the sole authority to exercise any warrants granted to GKN Securities and to sell and vote the shares of common stock issued under the warrants.

     Cody Holdings and GKN Securities and their respective affiliates have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Cody Holdings' or GKN Securities' relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

General

     Cody Holdings is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Cody Holdings. Cody Holdings may be offering for sale up to 67,924,528 common shares which it may acquire pursuant to the terms of the common stock purchase agreement more fully described under the section of this prospectus entitled "The Common Stock Purchase Agreement." Cody Holdings is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Cody Holdings has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations. We will pay the costs of registering the shares under this prospectus, including legal fees.

     To permit Cody Holdings to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Cody Holdings that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

o the date after which all of the common shares held by Cody Holdings or its transferees that are covered by the registration statement have been sold by Cody Holdings or its transferees pursuant to such registration statement; or

o the date after which all of the common shares held by Cody Holdings or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933.

     Shares of common stock offered through this prospectus may be sold from time to time by Cody Holdings or GKN Securities and its affiliates, or by pledgees, donees, transferees or other successor in interest to Cody Holdings or GKN Securities and its affiliates. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

     Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Cody Holdings will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Cody Holdings and GKN Securities that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Cody Holdings is an underwriter in connection with resales of its shares.

     The common shares may be sold in one or more of the following manners:

o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o    purchases by a broker or dealer for its account under this prospectus; or

o ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by Cody Holdings or GKN Securities and its affiliates may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Cody Holdings or GKN
Securities. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Cody Holdings, and, if they act as agent for the purchaser of such common shares, from such purchaser.

     Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

     In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. However, since Cody Holdings is an underwriter, Rule 144 of the Securities Act is not available to Cody Holdings to sell its shares. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

     Cody Holdings is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Cody Holdings will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

     Cody Holdings and GKN Securities and its affiliates will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

     The underwriting compensation for Cody Holdings will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of approximately $18 million if we are able to obtain the entire $18 million in financing. Cody Holdings will purchase shares under the common stock purchase agreement at a price equal to 90% of the volume-weighted average daily price of our common stock reported on the NASD's OTC Bulletin Board.

     We also issued to Cody Holdings a warrant to purchase 350,000 shares of our common stock at an exercise price of $0.57. The warrant expires in July 11, 2006.

     In addition, we are obligated to pay GKN Securities, as compensation for its services as Cody Holding's placement agent, a cash fee equal to 6% of the gross proceeds received from Cody Holdings under the stock purchase agreement for draw downs under the equity line. The placement agent compensation to GKN Securities will depend on the amount of financing that we are able to obtain under the stock purchase agreement, up to a maximum of approximately $18 million if we obtain the entire $18 million in financing. We also issued to GKN Securities and its affiliates warrants to purchase 350,000 shares of our common stock at an exercise price of $0.57. The warrants expire in July 11, 2006.

Limited Grant of Registration Rights

     We granted registration rights to Cody Holdings to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

o to assist or cooperate with Cody Holdings in the offering or disposition of such shares;

o to indemnify or hold harmless the holders of any such shares, other than Cody Holdings, or any underwriter designated by such holders;

o to obtain a commitment from an underwriter relative to the sale of any such shares; or

o    to include such shares within any underwritten offering we do.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Cody Holdings, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing


o    the name of any broker-dealers;

o    the number of common shares involved;

o    the price at which the common shares are to be sold;

o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

o    any other facts material to the transaction.

     Our registration rights agreement with Cody Holdings permits us to restrict the resale of the shares Cody Holdings has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Cody Holdings during any pricing period or the ten consecutive business days after a pricing period and our stock price declines during the restriction period, we are required to pay to Cody Holdings cash to compensate Cody Holdings for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between the highest daily volume weighed average price of the common stock during the restriction period and the price at which the shares were eventually sold.

                             SELECTED FINANCIAL DATA

     To aid you in your analysis, we are providing the following information. We derived the selected consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data set forth below for the six months ended June 30, 2000 and 2001 and the consolidated balance sheet data as of June 30, 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, fairly present the information set forth therein.

     Due to the acquisitions effected in 1998, 1999 and 2000, we believe that period-to-period comparisons are not meaningful, and you should not rely on them as indicative of our future performance. When you read the following selected consolidated financial data it is important that you also read the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

                                                      Year ended December 31,                    Six-months ended June 30,
                                                                                                        (Unaudited)
                                    --------------------------------------------------------------------------------------
                                       1996       1997        1998        1999         2000          2000         2001
                                    --------    --------   --------    --------     ---------     ---------     ---------
Dollars in thousands, except per
share data Consolidated
Statements of Operations data:
Revenues..........................  $    993    $    604   $  7,154    $ 36,955     $ 106,121    $  45,603      $ 16,388
Cost of revenues..................       430         515      5,849      27,329        59,299       23,232         4,248
                                    --------    --------   --------    --------     ---------    ---------      --------
   Gross profit...................       563          89      1,305       9,626        46,822       22,371        12,140
                                    --------    --------   --------    --------     ---------    ---------      --------
Operating expenses:
   Sales and marketing............       610       1,201     12,183      55,072        95,518       46,132        24,079
   Research and development.......        25       2,436      4,370       8,885        24,187        9,410         7,394
   General and administrative.....       656         918      3,549       8,342        13,978        6,594         7,157
   Amortization of intangible
     assets.......................        32         136        730       8,805        80,515       31,792        23,339
   Stock-based compensation.......        --          --        182       7,216         6,215        3,142         1,267
   Impairment of certain
     long-lived assets............        --          --         --          --        46,564           --        43,136
   Unusual Item - settlement of
     claim........................        --          --         --          --            --           --         4,559
   Restructuring and other
     impairment charges...........        --          --      5,207          --        64,938           --        62,073
                                    --------    --------   --------    --------     ---------    ---------      --------

   Total operating expenses.......     1,323       4,691     26,221      88,320       331,915       97,070       173,004
                                    --------    --------   --------    --------     ---------    ---------      --------

   Loss from operations...........      (760)     (4,602)   (24,916)    (78,694)     (285,093)     (74,699)     (160,864)
                                    --------    --------   --------    --------     ---------    ---------      --------
Nonoperating income (expense):
   Gain on sale of marketable
     equity securities............        --          --         --       2,878         5,670        1,379          (150)
   Interest income (expense), net.       (50)       (164)       171        (127)          469        1,964        (4,917)
   Other..........................        --          --         --          --            --          (49)          (39)
   Impairment of marketable
     equity securities and
     cost-basis investments.......        --          --         --          --       (32,277)          --       (18,820)
                                    --------    --------   --------    --------     ---------    ---------      --------

   Total nonoperating income
     (expense), net...............       (50)       (164)       171       2,751       (26,138)       3,294       (23,926)
                                    --------    --------   --------    --------     ---------    ---------      --------

   Net loss before income tax benefit
     and extraordinary gain.......      (810)     (4,766)   (24,745)    (75,943)     (311,231)     (71,405)     (184,790)
Income tax benefit................        --          --         --          --        49,205       23,550            --
                                    --------    --------   --------    --------     ---------    ---------      --------
   Income (Loss) before
     extraordinary gain...........      (810)     (4,766)   (24,745)    (75,943)     (262,026)     (47,855)     (184,790)
Extraordinary gain                        --          --         --          --            --           --         8,974
                                    --------    --------   --------    --------     ---------    ---------      --------
     Net loss.....................  $   (810)   $ (4,766)  $(24,745)   $(75,943)    $(262,026)   $ (47,855)    $(175,816)
                                    ========    ========   =========   =========    ==========   =========     ==========
Basic income (loss) per share:
   Loss before extraordinary gain   $  (6.00)   $ (27.45)  $(105.15)   $ (87.00)    $  (69.15)   $  (12.94)    $  (37.63)
   Extraordinary gain                     --          --         --          --            --           --          1.83
                                    --------    --------   --------    --------     ---------    ---------     ---------
   Basic net loss per share (1)...  $  (6.00)   $ (27.45)  $(105.15)   $ (87.00)    $  (69.15)   $  (12.94)    $  (35.80)
                                    ========    ========   =========   =========    ==========   =========     =========
Dollars in thousands
Consolidated Balance Sheet Data:
   Cash and cash equivalents......  $     12    $    376   $  9,849    $ 10,660     $  11,715    $   8,205     $   5,535
   Working capital (deficit)......      (704)     (2,756)     5,678      74,315         7,688       81,988          (401)
   Total Assets...................       272       2,330     23,783     274,174       288,437      419,377        46,844
   Long-term obligations..........       288         885      1,837       6,797         5,444        7,029           410
   Total liabilities..............     1,102       4,354     10,581      44,961        92,731       61,919        19,151
   Preferred stock................        --       3,403     35,070          --            --           --            --
   Total shareholders' equity
     (deficit)....................      (830)     (2,024)    13,202     229,213       195,706      357,458        27,693

     (1) See Note 2 to the Consolidated Financial Statements for a description of the method used to compute basic and diluted earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our selected consolidated financial data, our financial statements and the related notes included elsewhere in the prospectus. The following discussion and certain other parts of this prospectus contain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Words such as "may," "could," "would," "expect," "anticipate," "intend," "plan," "believe," "estimate," and variations of such words and similar expressions are intended to identify such forward-looking statements. You should not place undue reliance on these forward-looking  statements,  which are based on our  current  expectations  and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed in this section and elsewhere in this prospectus. See "Forward Looking Statements."

Overview

     We are a technology infrastructure and services company that offers a comprehensive technology and business services platform solution, including domain registration, hosting, commerce and online marketing services. Through December 31, 2000, we operated two commerce networks, known as the Network
Commerce Consumer Network, which aggregated merchants and shoppers over a distributed network of Web sites, and the Network Commerce Business Network, which was designed to enable businesses to engage in online activities and transactions with other businesses and an eBusiness Services division, which provided consulting, custom commerce solutions, and integrated marketing services for businesses conducting commerce online.

     In January 2001, we restructured these groups into the Online Marketing Services and the Commerce and Business Services groups and shutdown the eBusiness Services division. The Online Marketing Services group includes online marketing services and various online marketplaces focused on gaming and entertainment. The gaming and entertainment online marketplaces were closed in March 2001. The Commerce and Business Services group includes domain registration, hosting, and other business services. As a result of this restructuring, certain of our previous business units and offerings were shut down. The restructuring efforts through June 2001 have resulted in the shutdown of SpeedyClick.com, and the sale of Ubarter, which were components of Online Marketing Services, and the sales of GO Software and Internet Domain Registrars, which were components of the Commerce and Business Services. Our current focus is domain registration, hosting, commerce and online marketing services as well as licensing certain of our software patents.

     On June 15, 2001, we completed a 1-for-15 reverse split of our outstanding common stock. Upon the effectiveness of the reverse stock split, 15 shares of Common Stock were converted and reclassified as one share of post-split common stock, and each existing stock certificate represented one-fifteenth the number of shares shown thereon. Fractional shares were rounded up. The reverse stock split was effective and applied to shareholders of record immediately prior to the opening of trading on the Nasdaq National Market on Monday, June 18, 2001. Except as otherwise noted herein, all common stock share and per share amounts have been adjusted to reflect the reverse split.

     We believe that our cash reserves and cash flows from operations will be adequate to fund our operations through September 2001. Consequently, we will require substantial additional funds to continue to operate our business beyond that period. Many companies in the Internet industry have experienced difficulty raising additional financing in recent months. Additional financing may not be available to us on favorable terms or at all. If additional financing is not available, we may need to change our business plan, sell or merge our business, or face bankruptcy. In addition, the issuance of equity or equity-related securities will dilute the ownership interest of existing stockholders and the issuance of debt securities could increase the risk or perceived risk of our company.

     Our consolidated financial statements for the six months ended June 30, 2001 were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have incurred net losses of $175.8 million for the six-month period ended June 30, 2001 and have accumulated deficits of $543.1 million as of June 30, 2001. We have continuously incurred net losses from operations and, as of June 30, 2001, have a working capital deficit of $401,000. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our plans to mitigate the risk of this uncertainty include, but are not limited to, one or more of the following:

o    engaging a financial advisor to explore strategic  alternatives,  which may
     include  a  merger,   additional   asset  sales,   or  another   comparable
     transaction;

o raising additional capital to fund continuing operations by private placements of equity and/or debt securities or through the establishment of other funding facilities; and

o forming a joint venture with a strategic partner or partners to provide additional capital resources to fund operations.

     Additional cost-cutting measures could include additional lay-offs and/or the closure of certain business units.

     We were incorporated in January 1994 and initially operated as a computer services company. In 1996, we began to change the focus of our business to conducting commerce over the Internet. In April 1999, we changed our name from TechWave Inc. to ShopNow.com Inc. In May 2000, we changed our name to Network Commerce Inc. We consummated five acquisitions during 1999 and seven additional acquisitions during 2000. During the fourth quarter 2000, we announced the lay off of 209 employees through staff reductions and from the closure of Media Assets, Inc., AXC Corporation, Cortix, Inc. and WebCentric, Inc. In addition, we initiated a restructuring plan to lower costs and improve profitability, which has resulted in the shutdown of ShopNow.com and SpeedyClick.com and the sale of Ubarter, Internet Domain Registrars and GO Software.

     Since restructuring in January 2001, we derive our revenues primarily from the sale of online marketing services within our Online Marketing Services Group and domain registration, hosting and commerce services within our Commerce and Business Services Group. Revenues from online marketing services are recognized as the services are delivered to the merchants over the term of the agreement, which typically ranges from one to twelve months. Revenues from domain registrations are recognized over the registration term, which typically range from one to three years. Unearned revenues are classified as either current or long-term deferred revenues depending on the future recognition of those revenues. Revenues from hosting and commerce services are recognized over the term of the agreements, which are generally twelve months.

     Through December 31, 2000, we have derived substantially all of our revenues from the Network Commerce Consumer Network, the Network Commerce Business Network and from providing services to businesses.

     Revenues from the Network Commerce Consumer Network were generated primarily from the sale of online marketing services, leads and orders, advertising and merchandising. Revenues from these agreements were recognized as the media or services were delivered to the merchants over the term of the agreements, which typically ranged from one to twelve months. Where billings exceeded revenues earned on these agreements, the amounts were included as deferred revenue. We bore the full credit risk with respect to these sales. In certain circumstances we offered products directly to shoppers. In these instances where we acted as merchant-of-record, we recorded as revenue the full sales price of the product sold and the full cost of the product to us as cost of revenues, upon shipment of the product. Shipping charges billed to the customer were included in revenues, and the costs incurred by us to ship the product to the customer were included in cost of sales. We have either sold or shut down the operations of this network with the exception of online marketing services.

     Revenues from the Network Commerce Business Network were derived primarily from providing domain registration, web-enablement services, commerce-enablement services, transaction processing, advertising and technology licensing to businesses. Revenues derived from domain registration fees, which are typically paid in full at the time of the sale are recognized over the registration term, which typically ranges from one to three years. Unearned revenues are classified as either current or long-term deferred revenues depending on the future recognition of these revenues. Revenues from the sale of advertising and merchandising products and services were recognized similar to those sold on the Network Commerce Consumer Network. Revenues from transaction fees were earned from member businesses that transacted over the online exchange system as well as from products sold to other member merchants of the online exchange system. Revenues from services were generated principally through development fees, domain registration fees, hosting fees and sales and marketing services. These services were purchased as a complete end-to-end suite of services or separately. We recognized revenues from the development of custom applications and online stores and marketing projects on a percentage of completion basis over the period of development or the period of the marketing project. These projects generally ranged from two to twelve months. Hosting contracts typically have a term of one year, with fees charged and earned on a monthly basis. We bore the full credit risk with respect to these sales. Anticipated losses on these contracts were recorded as identified. Contract costs included all direct labor, material, subcontract and other direct project costs and certain indirect costs related to contract performance. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements that may result in revision to costs and income, were recognized in the period in which the revisions were determined. Unbilled services typically represented amounts earned under our contracts not billed due to timing or contract terms, which usually consider passage of time, achievement of certain milestones or completion of the project. Where billings exceeded revenues earned on contracts, the amounts were included as customer deposits, as the amounts typically related to ancillary services, whereby we were acting in an agency capacity. Fee revenue from ancillary services provided by the services division was recognized upon completion of the related job by the applicable third party vendor. We have either sold or shutdown the operations of this network with the exception of domain registration and hosting.

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     Revenues  were  also  generated  from  fees  paid to us by  businesses  and merchants who licensed our technology; transaction processing, fraud prevention, and online payment gateways, as well as other e-commerce enabling technologies. Revenues included licensing fees, per-transaction fees and, in certain cases, monthly hosting and maintenance fees, which are recognized in the period earned. Revenues generated from technology licensing were recognized in accordance with American Institute of Certified Public Accountants, Statement of Position 97-2, "Software Revenue Recognition." Where billings exceeded revenues earned on these contracts, the amounts were included as deferred revenue. Businesses and merchants who utilized our payment processing technologies acted as the merchant-of-record and bore the full credit risk on those sales of goods and services. We sold this business unit during the second quarter 2001.

     We recognized revenues from barter transactions when earned. We valued the barter transactions based on the value of the consideration received from the customer or from the value of the services provided to the customer, whichever was more readily determinable. We recognized approximately $4.1 million and $1.4 million in revenues on such transactions during the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

     We recognized revenues from sale of online marketing services, leads and orders, advertising and merchandising in which we received equity in our customer. We valued the equity received from these transactions as cost-basis investments based on the value of the consideration received from the customer or from the value of the services provided to the customer, whichever was more readily determinable. We monitor these cost-basis investments for impairment. When cost-basis investments are deemed to be permanently impaired, the difference between cost and market value is charged to operations. There can be no assurance that our investments in these early-stage technology companies will be realized. We recognized approximately $10.3 million and $205,000 in revenues on such equity transactions during the year ended December 31, 2000 and the six months ended June 30, 2001.

     Cost of revenues generated from the Network Commerce Consumer Network included the portion of our Internet telecommunications connections that were directly attributable to traffic on the Network Commerce Consumer Network and the direct labor costs incurred in maintaining and enhancing our network infrastructure. In order to fulfill our obligations under our registrations, lead and order delivery advertising programs, we occasionally purchased consumer traffic from third party networks by placing on their Web sites advertisements that, when clicked on by a visitor, sent the visitor to the Network Commerce Consumer Network. Any shopping traffic that we purchased from a third party that was used to fulfill these obligations was included as cost of revenues. Cost of revenues on the products that we sold as merchant-of-record included the cost of the product, credit card fees and shipping costs. Cost of revenues generated from providing services included all direct labor costs incurred in connection with the provision of services, as well as fees charged by third-party vendors that had directly contributed to the design, development and implementation of our services. Cost of revenues generated from licensing e-commerce enabling technologies and from our proprietary business-to-business portal consisted primarily of telecommunications costs and direct labor costs incurred in maintaining and enhancing our network infrastructure.

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Acquisitions and Dispositions

     In June 1999, we acquired GO Software, Inc. ("GO"). GO develops and markets transaction processing software for personal computers that can function on a stand-alone basis or can interface with core corporate accounting systems. On May 14, 2001, pursuant to an Agreement and Plan of Merger and Exchange of Stock dated as of May 11, 2001, we completed the sale of GO to Return on Investment Corporation ("ROI") through its wholly-owned subsidiary for $1.0 million in cash and $3.0 million in ROI common stock. As part of the merger transaction, ROI is required to file with the Securities Exchange Commission a registration statement to effect a registration of the common stock.

     Also in June 1999, we acquired CardSecure, Inc. ("CardSecure") for a purchase price of approximately $3.5 million. CardSecure is a developer of e-commerce enabled Web sites. The acquisition was accounted for using the purchase method of accounting. The excess purchase price of approximately $3.5 million was allocated to acquired technology and is being amortized over a three-year life.

     On November 12, 1999, we acquired SpeedyClick, Corp. ("SpeedyClick"), a California corporation that maintained an Internet Web site that focused on entertainment and interactivity. In March 2001, we shut down the operations and wrote-off the remaining intangible assets.

     On December 3, 1999, we acquired Cortix, Inc. ("Cortix"), an Arizona corporation, that provided comparison shopping services including online reviews and ratings for commerce-oriented businesses, merchants and products. In December 2000, we shut down the operations and wrote-off the remaining intangible assets.

     On December 17, 1999, we acquired WebCentric Inc. ("WebCentric"), a Kansas corporation, that developed e-commerce integration technology and applications, including a comparison shopping engine that allowed consumers to search and compare the products and services of several leading Internet merchants. In December 2000, we shut down the operations and wrote-off the remaining intangible.

     On January 13, 2000, we acquired Pronet Enterprises Ltd. ("Pronet"), a Canadian company, that operated a business-to-business portal and marketplace that aggregates businesses that seek to transact with one another. In January 2001, we revised our estimated useful life for these assets and amortized the remaining carrying value of Pronet over the first six months of 2001.

     On January 18, 2000, we acquired AXC Corporation ("AXC"), a Washington corporation, that provided e-commerce consulting services to businesses. In December 2000, we shut down the operations and wrote-off the remaining intangible assets.

     On April 11, 2000, we acquired FreeMerchant.com, Inc. ("FreeMerchant"), a Delaware corporation, that developed online store-builder technology for small- to medium-sized merchants who seek a low-cost point of entry e-commerce and provides hosting services to those merchants.

     On June 2, 2000, we acquired Ubarter.com Inc. ("Ubarter"), a business-to-business e-commerce enterprise, which utilizes the Ubarter Dollar as payment for products and services by its member businesses over its proprietary barter exchange system. In February 2001, we sold the Canadian-based operations of Ubarter and in June 2001, we sold the US-based operations.

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

     On August 24, 2000, we acquired Ivebeengood.com, d.b.a. UberWorks ("UberWorks"), that was a developer of multi-merchant e-commerce purchasing tools and universal shopping cart technology. In March 2001, we abandoned the technology and wrote-off the remaining intangible assets.

     On December 8, 2000, we acquired ePackets.Net, Inc. ("ePackets"), a provider of permission-based one-to-one email solutions. In March 2001, we shut down the operations and wrote-off the remaining intangible assets.

     On December 22, 2000, we acquired  Internet Domain  Registrars  Corporation
("IDR"),  a  domain  name   infrastructure   company.  In  June  2001,  we  sold
substantially all of the assets and liabilities of IDR.

Results of Operations

     First Six Months of 2001 Compared to First Six Months of 2000

     Revenues. Total revenues for the six months ended June 30, 2001 were $16.4 million compared to $45.6 million in 2000. The decrease was due primarily to the shutdown of ShopNow.com, the elimination of product sales, and the sale of IDR, GO and Ubarter Canada and USA. Revenue from continuing business units during the six- months ending June 30, 2001 was $3.2 million compared to $391,000 during 2000.

     Cost of Revenues. The Cost of revenues for the six months ended June 30, 2001, was $4.2 million compared to $23.2 million in 2000. The decrease in cost of revenues was directly attributable to the decrease in revenues during the same period and due to the shutdown of ShopNow.com, the elimination of product sales, and the sale of IDR, GO and Ubarter Canada and USA, which were all low profit margin operations.

     Gross Profit. Gross profit for the six months ended June 30, 2001, was $12.1 million compared to $22.4 million in 2000. As a percent of revenues, our gross margins were 74.1% compared to 49.1% in 2000. This increase in gross profit percentage was due primarily to the shutdown of ShopNow.com, the elimination of product sales, and the sale of IDR, GO and Ubarter Canada and USA, which were all low profit margin operations.

     Sales and Marketing. Sales and marketing expenses consist primarily of costs associated with marketing programs such as advertising and public relations, as well as salaries and commissions. Sales and marketing expenses for the six months ended June 30, 2001 were $24.1 million compared to $46.1 million in 2000. The decrease was due primarily to elimination of nationwide television, radio and print advertising during the first six months of 2001, as well as eliminating the acquisitions of traffic for our Consumer Network.

     Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products and services, the enhancement of existing products and services, and the performance of quality assurance and documentation activities. Research and development expenses for the six months ended June 30, 2001 were $7.4 million compared to $9.4 million in 2000.

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

     General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses for the six months ended June 30, 2001 were $7.2 million compared to $6.6 million in 2000.

     Amortization of Intangible Assets. Amortization of intangible assets resulting from acquisitions is primarily related to the amortization of customer lists, domain names, acquired technology, proprietary concepts, assembled workforce and goodwill. Amortization of intangible assets expense for the six months ended June 30, 2001 was $23.3 million compared to $31.8 million in 2000. This decrease was due primarily to the decrease in intangible assets and related amortization expenses from the sale of businesses and the write-down of intangible assets. Intangible assets acquired in business combinations are amortized over a three-year period.

     Stock-Based Compensation. Stock-based compensation expense is related to the amortization of deferred compensation resulting from stock option grants to employees with an option exercise price below the estimated fair market value of our common stock as of the date of grant. Stock-based compensation expense for six months ended June 30, 2001 was $1.3 million compared to $3.1 million in 2000. The amount of deferred compensation resulting from these grants is generally amortized over a one to three-year vesting period. As of June 30, 2001, we have $5.2 million of deferred compensation to be amortized over future periods.

     Restructuring and Other Impairment Charges. Restructuring and impairment charges in the six months ended June 30, 2001 were $62.1 million. During the six months ended June 30, 2001, we continued our restructuring efforts, which commenced in December 2000. The restructuring included the shutdown of SpeedyClick, the sales of Ubarter Canada and USA, Go Software, and Internet Domain Registrars which resulted in a net gain of 3.3 million, the lay off of 245 employees, which resulted in severance and related payroll charges of $580,000, the write-off of impaired goodwill and intangible assets of $55.0 million, and of tenant improvements, fixed assets, software and supporting technologies and infrastructure related to businesses that were shut down of $13.1 million.

     Impairment of Certain Long-Lived Assets. As part of the restructuring, we determined that goodwill and intangible assets associated with acquired businesses had a carrying value in excess of the potential sales value of the business units - including Ubarter USA, Go Software, and Internet Domain Registrars. As a result, we recognized an impairment charge of $43.1 million during the six months ended June 30, 2001. There were no such charges for the comparable periods last year.

     Unusual Item - Settlement of Claim. In April 2001, we settled potential claims held by Mr. Dwayne Walker, the Company's Chairman, Chief Executive Officer and President, against us arising from the withdrawal of Mr. Walker's shares of our common stock from our secondary public offering completed in February 2000. There were no such settlements in the comparable periods of 2000.

     (Loss) Gain on Sale of Marketable Equity Securities. Loss on sale of marketable equity securities for the six months ended June 30, 2001 was $150,000 compared to gains of $1.4 million in 2000.

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

     Interest Income. Interest income is earned on our cash and cash equivalents and short-term investments. Interest income for the six-months ended June 30, 2001 was $623,000 compared to $2.9 million in 2000. Interest income decreased for the six months ended June 30, 2001 due to a decrease in our cash equivalents and short-term investments.

     Interest Expense. Interest expense is incurred on our outstanding debt obligations and the accretion of our convertible promissory note. Interest expense for the six months ended June 30, 2001 was $5.5 million compared to $901,000 in 2000. Interest expense increased for the six months ended June 30, 2001 due to the accretion of the convertible promissory note.

     Impairment of Cost-Basis Investments. We determined that certain of our cost-basis investments were permanently impaired to between 50% and 100% of their historical values. As a result, we recognized an impairment charge of $18.8 million during the six-months ended June 30, 2001. There was no such charge for the comparable periods in 2000.

     Income Tax Benefit. The income tax benefit resulted principally from reductions of deferred tax liabilities created as a result of business combinations. There was no income tax benefit for the six-months ended June 30, 2001 compared to a benefit of $23.6 million in 2000. We have not paid nor have we received refunds for federal income taxes and we do not expect to pay income taxes in the foreseeable future.

     Extraordinary   Gain.  We  negotiated  with  various  creditors  to  settle liabilities for less than the recorded invoices. These settlements resulted in a gain of approximately $9.0 million.

     Net Income (Loss). Net loss for the six-month period ended June 30, 2001 was $175.8 million compared to a net loss of $47.9 million in 2000. The net loss for the six-month period ended June 30, 2001 was due primarily to impairment charges related to cost-basis investments and intangible assets and restructuring charges related to closure of business units. We expect to incur additional net losses in 2001.

Comparison of Years Ended December 31, 2000 And 1999

Revenues

Consumer and Business Networks. Revenues from our consumer and business networks for the year ended December 31, 2000 were $88.2 million compared to $25.8 million for the year ended December 31, 1999. The increase was due primarily to the expansion of our networks and increased demand for our services. We continued to experience growth in our business and merchant listings, consumer traffic and affiliate and syndication shopping sites, which resulted in increased fees from licensing, transaction processing, business services, online direct marketing and advertising. The BuySoftware.com portion of revenues for the year ended December 31, 1999 was $9.9 million.

Services. Revenues for services for the year ended December 31, 2000 were $18.0 million compared to $11.1 million for the year ended December 31, 1999. The increase was due primarily to the contribution of service revenues from AXC, which we acquired in January 2000.

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

Cost of Revenues and Gross Profit

Consumer and Business Networks. The cost of revenues for the consumer and business networks for the year ended December 31, 2000 was $43.7 million compared to $20.2 million for the year ended December 31, 1999. The increase in our cost of revenues was directly attributable to the increase in revenues during the same period from the networks. The BuySoftware.com portion of cost of revenues for the year ended December 31, 1999 was $11.2 million.

Services. The cost of revenues for services for the year ended December 31, 2000 was $10.3 million compared to $7.2 million for the year ended December 31, 1999. The increase in our cost of revenues was attributable primarily to the operations of AXC, which we acquired in January 2000.

Unusual Item. The unusual item in cost of revenues for the year ended December 31, 2000 consisted of a $5.3 million write down of a prepaid distribution agreement with Inktomi. Through September 30, 2000, the Company had recognized approximately $400,000 in revenues from this distribution agreement. Based on this sales history, management determined that the Company would not recover the remaining value of the prepaid fee before the 12-month period expired. There were no such items recognized in prior periods.

Gross Profit. Gross profit for the year ended December 31, 2000, before recognition of the unusual item was $52.1 million compared to $9.6 million for the year ended December 31, 1999. As a percent of revenues, our gross profit before the unusual item was 49.1% compared to 26.0% for the year ended December 31, 1999. This increase in gross profit percentage was due primarily to the increase in higher-margin revenues during 2000, while decreasing our concentration of revenues from product sales to shoppers, which historically has contributed only flat or negative gross profits. Gross profit for the year ended December 31, 2000 inclusive of the $5.3 million unusual item described above was 44.1%.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist primarily of costs associated with marketing programs such as advertising and public relations, as well as salaries and commissions. Sales and marketing expenses for the year ended December 31, 2000 were $95.5 million compared to $55.1 million for the year ended December 31, 1999. The increase was due primarily to increased spending as a result of our expansion of the Network Commerce Consumer Network and our launch and expansion of the Network Commerce Business Network, both of which resulted in additional personnel and nationwide television, print, radio and online advertisements.

Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products and services, the enhancement of existing products and services, and the performance of quality assurance and documentation activities. Research and development expenses for the year ended December 31, 2000 were $24.2 million compared to $8.9 million for the year ended December 31, 1999. The increase was due primarily to the development and enhancement of our technology platform, as well as to an increase in technology personnel. These employees focus on developing our technology platform as well as building the overall infrastructure that supports the Network Commerce Consumer Network and the Network Commerce Business Network.


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

General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses for the year ended December 31, 2000 were $14.0 million compared to $8.3 million for the year ended December 31, 1999. The increase was due primarily to an increase in personnel from internal growth and acquisitions.

Amortization of Intangible Assets. Amortization of intangible assets resulting from acquisitions is primarily related to the amortization of customer lists, domain names, acquired technology, proprietary concepts, assembled workforce and goodwill. Amortization of intangible assets expense for the year ended December 31, 2000 was $80.5 million compared to $8.8 million for the year ended December 31, 1999. This increase was due primarily to the increase in intangible assets and related amortization expenses from business acquisitions completed during 1999 and 2000 described above. Intangible assets acquired in business combinations are amortized over a three-year period. The Company's restructuring plans in 2000 and 2001 resulted in the shutdown of operations and the write-off of remaining intangible assets of HagginGroup, AXC, WebCentrix (Bottomdollar.com), Cortix, Ivebeengood.com (d.b.a. UberWorks), ProNet, SpeedyClick, and the sale of Ubarter Canada.

Stock-Based Compensation. Stock-based compensation expense is related to the amortization of deferred compensation resulting from stock option grants to employees with an option exercise price below the estimated fair market value of our common stock as of the date of grant. Stock-based compensation expense for the year ended December 31, 2000 was $6.2 million compared to $7.2 million for the year ended December 31, 1999. The amount of deferred compensation resulting from these grants is generally amortized over a one- to three-year vesting period. As of December 31, 2000, we have recognized $7.8 million of deferred compensation to be amortized over future periods at approximately $650,000 per quarter for the next twelve quarters. In December 2000, the Company granted options to purchase 302,053 shares to Company executives and employees at a price of $11.70 per share vesting over 4 years. In April 2001, the Company repriced these options to a price of $1.35 per share. Also, the Company offered a voluntary stock option exchange program to its employees. The plan allows employees, if they so choose, to exchange any three options for one option priced at $1.35 per share and vesting quarterly over the next four quarters. The stock option repricing and voluntary stock option exchange program will result in variable accounting treatment for these stock options. Variable accounting treatment will result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for the Company's common stock.

Impairment of Certain Long-Lived Assets. During the fourth quarter of 2000, we launched a new user interface and back-end management system for the Ubarter.com merchant exchange, and executed various marketing efforts to promote the new system. These efforts did not stimulate growth in the Ubarter economy as expected, which led to a revision in our original forecasts and projections for Ubarter. These revised forecasts indicated that future expected cash flows from this business unit were less than the carrying value of its intangible assets, thus triggering an impairment event in December 2000. At that time, the carrying value of Ubarter's intangible assets including goodwill was $51.6 million. Based on recent comparable sales of other barter exchange systems, we determined the fair value of Ubarter.com to be approximately $5.0 million. As a result, we recognized an impairment charge of $46.6 million in December 2000. There were no such charges during 1999. In March 2001, we sold Ubarter Canada for approximately $750,000 resulting in a loss on disposal of approximately $2.3 million.


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Restructuring and Other Impairment  Charges.  During the fourth quarter of 2000, we recognized restructuring and impairment charges of $64.9 million, which included $48.3 million of impaired intangible assets and goodwill as well as $16.6 million of tenant improvements, fixed assets, software and supporting technologies and infrastructure related to previously acquired businesses that were shut down. We restructured the business to focus more resources on our
technology   infrastructure  and  services   business.   As  a  result  of  this
restructuring, we closed offices in San Francisco, Phoenix and Wichita. Charges relating to employee severance and benefits for terminated employees were $235,000, of which $170,000 had been paid as of December 31, 2000 and the remainder was paid early in the first quarter of 2001. There were no such charges for the year ended December 31, 1999.

Nonoperating Items and Net Loss

Gain on Sale of Investments. Gain on sale of investments occurs when we sell certain of our investments in marketable equity securities and/or our cost-basis investments for cash proceeds in excess of our cost-basis in these investments at the time of sale. Gains recognized for the year ended December 31, 2000 were $5.7 million compared to $2.9 million for the year ended December 31, 1999.

Interest Income. Interest income consists of interest income earned on our cash, restricted cash, cash equivalents and short-term investments. Interest income for the year ended December 31, 2000 was $5.2 million compared to $1.4 million for the year ended December 31, 1999. Interest income increased for the year ended December 31, 2000 due to the increase in our cash equivalents and short-term investments realized from completion of our initial and supplemental public offerings of common stock.

Interest Expense. Interest expense consists of interest costs incurred on our outstanding debt obligations. Interest expense for the year ended December 31, 2000 was $4.7 million compared to $1.5 million for the year ended December 31, 1999. Interest expense increased for the year ended December 31, 2000 due primarily to the increase in our line of credit during 2000, which at year end had an outstanding balance of $10.1 million compared to $0 as of December 31, 2000 and 1999, respectively.

Impairment of Marketable Equity Securities and Cost-Basis Investments. During the second half of 2000, we determined that certain of our marketable equity securities and cost-basis investments were permanently impaired relative to their historical values. As a result, we recognized an impairment charge of $32.3 million. There were no such charges in 1999.

Income Tax Benefit. The income tax benefit resulted principally from reductions of deferred tax liabilities created as a result of business combinations. Income tax benefit for the year ended December 31, 2000 was $49.2 million. We did not realize any income tax benefits during the year ended December 31, 1999. If we continue to consummate additional business combinations that result in the recognition of deferred taxes, we may incur additional tax deferred tax benefits. We have not paid nor have we received refunds for federal income taxes.

Net Loss. Net loss for the year ended December 31, 2000 was $262.0 million compared to $75.9 million for the year ended December 31, 1999. This increase was due primarily to an increase in our operating expenses, increase in amortization of intangible assets relating to acquisitions, impairment of certain long-lived assets, restructuring and other impairment charges and impairment of marketable equity securities and cost-basis investments, partially offset by our increase in gross profit and income tax benefit during the year ended December 31, 2000.


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Comparison Of Years Ended December 31, 1999 And 1998

Revenues

Consumer and Business Networks. Revenues for consumer and business networks for the year ended December 31, 1999 were $25.8 million compared to $4.2 million for the year ended December 1998. During 1999, we continued to experience growth in our business and merchant listings, consumer traffic and affiliate and syndication shopping sites, which resulted in increased fees from licensing, transaction processing, business services, online direct marketing and advertising, exclusive of BuySoftware.com. The BuySoftware.com portion of revenues for the year ended December 31, 1999 was $9.9 million compared to $4.5 million for the year ended December 31, 1998.

Services. Revenues for services for the year ended December 31, 1999 were $11.1 million compared to $2.9 million for the year ended December 31, 1998. The increase was due primarily to increased demand for merchant services, including those services provided by Media Assets Inc., which we acquired in September of 1998.

Cost of Revenues and Gross Profit

Consumer and Business Networks. The cost of revenues for the consumer and business networks for the year ended December 31, 1999 was $20.2 million compared to $4.5 million for the year ended December 31, 1998. The increase in these cost of revenues, exclusive of BuySoftware.com, was due primarily to increased merchandising revenues and product sales from the ShopNow.com marketplace. The BuySoftware.com portion of cost of revenues for the year ended December 31, 1999 was $11.2 million compared to $4.5 million for the year ended December 31, 1998.

Services. The cost of revenues for services for the year ended December 31, 2000 was $7.2 million compared to $1.4 million for the year ended December 31, 1999. The increase in our services cost of revenues was due primarily to increased demand for merchant services, including those services provided by Media Assets, Inc.

Gross Profit. Gross profit for the year ended December 31, 1999 was $9.6 million, compared to a gross profit of $1.3 million for the year ended December 31, 1998. This increase in gross profit was due primarily to the increase in revenues from advertising and merchandising over the Consumer and Business Networks and from services, which contribute greater gross profits than revenues generated on the sales of products from the ShopNow.com marketplace.
Discontinuing the BuySoftware.com business in June 1999 also had a positive effect on our overall gross profit. The BuySoftware.com business had historically operated with minimal or negative gross profits.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist primarily of costs associated with marketing programs such as advertising and public relations, as well as salaries and commissions. Sales and marketing expenses for the year ended December 31, 1999 were $55.1 million compared to $12.2 million for the year ended December 31, 1998. This increase was due primarily to increased spending as a result of the expansion of our merchant services and of the ShopNow marketplace, including additional personnel and nationwide print, radio and television advertisements.


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Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products and services, the enhancement of existing products and services, and the performance of quality assurance and documentation activities. Research and development expenses for the year ended December 31, 1999 were $8.9 million, compared to $4.4 million for the year ended December 31, 1998. This increase was due primarily to the development and enhancement of our technology platform and to an increase in technology personnel. These employees focus on developing our technology platform as well as building the overall infrastructure that supports our merchant services and the ShopNow marketplace.

General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. General and administrative expenses for the year ended December 31, 1999 were $8.3 million, compared to $3.5 million for the year ended December 31, 1998. This increase was due primarily to an increase in personnel from internal growth and acquisitions. In September 1999, we settled a lawsuit brought by a party with whom we had entered into a contract. As a result of the terms of this settlement, in the quarter ended September 30, 1999, we recognized additional general and administrative expenses in the amount of $1.5 million.

Amortization of Intangible Assets. Amortization of intangible assets resulting from acquisitions is primarily related to the amortization of customer lists, domain names, acquired technology, proprietary concepts and goodwill. Amortization of intangible assets expense for the year ended December 31, 1999 was $8.8 million, compared to $730,000 for the year ended December 31, 1998. This increase was due primarily to the increase in intangible assets and related amortization expenses from business acquisitions completed during 1999.

Stock-Based Compensation. Stock-based compensation expense is related to the amortization of deferred compensation resulting from stock option grants to employees with an option exercise price below the estimated fair market value of our common stock as of the date of grant. Stock-based compensation expense for the year ended December 31, 1999 was $7.2 million, compared to $182,000 for the year ended December 31, 1998. The amount of deferred compensation resulting from these grants is generally amortized over a three-year vesting period. During the fourth quarter of 1999, the contingent performance criteria relating to a stock option grant of 310,000 shares of the Company's common stock with an exercise price of $4.00 were satisfied. Accordingly, a stock-based compensation charge of approximately $3.3 million was recognized in the fourth quarter of 1999.

Restructuring and other Impairment Charges. In June 1998, we acquired e-Warehouse and CyberTrust with the intent of integrating the acquired technologies with our own e-commerce product and service offerings. The amount we paid for these acquisitions was $5.4 million. We did not utilize the acquired technologies and determined that they had no alternative future use or value to us, as our technology platform provided superior functionality. As a result, we wrote off $5.2 million of the purchase price during the fourth quarter of 1998. There were no such charges recognized during 1999.


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Nonoperating Items and Net Loss

Gain on Sale of Investments. Gain on sale of investments occurs when we sell certain of our investments in marketable equity securities and/or our cost-basis investments for cash proceeds in excess of our cost-basis in these investments at the time of sale. The gains recognized during 1999 were primarily the result of the sale of our investment in 110,000 shares of common stock of FreeShop.com in the fourth quarter of 1999. There were no gains on sales of marketable equity securities in 1998.

Interest Income. Interest income consists primarily of interest income on cash, restricted cash, cash equivalents and short-term investments. Interest income for the year ended December 31, 1999 was $1.4 million, compared to $382,000 for the year ended December 31, 1998. Interest income in 1999 increased due to the increase in our cash equivalents and short-term investments realized from our initial public offering, which was completed in September 1999.

Interest Expense. Interest expense consists primarily of interest expense on our outstanding debt obligations. Interest expense for the year ended December 31, 1999 was $1.5 million, compared to $211,000 for the year ended December 31, 1998. The increase in interest expense was due to the additional interest charges from our notes and leases payable, as well as the amortization of debt financing costs incurred during 1999.

Net Loss. Net loss for the year ended December 31, 1999 was $75.9 million, compared to a net loss of $24.7 million for the year ended December 31, 1998. This increase was due primarily to an increase in our operating expenses, most significantly sales and marketing expenses, partially offset by our increase in gross profit during the same period.

Liquidity and Capital Resources

     Since inception, we have experienced net losses and negative cash flows from operations. As of June 30, 2001, we had an accumulated deficit of $543.1 million. We have financed our activities largely through issuances of common and preferred stock, from the issuance of short- and long-term obligations and from capital leasing transactions for certain of our fixed asset purchases. Through June 30, 2001, our aggregate net proceeds have been $272.2 million from issuing equity securities and $52.3 million from issuing debt securities. As of June 30, 2001, we had $8.7 million in cash, cash equivalents and short-term investments, of which $442,000 of such amounts is characterized as restricted cash to secure our obligations under certain letters of credit. As of June 30, 2001, we had $3.8 million in marketable equity securities.

     Net cash used in operating activities was $50.9 million, $92.5 million and $28.1 million for years ended December 31, 1999 and 2000 and for the six months ended June 30, 2001.

     Net cash used in investing activities was $79.1 million and $37.0 million year ended December 31, 1999 and 2000 and net cash provided by investing activities of $36.4 million for the six months ended June 30, 2001. Net cash used in investing activity during the years ended December 31, 1999 and 2000 was primarily for the purchases of property and equipment and acquisition of investments in equity and short-term investment. Net cash provided by investing activities during the six months ended June 30, 2001, resulted primarily from the sale of short-term investments.

     Net cash provided by financing activities was $130.8 million and $130.5 million for the year ended December 31, 1999 and 2000 and net cash used in financing activities was $14.1 million for the six months ended June 30, 2001. Net cash provided by financing activities during the years ended December 31, 1999 and 2000, resulted primarily from the issuance of preferred and common stock and debt financings. Net cash used in financing activities during the six months ended June 30, 2001, was primarily due to repayment of debt financings.

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

     In March 1999, we entered into a loan and security agreement with a financial institution for a term loan and line of credit. In May 1999, the agreement was amended and restated to allow us to borrow up to $8.5 million at any one time, consisting of a $3.5 million term loan ("term loan"), a $4.0 million bridge loan and a line of credit of up to $2.5 million. On May 10, 2001, we repaid our obligation under the loan and security agreement. The obligation was repaid with the cash that had been restricted for this purpose.

     On May 19, 2000, we entered into a credit agreement with a commercial bank, with a maximum commitment amount of $15.0 million to finance the purchase of equipment, software and tenant improvements. On April 2, 2001, we repaid the obligation under this credit agreement. The obligation was repaid with the cash that had been restricted for this purpose.

     On September 28, 2000, we sold $20.0 million of convertible notes and warrants to Capital Ventures International ("CVI"), a private institution. The notes have a one-year term. The original conversion price for the notes was 95% of the average closing bid price of our common stock during a 20-day trading period prior to the conversion date (which automatically occurs upon the effectiveness of a registration statement filed with the Securities and Exchange Commission), subject to a maximum conversion price of the lower of our common stock's closing bid price the day prior to closing or $112.50 per share. On October 26, 2000, we filed a registration statement on Form S-3 with the Securities and Exchange Commission, which was declared effective on December 4, 2000. Also at closing, we issued warrants to purchase 270,043 shares of our common stock to the private institution at an exercise price of $155.55 per share. The warrants are immediately exercisable and expire five years from closing. Immediately after the effective date, $5.0 million of the notes were converted into common stock. The terms of the notes were also amended such that the conversion price was set at $25.20 per share. In May 2001, $4.0 million of the notes were converted into common stock. As of June 30, 2001, the notes were valued at $9.7 million. Under the terms of the agreement, the notes can be called by the holder if we were to be delisted from the NASDAQ stock exchange.

     On April 3, 2001, we received a notice of default from CVI for an alleged violation of certain provisions of Article VI of the Convertible Notes relating to the breach of certain negative financial covenants contained in the Company's Credit Agreement with Imperial Bank and the breach by us of certain material terms of the Securities Purchase Agreement dated as of September 28, 2000. The notice of default demanded that we redeem the Convertible Notes on or before April 9, 2001 for an amount equal to $17.25 million, which amount represents 115% of the aggregate principal amount of the remaining Convertible Notes. We responded to the notice of default on April 4, 2001 and denied that an event of default occurred under the Notes. If we become insolvent or enter into a liquidation proceeding, after payment to our creditors there is likely to be insufficient assets remaining for any distribution to shareholders.

     On July 25, 2001, we restructured the $20 million convertible notes, with a face value of $11 million and all warrants, with a payment of $2.2 million in cash and issuance of a $1.5 million non-interest bearing convertible promissory note (the "Settlement Note"). The Settlement Note will be due in 18 months and is convertible, at any time, into common stock at an exercise price of $2.00 per share at the option of the holder. Additionally, the restructuring eliminates any event of default under the prior convertible notes. However, if the Company were found to be in default of the Settlement Note and if the default is not cured, or waived by CVI, CVI could seek remedies against the Company, which may include penalty rates of interest, immediate repayment of the debt and the filing of an involuntary petition in bankruptcy. Under such circumstances, we may have no alternative but to file a petition in bankruptcy. Additionally, CVI did not release its claim against the Company, certain current and former officers and directors for the alleged security violations and for fraudulent

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

inducement. CVI agreed not to assert a claim in excess of the principal amount of $20 million less any value received pursuant to the Settlement Agreement. The Company is vigorously defending against these claims. Nevertheless, an unfavorable resolution of these claims could have a material adverse effect on the Company in one or more future periods.

     On July 10, 2001, we entered into a Common Stock Purchase Agreement ("Agreement") with Cody Holdings Inc. ("Investor") to provide us with up to $18 million in equity financing ("Equity Line"). Under the Agreement, we will have the right, but not the obligation during the 18-month term of the Agreement, to obtain equity financing through the issuance of common stock to the Investor in a series of periodic draw downs at a discount to the market price at the time of sale to the Investor. The shares of common stock may be sold to the Investor during this period at times and in amounts, subject to certain minimum and maximum volumes, determined at our discretion. The amount, if any, of capital draw down from this equity line may not be adequate to fund our operation. There is also risk that this equity draw down may never occur. If we choose to draw down on the Equity Line, we will use the proceeds of the financing for general corporate purposes. We are required to file with the SEC a registration statement to effect the registration of these shares prior to drawing on this equity line. There can be no assurance that such registration statement will be declared effective.

     In connection with the Equity Line, we also issued to the Investor a warrant to purchase up to 350,000 shares of the common stock at an exercise price of $0.57 per share ("Warrants"). The Warrants have a term of five years and the exercise price of the Warrants is subject to antidilution adjustments. We also issued warrants to purchase 350,000 shares of the common stock at an exercise price of $0.57 per share to a placement agent, and certain of its affiliates, as a finder's fee ("Placement Agent Warrants"). The Placement Agent Warrants also have a term of five years. The Warrant and the Placement Agent Warrants and the common stock issuable upon the exercise of such warrants were not registered under the Securities Act of 1933, and were granted pursuant to an exemption set forth in Section 4(2) thereunder.

     We believe that our cash reserves and cash flows from operations will be adequate to fund our operations through September 2001. Consequently, we will require substantial additional funds to continue to operate our business beyond that period. Many companies in the Internet industry have experienced difficulty raising additional financing in recent months. Additional financing may not be available to us on favorable terms or at all. Even if additional financing is available, we may be required to obtain the consent of our existing lenders, which we may not be able to obtain. If additional financing is not available to us we may need to dramatically change our business plan, sell or merge our business, or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing stockholders and our issuance of debt securities could increase the risk or perceived risk of our Company. Our future capital requirements depend upon many factors, including, but not limited to:

o    the level of revenues in 2001, which we expect to decline from 2000 levels;

o    the rate at which we are able to reduce expense levels;

o the extent to which we develop and upgrade our technology and data network infrastructure;

o the occurrence, timing, size and success of any asset dispositions in which we may engage;

o the scope and success of our restructuring efforts, including reductions in our workforce;

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


o    the scope and degree of market recovery and performance; and

o the scope and degree of acceptance of our products and services by our target customers.

Our plans for financing may include, but are not limited to, the following:

o    engaging a financial advisor to explore strategic  alternatives,  which may
     include  a  merger,   additional   asset  sales,   or  another   comparable
     transaction;

o raising additional capital to fund continuing operations by private placements of equity and/or debt securities or through the establishment of other funding facilities; and

o forming a joint venture with a strategic partner or partners to provide additional capital resources to fund operations.

Recent Accounting Pronouncements

     In June 1998, the FASB issued Statement of Financial  Accounting  Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards that require derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value. The statement requires that changes in the derivative's fair value be recognized currently in operations unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statements of operations, and requires that a company must formally document, designate, and assess the effectiveness of transactions that are subject to hedge accounting. Pursuant to SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133 - an Amendment to FASB Statement No. 133," the effective date of SFAS No. 133 has been deferred until fiscal years beginning after January 15, 2000. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1998 (and, at a company's election, before January 1, 1999). The impact of adopting SFAS No. 133 is not material on our financial statements. However, the statement could increase volatility in our consolidated statements of operations and other comprehensive income.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 establishes accounting and reporting standards for business combinations to use the purchase method. The effective date of SFAS No. 141 is June 30, 2001. The Company impact of adopting SFAS No. 141 is not material on the financial statements. Additionally, all acquisitions by the Company have been accounted for using the purchase method.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. The statement eliminates the amortization of goodwill over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. SFAS No. 142 is effective for fiscal years beginning after December 14, 2001.

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


                                    BUSINESS

Overview and General Development of Business

     Established in 1994, Network Commerce Inc. is a technology infrastructure and services company. We provide a comprehensive technology and services platform including domain registration services, hosting and commerce services, and online marketing services. Network Commerce is headquartered in Seattle, Washington. In May 2000, we changed our name from "ShopNow.com Inc." to "Network Commerce Inc." to better reflect our position as a leading provider of technology infrastructure and online business services.

Financial Information About Industry Segments

     A summary of net sales to unaffiliated customers, operating earnings (for fiscal year ended December 31, 2000 only) and identifiable assets attributable to our business segments for fiscal years 1998, 1999 and 2000 is incorporated by reference herein by reference to Note 17 of our Consolidated Financial Statements for the year ended December 31, 2000.

Industry Background

Rapid Growth of The Internet

     The Internet has grown in less than a decade from a limited research tool into a global network consisting of millions of computers; and users. International Data Corporation, or IDC, estimates that at the end of 2000 there were more than 121 million Web users in the United States and more than 337 million Web users worldwide, and that by the end of 2003 the number of Web users will increase to 177 million in the United States and to more than 502 million worldwide. The Internet has also become an increasingly important tool for small businesses. There are more than 25 million small businesses (businesses with fewer than 100 employees) in the United States, comprising 95% of all businesses. By 2001, of those 25 million, more than 4 million will use the Internet to grow and manage their businesses online.

     The Internet itself, with more than three billion pages, is growing at a rate of five million pages per day. Presently more than 35 million domain names have been registered worldwide, 69% in the US alone. Each week, more than 360,000 new domain names are registered. By 2003, it is expected that 160 million domains will be registered worldwide.

Challenges to Conducting Business Over The Internet

     Businesses, merchants, and individuals are increasingly finding that they need an online presence to take advantage of the rapid growth and benefits of the Internet. To conduct business online effectively and efficiently, however, businesses and merchants must address a number of challenges:

     Establishing A Presence On The Internet. Businesses and individuals must be able to easily and cost-effectively establish a presence on the Internet. Especially for very small businesses, the benefits must outweigh the costs, which include domain name registration to hosting to building a Web site.

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     Building And Maintaining An Online Presence.  Businesses and merchants must design and implement the look and feel of their online stores and custom Web sites in a way that provides a rich, easy-to-use and generally satisfying end-user experience that fosters buying and repeat visits. Storefront design must promote the merchants' brands, identities and product information through the use of graphics, images and text content. Technologies and services must be easy to use and affordable to create a low-cost entry point to conducting commerce online.

     Targeting Customers Efficiently. Businesses must be able to have access to potential customers with the appropriate demographics to successfully promote their businesses.

     Visibility And Customer Acquisition. Merchants need to effectively communicate with their targeted online audience to maximize the number of visits to, and purchases from, their Web sites. Online merchants seeking to establish a brand and traditional merchants with established brands both need to create visibility online and to differentiate themselves from the significant number of competitors selling products and services on the Internet. Achieving widespread brand recognition and customer loyalty in a crowded market where consumers are inundated with Internet-related advertising requires a comprehensive and focused marketing strategy to reach the desired audience. These efforts require a broad range of both online and traditional marketing techniques, ranging from banner and hyperlink advertisements or e-mail communications to traditional methods, such as direct mail. In order to attract the highest number of desired online shoppers, merchants need to employ creative marketing solutions that position their products and services more effectively than those of their many competitors.

     Transaction Processing. Businesses and merchants must implement solutions that enable them to efficiently and effectively process orders once they are placed. Online transaction processing is complex and involves a number of elements including secure, dependable, automated real-time payment authorization, calculation of tax and shipping charges, order tracking and customer service. Online orders for physical goods must be transmitted to fulfillment centers, distributors or merchant-owned distribution centers for shipment of goods.

     In light of these challenges, businesses and merchants that choose to internally develop and maintain an Internet presence must invest a significant amount of capital and technical resources. Technology infrastructure evolves rapidly, necessitating timely implementation and upgrades. The lengthy and often cost-prohibitive nature of in-house development and maintenance has caused an increasing number of businesses and merchants to outsource some or all of their e-commerce capability development to third-party service providers. Outsourced solutions offer convenience and savings, but most service providers specialize in specific, limited aspects of an Internet merchant's business. Merchants who outsource their e-commerce capability development typically must devote significant technical expertise and other resources to coordinate multiple vendors and integrate various components.

     As technologies evolve and online businesses and merchants proliferate, small businesses and merchants have an increased need and demand for outsourced e-commerce solutions that seamlessly integrate every aspect of an online business from storefront development to marketing services, transaction processing and fulfillment.
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The Network Commerce Solution

     We provide a  comprehensive  technology  and  services  platform  including
domain  registration  services,   hosting  and  commerce  services,  and  online
marketing services.

     Key benefits of our solution include:

     A Suite of Technology and Services. We provide businesses and individuals with the ability to establish a presence on the Internet; we provide hosting services, commerce services, domain registration services and online marketing services to businesses.

     Access to Database of Customers. Through our Ehost.com, Freemerchant.com and NCIMarketing.com sites, we have established a database of customers which we can access to cross-promote our own products and services, or those of third-party customers.

     Comprehensive Technology Platform. We provide a flexible, scaleable technology platform from which we can tailor solutions to meet the changing needs of our customers. This technology provides merchants with a high level of reliability, 24 hours a day, 7 days a week.

Strategy

     Our goal is to be a leading provider of technology infrastructure and services for businesses. We plan to achieve this goal through the following strategies, which are dependent upon obtaining additional financing as discussed in the section of the document entitle "Risks Related to Our Business":

     Expand Technology Infrastructure and Services Offerings For Businesses. We plan to continue to add new features and functionality to our comprehensive technology and services packages, including expanding our domain registration and hosting services, our one-to-one marketing services, and our commerce and online business services.

     Domain Registration and Hosting. We plan to continue to expand our capabilities in these areas to include domain auctions, domain reselling, and the registration of new and multilingual top-level domains. We plan to continue to adopt new strategies to bridge our domain registration and hosting capabilities and encourage businesses and individuals who register domains to utilize our other technologies and services.

     Online Marketing. We plan to continue to increase our base of registered users and expand the profiles for each user in order to provide more highly targeted marketing services to customers of our online marketing solutions.

     Commerce Services and Business Services. We intend to continue to expand our offerings for businesses interested in building an online presence, conducting commerce online and hosting their business on the Internet.

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Our Products And Services

Technology Infrastructure And Services

     We provide a comprehensive technology and services platform, including:

     Domain Name Registration Services. Through e-Host.com, we combine reliable domain registration with industry, leading customer support services to deliver a highly efficient registration system for business customers and individuals. Through our relationship with an ICANN-accredited registrar, we facilitate the registration of top-level domains (.com, .net and .org) in different languages including English, Chinese, Japanese and Korean, as well as country domains such as .tv and .ws. Our services include real-time domain name search and registration, online account management, customer support and domain-related resources. We believe this service is a key point of entry for businesses and individuals on the Internet. We also offer global partner, referral partner and affiliate partner programs for resellers, which extend our reach in this area.

     Hosting Services. Network Commerce offers domain name and hosting packages for businesses and individuals wishing to establish an Internet presence. Standard features include account control panel, email POP/Webmail accounts, email aliases, Web site statistics and Secure Sockets Layer (SSL) servers. As part of our overall technology and services package, our hosting services provide small and medium-size businesses with an affordable way to get started online.

     Commerce and Payment Processing Services. Network Commerce operates an award-winning e-commerce technology and application service provider, FreeMerchant.com, offering e-commerce products and services to small businesses. This includes online store-builder technology, secure shopping cart, hosting and a variety of services that provide businesses with a low-cost entry point to e-commerce. Depending on the size of the business and its needs, we offer four membership packages with varying levels of products and services to manage and grow an online business. We believe our FreeMerchant.com is one of the most competitive services of its kind on the market today. For paid members of FreeMerchant.com, we have developed InternetMall.com, a marketplace where consumers can shop among and purchase products from our FreeMerchant members.

     We provide services to operate and maintain online stores on behalf of our listed merchants. We use data centers with redundant servers, 24-hour monitoring and support and high-speed Internet connections to provide customers with continuous e-commerce operations. We also provide merchants with detailed electronic and hard copy reports summarizing visits to and transactions made at their online stores.

     Online Marketing Services. Utilizing our various customer databases, we send emails for some third parties and in order to cross-promote our products and services. The lists are often demographically segmented, such as by gender, residential location, marital status, family size, occupation, income, Internet use habits, purchasing choices and patterns, and leisure activities and interests. The emails usually contain offers, alerts, news, or other information. We offer a full suite of solutions to clients with an a la carte option: develop email-relevant content, design clients' creative email format (Flash, HTML, text-only, etc.), provide targeted mailing lists, send email campaigns, and track results (open rates, click-throughs, response rates, purchase rates, etc). Our email lists were generated primarily through SpeedyClick.com, which was shutdown in March 2001. Accordingly, we will need to obtain new email addresses through other channels in the future.

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Customers

     The total number of businesses utilizing our technology was approximately 325,000, including members or customers of FreeMerchant, syndicate sites, business domain names registration and transaction processing.

Sales And Marketing

Sales

     Our sales strategy is designed to expand our business and consumer customers specifically through the increased acquisition of paying customers and through development of additional revenue opportunities by cross-selling and up-selling additional products and services to our existing customers. We sell our merchant services through online tools as well as through our direct and indirect sales force. Our direct sales organization targets businesses and merchants seeking our online products and services. These employees are currently located at our headquarters in Seattle, Washington. Our success in these areas will depend on our ability to cultivate larger and more highly targeted databases of customers and effectively leverage our network of global and affiliate partners.

Marketing

     We currently employ a variety of traditional and online marketing programs, business development and promotional activities as part of our marketing strategy. We place advertisements on high-profile third-party Web sites and on our own Web sites. We also rely on relationship marketing, including word-of-mouth advertising by merchants and shoppers, email marketing, indirect promotions by merchants with links to our Web sites and indirect advertising arising through use of our services. We believe that relationship marketing will continue to generate a substantial number of new merchant customers, which can then be utilized by prospective businesses wishing to reach our database through our one-to-one marketing services.

     To augment our online marketing efforts, we rely on public relations activities, attendance at industry trade shows and direct mail programs to increase awareness of our products and services and to generate additional sales. We intend to continue to participate in joint promotions using online and traditional advertising media.

Technology and Infrastructure

     Our products and online business services require the development and deployment of advanced technologies and methodologies. Consequently, we have invested heavily in licensing advanced technologies and in developing a core set of technologies. Our third-party vendors provide relational databases, such as Oracle and Microsoft SQL server, search technologies, ad servers, catalog engines and various back-end automation technologies. Our proprietary technologies include interfaces to customer order fulfillment and payment systems.

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     Our software runs on system  hardware that is hosted in house and leased at a third-party data center located in Seattle, Washington. This data center is connected to our headquarters in Seattle through a high-speed network. This data center, as well as the system hardware located at our headquarters, is connected to back-up generators to maintain uninterrupted electrical service and to the Internet through multiple Internet service providers to avoid connectivity problems. Our systems are redundant, and we maintain multiple clustered high-speed routers, multiple clustered load balancing hardware, multiple Web servers and multiple application and database servers. Data for our networks is stored on dedicated high-speed and redundant disk appliances that provide continuous access to the data even if individual disk drives, computers and power supplies fail. Data is backed up regularly and is stored off site at the third-party data centers to provide for data recovery in the event of a disaster. We employ extensive automated and manual monitoring to maintain a high level of network uptime.

     We believe that our future success will depend in part on our ability to license, develop and maintain advanced technologies.

Intellectual Property

     Intellectual property is critical to our success, and we rely upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect our proprietary rights and intellectual property. However, patent, trademark, copyright and trade secret protection may not be available in every country in which our products and services are distributed or made available. Our proprietary software, documentation and other written materials are provided limited protection by international and United States copyright laws. In addition, we protect our proprietary rights through the use of confidentiality and license agreements with employees, consultants and affiliates.

     We have been issued three United States patents in 2000 and 2001 and currently have five patent applications pending. Network Commerce currently relies on its own advertisement serving technology. Our ad serving technology collects and uses data derived from user activity on our Web sites and those of our merchants' customers that we maintain. This data is intended to be used for targeted marketing and predicting advertisement performance. Although we believe that we have the right to use such data, trade secret, copyright or other protection may not be available for such information or others may claim rights to such information.

Research and Development

     Our research and development efforts are directed toward improving the design and functionality of our online marketplaces, improving our network systems and enhancing the technology underlying the features of our e-commerce products and services. In 2000, our research and development resulted in the creation of infrastructure for our email marketing business, the creation of a flexible registration system and development of a data warehouse for analyzing visitor profiles. Research and development expenses were $4.4 million in 1998, $8.9 million in 1999 and $24.2 million in 2000.


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Competition

     The market for Internet technology infrastructure and online business services is intensely competitive, highly fragmented and rapidly changing. Barriers to entry are not significant and we expect competition to intensify in the future. Although we believe very few companies currently offer the range of technology and enabling solutions offered by Network Commerce, many companies offer alternatives to one or more of our products and services. These companies include Microsoft, InfoSpace, Inc., Yahoo!, Inc., Network Solutions, Register.com and many others.

     The number of companies providing products and online business services that compete with ours is large and increasing at a rapid rate. Many of our competitors and potential competitors have substantially greater financial, technical, marketing and other resources. We expect that additional companies which to date have not had a substantial commercial presence on the Internet or in our markets, will offer competing products and services. In addition, as the use of the Internet and online products and services increases, larger well-established and well-financed entities may continue to acquire, invest in or form joint ventures with portals and providers of Internet technology infrastructure and services, and existing portals and providers of technology infrastructure and services may continue to consolidate. Providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition we face.

Employees

     As of August 1, 2001, we had approximately 95 employees. We are not subject to any collective bargaining agreements.

Properties

     Our principal executive offices are located in Seattle, Washington, where we lease approximately 50,000 square feet under a lease that expires in August 2004. We lease additional space in various geographic locations for our servers. We also lease space in Savannah, Georgia; which was used for the operation of a subsidiary. We believe that our current facilities are adequate to meet our needs for the foreseeable future.

Legal Proceedings

     On October 6, 2000, Mall.com, Inc. filed suit against us. The suit was based on a contract between Mall.com and IveBeenGood.com, which we acquired in August 2000. The suit alleged that IveBeenGood.com breached a contract with Mall.com, breached a warranty given to Mall.com and committed fraud and negligent misrepresentation. Mall.com sought the return of cash and stock paid by Mall.com, attorneys' fees and costs, $1 million in direct damages, $15 million in compensatory damages and $32 million in punitive damages. The claims asserted by Mall.com, Inc. were acquired by Mall Acquisition Corp. On May 7, 2001, we entered into a Compromise and Settlement Agreement and Mutual General Release with Mall.com, Inc. and Mall Acquisition Corp. Pursuant to the settlement agreement, we paid Mall Acquisition Corp. the sum of $67,500, and Mall.com, Inc. and Mall Acquisition Corp. assigned to us any claims they may have against Trilogy, Inc., a former shareholder of IveBeenGood.com, Inc. In June 2001, the parties entered a final judgment of dismissal of the lawsuit that referred to the Compromise and Settlement Agreement.

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

     On December 20, 2000, Futurist Entertainment, Inc. ("Futurist") filed the following suit against us in the Los Angeles Superior Court: Futurist Entertainment, Inc. v. Network Commerce, Inc., Jackie Sutphin, SpeedyClick.com, Case No. BC242139. In the complaint Futurist alleged, among other things, breach of contract and business torts against the defendants relating to a Development and Website Agreement dated February 25, 2000 (the "Development Agreement") entered into between Futurist and Network Commerce. The website was to serve as the official website for the Jackson 5's upcoming album and world tour. Futurist alleged damages "in an amount yet to be ascertained, but in no event less than $4,400,000." On July 9, 2001, we entered into a Settlement Agreement with Futurist. Under the terms of the settlement, we entered into a mutual release of claims and the lawsuit was dismissed with prejudice.

     On May 10, 2001, Jan Sherman and other shareholders filed suit against us and Mr. Walker, our chairman, chief executive officer and president, alleging violations of federal securities laws. The lawsuit seeks unspecified damages and certification of a class consisting of purchasers of Network Commerce common stock during the period from September 28, 1999 through April 16, 2001. Subsequently, the following similar lawsuits were filed: Joseph Carreiro v. Network Commerce, Inc. and Dwayne M. Walker, C01-0767L (filed May 25, 2001); Stephen Leong v. Network Commerce, Inc. and Dwayne M. Walker, C01-0770L (filed May 25, 2001); Alan Danse, et al. v. Dwayne M. Walker and Network Commerce, Inc., C01-852L (filed June 7, 2001); James Lindsay v. Dwayne M. Walker and Network Commerce, Inc., C01-0918R (filed June 20, 2001); and Kelly Christianson
v. Dwayne M. Walker and Network Commerce, Inc., C01-1063L (filed July 11, 2001). Additionally, a class action lawsuit was filed July 16, 2001 in the U.S. District Court for the Southern District of California, David Breidenback v. Dwayne M. Walker and Network Commerce, Inc., Case No. '01 CV 1270 JM (NLS). We are vigorously defending these lawsuits. Nevertheless, an unfavorable resolution of these lawsuits could have a material adverse effect on us in one or more future periods.

     On May 22, 2001, Capital Ventures International ("CVI") filed suit against us and Mr. Walker, our chairman and chief executive officer and other past and current members of our board of directors alleging, among other things, a breach of the Securities Purchase Agreement dated September 28, 2000 entered into between CVI and Network Commerce Inc., fraudulent inducement and violations of certain federal securities laws. The lawsuit seeks unspecified damages and rescission. On July 25, 2001, we entered into a settlement agreement with CVI (the "Settlement Agreement") with respect to certain claims arising out of the Securities Purchase Agreement. As a result of the Settlement Agreement, we paid $2.2 million and delivered a $1.5 million promissory note (" the Settlement Note"). CVI agreed that, upon the payment of the $2.2 million and the delivery of the Settlement Note, the Company satisfied all of its past, present and future obligations to CVI under the Securities Purchase Agreement and all documents related to such Agreement other than the Registration Rights Agreement dated September 28, 2000. If we are found to be in default of the Settlement Note and if the default is not cured, or waived by CVI, CVI could seek remedies against us, which may include penalty rates of interest, immediate repayment of the debt and the filing of an involuntary petition in bankruptcy. Under such circumstances, we may have no alternative but to file a petition in bankruptcy. Notwithstanding the settlement, CVI did not release its claim against us, certain current and former officers and directors for the alleged security violations and for fraudulent inducement. We are vigorously defending against these claims. Nevertheless, an unfavorable resolution of these claims could have a material adverse effect on us in one or more future periods.

     From time to time we are, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. If we suffer an adverse judgment in any such legal proceeding or if we incur significant expenses to defend against such proceedings, it will likely have a material adverse effect on our results of operations and financial condition and could affect our ability to continue business as a going concern.

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                                   MANAGEMENT

Executive Officers and Directors

     The names, ages and positions of our executive officers and directors as of August 1, 2001 are listed below along with their business experience during the past five years.

      Name                       Age                Title
---------------------------- --------- ------------------------------------

Dwayne M. Walker                40     Chairman of the Board of Directors,
                                        Chief Executive Officer, President
                                        and Chief Operating Officer
N. Scott Dickson                39     Chief Financial Officer and Secretary
Sanjay Anand                    43     Chief Information Officer
Anne-Marie K. Savage            37     Executive Vice President
Stephen Smith                   42     Executive Vice President
David Lonsdale                  47     Director
Mark Terbeek                    30     Director
Christopher Fenner              35     Director

Dwayne M. Walker, age 40, has been our Chairman of the Board since March 1996, our Chief Executive Officer since August 1996, our President since April 2001 and a director since August 1995. Mr. Walker was our President from March 1996 to January 2000. From April 1995 to April 1996, he was President and Chief Executive Officer of Integra Technologies, a wireless communications company. From September 1989 to March 1995, he was a Director for Microsoft Windows NT and Networking Products and a General Manager of Microsoft Corporation, a software company.

N. Scott Dickson, age 39, has been the Chief Financial Officer and Secretary since July 2001. From April 2001 to July 2001, he was our controller. From September 1999 to January 2001, Mr. Dickson was the Controller and Secretary at MemeStreams. From August 1997 to April 1999, he was the Controller for SPL WorldGroup. From October 1996 to July 1997, he was vice president and corporate controller for NetSource Communications, and prior to that he was a vice president at Splash Studios. Mr. Dickson has a B.S. in accounting from Montana State University.

Sanjay Anand, age 43, has been an Executive Vice President and Chief Information Officer since April, 2001. Mr. Anand is charged with managing and operating the systems and network infrastructure for Network Commerce. From December 2000 to April 2001 he was our Senior Vice President - Information Technology. From March 2000 to December 2000 he was Vice President - Information Technology, and from February 1999 to March 2000 he was our Director of Information Technology. From November 1998 to February 1999 he was a Senior Project Manager at VoiceStream Wireless. From April 1998 to November 1998 he was a Senior Network/Security Consultant at Costco Wholesale. From October 1994 to March 1998 he was a Senior Systems Analyst at Kenworth Trucks (Paccar). Mr. Anand has a B.S. in Commerce and Accounting from Bombay University and a M.B.A. from Asian Institute of Management, Manila Philippines.

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Anne-Marie K. Savage,  age 37, has been an Executive Vice  President  since June
1999. Ms. Savage has primary responsibility for the online marketing services business unit. From February 1998 to June 1999, she was our Senior Vice President-Marketing and Business Development. From March 1997 to February 1998, she was our Vice President-Online Stores, and from July 1996 to March 1997, she was our Director of Marketing. From April 1995 to April 1996, she was the Director of Marketing of Integra Technologies. Ms. Savage received a B.A. from Washington State University.

Stephen D. Smith, age 42, has been an Executive Vice President since July 2001. Mr. Smith has primary responsibility for the commerce and business services business unit. From December 2000 to March 2001 he was our Senior Vice President and interim Chief Financial Officer. From 1998 to March 2000, Mr. Smith was the Chief Financial Officer and Secretary of Asterion.com in Seattle, Washington. From December 1999 through March 2000 he served as Asterion.com's interim Chief Executive Officer. From 1997 to 1998 Mr. Smith was a Product Manager at Oracle Corporation, and from 1992 to 1997 he was Assistant Controller/Director of Accounting at Horizon Air. Mr. Smith received a B.A. in business administration from the University of Washington.

David M. Lonsdale, age 47, has served as a director since October 1998. Since February 2000, he has been Chairman and Chief Executive Officer of bTrade.com, Inc. From December 1998 to February 2000, he was the President and Chief Executive Officer of Uppercase, a Xerox subsidiary and software development company. From November 1996 to November 1998, he was the Chief Executive Officer and President of Major Connections, a software distribution company. From April 1995 to November 1996, he was Vice President of Worldwide Sales at Integrated Micro Products, a computer manufacturer. From May 1990 to April 1995, he was President and Chief Executive Officer of A.C. Nielsen Software and Systems, a direct marketing software company delivering software and solutions for direct marketing. Mr. Lonsdale received a B.S. in physics and a B.S. in mathematics from the University of Leeds in England and an M.B.A. from Cornell University.

Mark H. Terbeek, age 30, has served as a director since February 1997. Since July 1999 he has been Vice President-Corporate Development at Jamcracker, Inc. From August 1997 to July 1999, he was an independent management consultant. From May 1995 to August 1997, he was an associate for First Analysis Corporation, a venture capital firm. From August 1993 to May 1995, he was a business analyst at McKinsey & Co., a management consulting company. He received a B.A. from DePauw University and an M.B.A. from Stanford University.

Christopher P. Fenner, age 35, has served as a director since June 2001. Since May 2001 he has been an independent management consultant. From June 1998 to June 2001 he was a Vice President of the Emerging Growth Division at Imperial Bank. From August 1988 to June 1998 he held various key management positions at Seafirst National Bank. Mr. Fenner received a B.A. in Business with a concentration in Finance from the University of Washington.

Board Composition

     Our bylaws provide for a board of directors consisting of a number of members as is set by resolution by the board of directors: currently the board of directors consists of 5 members with one vacancy. All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the board of directors.

Board of Directors Committees

     We have an audit committee and a compensation committee. Our audit committee consists of David Lonsdale, Mark Terbeek and Christopher Fenner and reviews the results and scope of the audits and other services provided by our independent accountants.

     Our compensation committee consists of David Lonsdale, Mark Terbeek and Christopher Fenner and reviews and approves the compensation and benefits for our executive officers, administers our stock purchase and stock option plans and make recommendations to the board of directors regarding such matters. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Board Compensation

     Directors currently receive cash compensation from us on a quarterly basis for serving as directors and on board committees. Additionally, they are reimbursed for their reasonable expenses incurred in attending board meetings. Furthermore, from time to time, we grant options to purchase common stock to
nonemployee   directors.   See   "Certain   Relationships   and  Related   Party
Transactions."

Executive Compensation

Summary Compensation Table

     The following table sets forth the compensation of our chief executive officer and our four other most highly compensated executive officers who were serving at December 31, 2000 (collectively, the "named executive officers") for the years ended December 31, 1998 and 1999. See "--Employment Agreements."

The following table sets forth the compensation paid by us to our Chief Executive Officer and other executive officers whose salary and bonus for fiscal 2000 exceeded $100,000:

                                 Annual Compensation(1)                   Long-Term Compensation Awards
                         ------------------------------------     ----------------------------------------------
                                                                  Restricted      Securities
       Name and                                                     Stock         Underlying        All Other
  Principal Position     Year       Salary($)       Bonus($)      Awards($)        Options       Compensation($)
--------------------     ------     ---------       ---------     ----------   -------------     ---------------
Dwayne M. Walker          2000       $411,050        $300,000     $      --    $1,881,890         $         --
Chairman and Chief        1999       $321,923        $101,566     $      --    $  950,175         $         --
Executive Officer         1998       $187,092        $ 50,000     $      --    $  335,475         $         --


Joe E. Arciniega, Jr.(1)  2000       $353,125        $100,000     $      --    $         0        $         --
Former President and      1999       $173,672        $  1,566     $      --    $    50,175        $         --
Chief Operating Officer   1998       $ 21,875              --     $      --    $   250,100        $         --

Alan D. Koslow(2)         2000       $194,792        $100,000     $      --    $   419,672        $         --
Former Executive Vice     1999       $173,654        $ 26,566     $      --    $   160,175        $         --
President, Chief          1998       $ 95,996              --     $      --    $   190,475        $         --
Financial Officer,
General Counsel and
Secretary

Otheniel D. Palomino(3)   2000       $193,750        $100,000     $      --    $         0        $         --
Executive Vice            1999       $134,263        $ 25,566     $      --    $    50,175        $         --
President Corporate       1998       $ 80,000        $ 14,000     $      --    $    40,475        $         --
Development

Anne-Marie K. Savage      2000       $189,583        $100,000     $      --    $    17,100        $         --
Executive Vice            1999       $134,263        $ 26,566     $      --    $   122,850        $         --
President                 1998       $ 84,167        $ 14,000     $      --    $    43,475        $         --
--------------

(1) Mr. Arciniega resigned from his position as President and Chief Operating Officer on April 2, 2001.

(2) Mr. Koslow resigned from his position as Executive Vice President, Chief Financial Officer, General Counsel and Secretary on December 31, 2000.

(3) Mr. Palomino resigned from his position as Executive Vice President on February 28, 2001.

Option Grants During 2000 Fiscal Year

     The following table provides information regarding stock options granted during fiscal 2000 (on a post-split basis) to the named executive previously defined. We have not granted any stock appreciation rights.

                             % of                     Fair
                             Total                    Market
                 Number of   Options                  Value
                Securities   Granted      Exercise    on the                  Potential Realizable Value at
                Underlying   to Employees  or Base    Date of                 Assumed Annual Rates of Stock
                 Options     in Fiscal      Price     Grant*    Expiration            Appreciation
     Name          (#)       Year (%)    ($/share)(1) ($/share)    Date           for Option Term (1) **
----------     -----------   ----------  ------------ --------  ----------    -------------------------------
                                                                                   0%      5%           10%
                                                                                -----  ---------    ---------
Dwayne M.           66,667        4.50%   $58.20       $58.125   5/26/2010        --   2,431,967    6,170,752
Walker                 334         .02%   $45.00       $ 45.00  10/12/2010        --       9,433       23,906
                     8,334         .56%   $90.47       $45.468   11/1/2010        --    (136,687)     228,894
                     8,334         .56%   $83.44       $ 45.00   11/2/2010        --     (84,477)     277,341
                    34,617        2.33%   $11.70       $11.718  12/19/2010       623     255,724      647,100

Joe E.              33,334        2.25%   $58.20       $58.125   5/26/2010        --   1,215,983    3,085,376
Arciniega,             334         .02%   $45.00       $ 45.00  10/12/2010        --       9,433       23,906
Jr.(1)               9,231         .62%   $11.70       $11.718  12/19/2010       166      68,193      172,559

Alan D.             33,334        2.25%   $58.20       $58.125   5/26/2010        --   1,215,983    3,085,376
Koslow(2)              334         .02%   $45.00       $ 45.00  10/12/2010        --       9,433       23,906

Otheniel D.         20,000        1.35%   $58.20       $58.125   5/26/2010        --     729,590    1,851,226
Palomino(3)            334         .02%   $45.00        $45.00  10/12/2010        --       9,433       23,906
                     2,308         .16%   $11.70       $11.718  12/19/2010        42      43,140       43,140

Anne-Marie K.       20,000        1.35%   $58.20       $58.125   5/26/2010        --     729,590    1,851,226
Savage                 334         .02%   $45.00        $45.00  10/12/2010        --       9,433       23,906
                     4,616         .31%   $11.70       $11.718  12/19/2010        83      34,097       86,280
------------------

* Fair market value is based on the closing price for our common stock as reported by the Nasdaq National Market on the date of grant.

** These values are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

(1) Mr. Arciniega resigned from his position as President and Chief Operating Officer on April 2, 2001.

(2) Mr. Koslow resigned from his position as Executive Vice President, Chief Financial Officer, General Counsel and Secretary on December 31, 2000.

(3) Mr. Palomino resigned from his position as Executive Vice President on February 28, 2001.

Aggregated Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

     The following table presents information about options held by the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 2000. All share information is presented on a post-split basis. The value of in-the-money options is based on the closing price on December 31, 2000, net of the option exercise price.

                                                           Number of Securities
                                                          Underlying Unexercised           Value of Unexercised
                                                              Options at Fiscal              In-the-money Options
                          Shares                                Year-End (#)              at Fiscal Year-End $$) (1)
                         Acquired on      Value         ----------------------------    ----------------------------
       Name              Exercies (#)   Realized ($)    Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------  ------------   ------------    -----------    -------------    -----------    -------------
Dwayne M. Walker           58,764       $1,882,389          40,000        133,283             $0.00          $0.00
Joe E. Arciniega, Jr.(1)        0            $0.00          21,128         41,788             $0.00          $0.00
Alan D. Koslow(2)           5,187         $419,672          14,377         29,000             $0.00          $0.00
Otheniel D. Palomino (3)        0            $0.00          33,743         15,974             $0.00          $0.00
Anne-Marie K. Savage           80          $17,100          16,836         24,038            16,338          $0.00

(1) Mr. Arciniega resigned from his position as President and Chief Operating Officer on April 2, 2001.

(2) Mr. Koslow resigned from his position as Executive Vice President, Chief Financial Officer, General Counsel and Secretary on December 31, 2000.

(3) Mr. Palomino resigned from his position as Executive Vice President on February 28, 2001.

Stock Plans

Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan. The Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice from the administrator, after which date the option or stock purchase right will terminate.

1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of common stock totaling 5% or more of the total combined voting power of all of Network Commerce's capital stock, or more than $25,000 of our capital stock in any calendar year. In addition, a participant may not purchase more than 5,000 shares during any offering period. In the event of a sale of all or substantially all of our assets or the merger of Network Commerce with or into another corporation, the board of directors may accelerate the exercise date of the current purchase period to a date prior to the change in control.

1999 Nonofficer Employee Stock Option Plan. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each outstanding award granted under our 1999 Nonofficer Employee Stock Option Plan will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the award, the forfeiture restrictions applicable to stock awards will lapse and outstanding options will become fully exercisable for a period of 15 days from the date of notice from the plan administrator, after which date the options will terminate and no longer be exercisable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following is a description of transactions during our last three fiscal years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct interest or indirect material interest, other than compensation arrangements that are otherwise required to be described under "Management."

     Since January 1, 2000, we have entered into five loan transactions with Mr. Dwayne Walker, the company's Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer. Each loan had a term of one year and was evidenced by a promissory note executed by Mr. Walker in favor of Network Commerce. The first loan was made on May 26, 2000 in the principal amount of $1,387,322 with interest at 7% payable annually. The second loan was made on June 1, 2000 in the principal amount of $1,983,223 with interest at 7%. The third loan was made on September 19, 2000 in the principal amount of $556,140 with interest at 6.3%. The fourth loan was made on October 25, 2000 in the principal amount of $250,000 with interest at 7%. The fifth loan was made on November 16, 2000 in the principal amount of $100,000 with interest at 7%. During 2000, the largest amount of principal and accrued interest outstanding under these loans was $4,487,057 and, as of March 31, 2001, the principal and accrued interest owing under all of the outstanding loans was $4,535,380.

     In April 2001, we entered into an agreement with Mr. Walker to resolve certain potential claims Mr. Walker may have had with respect to the withdrawal of Mr. Walker's shares of Network Commerce's common stock from our secondary public offering completed in February 2000. The terms of this agreement are set forth in a letter dated as of April 5, 2001 between us and Mr. Walker. The agreement provides that we will purchase 17,467 shares of our common stock from Mr. Walker in exchange for the tender of a $3.8 million note payable from us to Mr. Walker (the "Company Note"). We also agreed to consolidate into a new loan (the "Loan") all of Mr. Walker's outstanding promissory notes to us, in the aggregate principal amount of $4,535,380. The Loan will bear interest at 7% per annum and is due March 31, 2011, but Mr. Walker may prepay the Loan at any time without penalty. Interest will accrue and be due as a balloon payment on March 31, 2011. Following our purchase of the 17,467 shares, Mr. Walker may endorse the Company Note to us in satisfaction of that portion of the Loan equal to the face amount of the Company Note. In addition, Mr. Walker agreed to transfer up to 78,078 shares of our common stock to us as additional payment of the Loan. We agreed to reduce the balance of the Loan by the fair market value of the 78,078 shares on the date of the transfer. We agreed to cancel the remainder of Mr. Walker's debt to us after giving effect to the transfer of the Company Note, the purchase and transfer of the 17,467 shares and 78,078 shares of our common stock in the manner described above, and to pay Mr. Walker's withholding and employment taxes relating to such cancellation.

     On May 24, 2000, Mr. Alan Koslow, our former Chief Financial Officer, Executive Vice President, General Counsel and Secretary, executed a promissory note in favor of Network Commerce in the principal amount of $57,400 with interest at 7% payable annually. This note was for payment of the exercise price of certain options to acquire our common stock. Also, on October 25, 2000, Mr. Koslow executed an additional promissory note in favor of Network Commerce in the principal amount of $77,000 with interest at 7% payable annually. This note was for repayment of a margin loan. This repayment occurred as a result of Mr. Koslow agreeing to forego sale of shares of our common stock owned by Mr. Koslow from September 2000 to December 2000. Pursuant to a letter agreement dated May 15, 2000, as amended, Mr. Koslow had the option of paying the notes either in cash or in shares of our common stock at a mutually agreed upon value of $56.25 per share. In February 2001, Mr. Koslow paid in full the outstanding principal amount and accrued interest owing under the notes by transferring to us shares of our common stock.

     On September 29, 2000, we entered into a Mutual Contribution Agreement with Openspace Corporation and Beyond Ventures LLC pursuant to which we contributed $500,000 in exchange for 20% of the issued and outstanding stock of Openspace Corporation. Mr. Dwayne Walker, our Chief Executive Officer and Chairman of the Board, is a member of Beyond Ventures LLC, which owns the remaining 80% of Openspace Corporation's outstanding stock.

     Each of the foregoing and any future transactions between us and our officers, directors and greater than 5% shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of our disinterested, nonemployee directors.

Employment Agreements

     We have entered into a written employment agreement with Mr. Walker effective as of July 1, 1999, as amended by letter agreement dated as of April 5, 2001. Mr. Walker's employment agreement may be terminated by either Mr. Walker or us at any time, upon written notice to the other. The agreement, as amended, provides for an annual salary of $450,000, and Mr. Walker is not entitled to receive a cash bonus until December 31, 2002 unless the Board of Directors determines otherwise. Mr. Walker's salary is to be reviewed at the end of each calendar year by the compensation committee and adjusted at the board's sole discretion, provided, however, that Mr. Walker's salary may not be adjusted downward without his consent. Pursuant to the employment agreement, Mr. Walker will be granted during eight consecutive quarters commencing on the first anniversary of the employment agreement, an option to purchase up to 8,334 shares of common stock at an exercise price equal to the closing price of our common stock on the Nasdaq National Market on the date of grant. The option vests in four equal semiannual installments subject to Mr. Walker's continued employment with us. Mr. Walker receives a $400 monthly car allowance and life insurance of $2,000,000. If Mr. Walker is terminated by us at any time without cause, or if he terminates his employment for "good reason" after we have received 30 days' notice and have failed to cure, or leaves within six months after a change in control of Network Commerce, we will pay him a lump-sum amount equal to his annual base salary for a period of 24 months following termination and all options granted to him under this agreement shall vest. For purposes of the agreement, "good reason" means and includes the occurrence without Mr. Walker's consent of a material reduction in his title, authority, status or responsibilities or our material breach of the agreement.

     We have entered into a written employment agreement with Ms. Anne-Marie Savage effective as of December 10, 2000. Ms. Savage's employment agreement may be terminated by either Ms. Savage or us at any time, upon written notice to the other. The agreement provides for a monthly salary of $18,750.00, and in addition to a discretionary bonus, Ms. Savage is eligible to receive a bonus of $60,000 in October 2001 if we reach profitability, on a pro forma basis consistent with the our reporting, during the third quarter of 2001. The $60,000 bonus is also contingent upon Ms. Savage being employed by us on October 1, 2001 and delivering on at least 75% of the forecast and objectives set for her by the our chief financial officer or president. If Ms. Savage is terminated by us at any time for a reason other than "cause", disability or death, or if we breach the employment agreement and fails to cure such breach, we will continue to pay Ms. Savage's salary for 12 months from termination. For purposes of the employment agreement, the term "cause" includes conduct that has a material adverse effect on Network Commerce, the failure to execute directives, or deliver on at least 75% of the forecast or objectives, established by the company's chief executive officer or president. If Ms. Savage terminates her employment voluntarily, we will pay to her 3 months of base salary in standard payroll increments.

     We have entered into a written employment agreement with Mr. Scott Dickson effective as of July 30, 2001. Mr. Dickson's employment may be terminated by either Mr. Dickson or us at any time. The agreement provides for a monthly salary of $14,583.33, and a discretionary bonus. In addition Mr. Dickson will receive an option grant for the purchase of 50,000 shares of common stock at an exercise price of $0.26 per share, which will vest a third as of September 30, 2001, a third as of December 31, 2001 and a third as of March 31, 2002.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2001 and as adjusted to reflect the sale of our common stock offered by this prospectus for:

o        each of our named executive officers;

o        each of our directors; and

o        all of our directors and executive officers as a group


     Based on publicly available information, no person beneficially owned more than 5% of our outstanding voting securities at July 31, 2001. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law.

                                                               Shares of Network Commerce Inc.
                                                                        Common Stock
                                                   -------------------------  ----------------------------
                                                       Number of Shares              Percentage of
Benficial Owner                                      Beneficially Owned(1)       Shares Outstanding (2)
----------------------------                       -------------------------  ----------------------------
Executive Officers
Dwayne M. Walker (3)                                       201,003                        3.0%
Anne-Marie K. Savage (4)                                    19,336                        *
N. Scott Dickson                                                 -                        -
Sanjay Anand                                                     -                        -
Stephen Smith                                                    -                        -

Directors
David M. Lonsdale                                            5,000                        *
Mark H. Terbeek (5)                                          3,896                        *
Christopher Fenner                                               -                        -
All directors  and executive  officers as a group
  (5 persons) (6)                                                -                        4.2%

* Less than 1% of the outstanding shares of common stock.

(1) As used in this Section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power.

(2) The shares owned by each person or entity, or by the group, and the shares included in the total number of shares outstanding have been adjusted and the percent owned has been computed in accordance with Rule 13d-3(d)(1).

(3) Includes 427 shares owned by family members of Mr. Walker over which Mr. Walker holds voting power and 5,000 shares held by various trusts over which Mr. Walker has voting power. Also includes 50,417 shares issuable pursuant to options held by Mr. Walker that are currently exercisable or exercisable within 60 days of June 30, 2001. Mr. Walker is a director in addition to being an executive officer.

(4) Includes 19,336 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 30, 2001.

(5) Includes 2,500 shares issuable pursuant to options held by Mr. Terbeek that are currently exercisable or exercisable within 60 days of June 30, 2001.

(6) Includes 72,253 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 30, 2001.

                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated articles of incorporation, authorizes the issuance of 200,000,000 post-split shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. 5,447,012 shares of common stock and no shares of preferred stock were issued and outstanding as of July 31, 2001.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally, including the election of directors. Holders of common stock have no cumulative voting rights and no preemptive or conversion rights. There are no redemption or sinking fund provisions available to the holders of common stock. All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for such dividends. In the event of a liquidation, dissolution or winding up of Network Commerce, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then-outstanding holders of preferred stock.

Preferred Stock

     Our Articles of Incorporation authorize us to issue shares of preferred stock, which may be issued from time to time in one or more classes or series or both upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each class or series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of Network Commerce, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

Warrants and Other Rights

     As of August 1, 2001, there were warrants to purchase 700,000 shares of common stock outstanding with an exercise price of $0.57 that will expire on July 10, 2006.

Registration Rights of Certain Holders

     The holders of the warrants to purchase 700,000 shares of common stock upon exercise, or their transferees, are entitled to registration rights with respect to the registration of these shares under the Securities Act. The Company is also registering up to 57,142,858 shares of common stock required to be registered in connection with an equity line of credit for issuance upon sale of such shares. These rights are provided under the terms of an agreement between us and the respective holders of registrable securities. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of such registrations must be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to registrable securities must be borne by the holders of the securities being registered.

Business Combination Statute

     The Washington Business Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions," such as a merger or sale of assets, with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by the majority of the members of the target corporation's board of directors prior to the date of the transaction or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. Our Articles of Incorporation provide that we will be subject to such prohibitions and shall remain subject to such prohibitions even if the law is repealed.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Wells Fargo Bank, MN, N.A.

Listing

     Our common stock is presently listed on the Over The Counter Bulletin Board Market under the symbol "NWKC." Our common stock has been delisted from The Nasdaq Stock Market's National Market effective as of August 29, 2001.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by our counsel, Preston Gates & Ellis LLP, Seattle, Washington.

                                     EXPERTS

     The financial statements of Network Commerce, Inc. as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information. You may inspect a copy of the registration statement without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and you may obtain copies of all or any part thereof from the SEC upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You can also inspect our SEC filings at the offices of National Association of Securities Dealers OTCBB Filings 9801 Washington Blvd., Gathersburg, MD 20878-5356.

NETWORK COMMERCE INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Network Commerce Inc.

  Report of Independent Public Accountants...................................F-2
  Consolidated Balance Sheets................................................F-3
  Consolidated Statements of Operations......................................F-4
  Consolidated Statements of Shareholders' Equity and Comprehensive Loss.....F-5
  Consolidated Statements of Cash Flows......................................F-9
  Notes to Consolidated Financial Statements................................F-10

                                    REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Network Commerce Inc.:

We have audited the accompanying consolidated balance sheets of Network Commerce Inc. (a Washington corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Commerce Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring operating losses, negative cash flows from operations, and has been out of compliance with certain debt covenants. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements and Financial Statement Schedules is presented for the purpose of complying with the Securities and Exchange Commission rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                             /s/ Arthur Andersen LLP

Seattle, Washington,
January 26, 2001 except as to Note 19
which is dated April 12, 2001

                       Network Commerce Inc.
                    Consolidated Balance Sheets
                (in thousands, except share amounts)

                                                                            December 31,            June 30,
                                                                        ---------------------      ----------
                               ASSETS                                     2000         1999           2001
                                                                        --------     --------      ----------
                                                                                                   (Unaudited)
Current assets:
     Cash and cash equivalents                                          $ 11,715     $ 10,660        $  5,535
     Restricted cash                                                      16,599        2,600             442
     Short-term investments                                               21,592       49,572           2,755
     Investments in marketable equity securities                             431       30,884           3,839
     Accounts receivable, less allowance for bad debts of $1,195,         18,111        6,591           2,611
     $291, and $3,112
     Notes receivable from employees                                       2,900           --              --
     Unbilled expenses                                                    10,717        2,102              --
     Prepaid expenses and other                                           12,910        5,559           3,158
                                                                        -------------------------------------
Total current assets                                                      94,975      107,968          18,340
Property and equipment, net                                               22,580       19,385          10,145
Goodwill, net                                                             40,889       23,860           1,321
Other intangible assets, net                                              94,739      104,713           5,107
Cost-basis investments                                                    29,481       12,187          10,826
Other assets, net                                                          5,773        6,061           1,105
                                                                        -------------------------------------
     Total assets                                                        288,437      274,174          46,844
                                                                        =====================================

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                     18,933        8,330           2,058
     Accrued liabilities                                                  18,146        8,778           4,269
     Current portion of notes and leases payable                          24,797        8,565          11,830
     Customer deposits                                                     3,356        2,194              --
     Deferred revenue                                                     22,055        5,786             584
                                                                        -------------------------------------
     Total current liabilities                                            87,287       33,653          18,741
Notes and leases payable and line of credit, less current portion          1,741        5,409             410
Put warrant liability                                                         --        1,388              --
Deferred revenues                                                          3,703           --              --
Deferred tax liabilities                                                      --        4,511              --
                                                                        -------------------------------------
     Total liabilities                                                    92,731       44,961          19,151
                                                                        -------------------------------------
Commitments
Shareholders' equity:
     Convertible preferred stock, 0.001 par value: authorized                 --           --              --
     shares - 5,000,000; none issued and outstanding
     Common stock, 0.001 par value: authorized shares - 200,000,000;
     issued and outstanding shares - 5,214,838 at December 31,
     2000;  2,861,536 at December 31, 1999; and 5,436,432 at June        555,175      325,892         557,212
     30, 2001
     Subscriptions receivable                                             (2,421)        (390)            (63)
     Common stock warrants                                                18,172        8,260          18,172
     Deferred compensation                                                (7,758)      (6,713)         (5,187)
     Accumulated other comprehensive (loss) income                          (130)       7,470             707
     Accumulated deficit                                                (367,332)    (105,306)       (543,148)
                                                                        -------------------------------------
     Total shareholders' equity                                          195,706      229,213          27,693
                                                                        -------------------------------------
     Total liabilities and shareholders' equity                         $288,437     $274,174        $ 46,844
                                                                        =====================================

The accompanying notes are an integral part of these consolidated balance sheets.

                              Network Commerce Inc.
                      Consolidated Statements of Operations
                      (in thousands, except share amounts)


                                                             For the Year Ended           For the Six Months Ended
                                                                 December 31,                      June 30,
                                                    -----------------------------------    -----------------------
                                                        2000         1999         1998        2001          2000
                                                    -----------------------------------    -----------------------
                                                                                               (Unaudited)
Revnues:
Consumer and business
  networks (see Note 2)                             $  88,158     $ 25,841     $  4,211    $ 16,388      $45,603
Services                                               17,963       11,114        2,943          --           --
                                                    ------------------------------------------------------------
Total revenues                                        106,121       36,955        7,154      16,388       45,603
                                                    ------------------------------------------------------------
Cost of revenues:
Consumer and business networks                         43,650       20,169        4,493       4,248       23,232
Services                                               10,329        7,160        1,356          --           --
Unusual item                                            5,320           --           --          --           --
                                                    ------------------------------------------------------------
Total cost of revenues                                 59,299       27,329        5,849       4,248       23,232
                                                    ------------------------------------------------------------
Gross profit                                           46,822        9,626        1,305      12,140       22,371
                                                    ------------------------------------------------------------
Operating expenses:
Sales and marketing                                    95,518       55,072       12,183      24,079       46,132
Research and development                               24,187        8,885        4,370       7,394        9,410
General and administrative                             13,978        8,342        3,549       7,157        6,594
Amortization of intangible assets                      80,515        8,805          730      23,339       31,792
Stock-based compensation                                6,215        7,216          182       1,267        3,142
Impairment of certain long-lived assets                46,564           --           --      43,136           --
Restructuring and other impairment charges             64,938           --        5,207      62,073           --
Unusual item - settlement of claim                         --           --           --       4,559           --
                                                    ------------------------------------------------------------
Total operating expenses                              331,915       88,320       26,221     173,004       97,070
                                                    ------------------------------------------------------------
Loss from operations                                 (285,093)     (78,694)     (24,916)   (160,864)     (74,699)
                                                    ------------------------------------------------------------
Nonoperating income (expense):
Gain on sale of investments                             5,670        2,878           --        (150)       1,379
Interest income                                         5,158        1,398          382         623        2,865
Interest expense                                       (4,689)      (1,525)        (211)     (5,540)        (901)
Impairment of marketable equity securities and
  cost-basis investments                              (32,277)          --           --     (18,820)           -
Other                                                      --           --           --         (39)         (49)
                                                    ------------------------------------------------------------
Total nonoperating income (expense), net              (26,138)       2,751          171     (23,926)       3,294
                                                    ------------------------------------------------------------
Loss before income tax benefit and
  extraordinary gain                                 (311,231)     (75,943)     (24,745)   (184,790)     (71,405)
Income tax benefit                                     49,205           --           --          --       23,550
                                                    ------------------------------------------------------------
Loss before extraordinary gain                       (262,026)     (75,943)     (24,745)   (184,790)     (47,855)
Extraordinary gain                                          -            -            -       8,974            -
                                                    ------------------------------------------------------------
Net Loss                                           $ (262,026)    $(75,943)    $(24,745)  $(175,816)    $(47,855)
                                                    ============================================================

Basic Income (Loss) per share:
     Loss before extraordinary gain                $   (69.12)     $(86.98)    $(104.96)   $ (37.63)    $ (12.94)
     Extraordinary gain                                     -            -            -        1.83            -
                                                    ------------------------------------------------------------
     Basic loss per share                          $   (69.12)     $(86.98)    $(104.96)   $ (35.80)    $ (12.94)
                                                    ============================================================
Weighted average shares outstanding used to
  compute basic loss per share                      3,790,714      873,060      235,470   4,910,967    3,699,168
                                                    ============================================================


The accompanying notes are an integral part of these consolidated statements.

                              Network Commerce Inc.
                 Consolidated Statements of Shareholders' Equity
                             and Comprehensive Loss
                                 (in thousands)

                                          Convertible
                                        Preferred Stock                Common Stock           Common
                                    ----------------------       ------------------------      Stock     Subscription
                                    Shares        Amount         Shares         Amount       Warrants     Receivable
                                   ---------    ----------       --------     -----------   ----------   -------------
Balances, December 31, 1997        3,868,896    $    3,403       184,204      $     (808)   $       --    $       --
  Issuance of preferred stock
   and warrants to acquire
   common stock..................  8,431,000        31,667            --              --         1,866            --
  Common stock, options and
   warrants issued for
   businesses acquired...........         --            --       116,313           6,105            --            --
  Exercise of common stock
   options.......................         --            --         2,167              25            --            --
  Issuance of common stock in
   consideration for
   professional services.........         --            --         4,155             125            --            --
  Issuance of compensatory
   stock options.................         --            --            --           1,112            --            --
  Compensation from stock
   option vesting................         --            --            --              --            --            --
  Net loss.......................         --            --            --              --            --            --
                                   ----------   -----------    ---------      -----------   ----------    -----------

  Total comprehensive loss.......         --            --            --              --            --            --
Balances, December 31, 1998...... 12,299,896        35,070       306,839           6,559         1,866            --
  Issuance of preferred stock
   and warrants to acquire
   common stock..................  7,889,165        54,281            --              --         4,248            --
  Preferred stock converted to
   common stock upon closing
   of initial public offering....(20,189,061)      (89,351)    1,345,937          89,351            --            --
  Common stock issued upon
   closing of initial public
   offering, net of issuance
   costs.........................         --            --       555,834          91,084            --            --
  Common stock issued for
   businesses acquired...........         --            --       535,957         116,345            --            --
  Issuance of warrants for
   loan origination fees.........         --            --            --              --           588            --
  Issuance of options and
   warrants to marketing
   partners......................         --            --            --              46         2,041            --
  Exercise of common stock
   options.......................         --            --        53,356           1,541            --          (390)
  Exercise of common stock
   warrants......................         --            --        38,411             994          (483)           --
  Issuance of common stock in
   consideration for
   professional services.........         --            --           467               4            --            --
  Issuance of common stock in
   consideration for investing
   activities....................         --            --        33,351           7,669            --            --
  Repurchase of common stock.....         --            --        (8,616)            (46)           --            --
  Issuance of compensatory
   stock options.................         --            --            --          12,345            --            --
  Compensation attributable to
   stock option vesting..........         --            --            --              --            --            --
  Unrealized gain on
   marketable equity securities..         --            --            --              --            --            --
  Net loss.......................         --            --            --              --            --            --
                                   ----------   -----------    ---------      -----------   ----------    -----------

  Total comprehensive loss.......         --            --            --              --            --            --

                                      F-5

Network Commerce Inc.
Consolidated Statements of
Shareholders' Equity and
Comprehensive Loss (in thousands)
(continued)

                                          Convertible
                                        Preferred Stock                Common Stock           Common
                                    ----------------------       ------------------------      Stock     Subscription
                                    Shares        Amount         Shares         Amount       Warrants     Receivable
                                   ---------    ----------       --------     -----------   ----------   -------------
Balances, December 31, 1999......         --            --     2,861,536         325,892         8,260          (390)
  Common stock issued upon
   closing of public offering,
   net of issuance costs.........         --            --       527,574         107,130            --            --
  Common stock issued for
   businesses acquired...........         --            --     1,436,280         107,597           407            --
  Issuance of warrants for
   loan origination fees.........         --            --            --              --           360            --
  Issuance of options and
   warrants to marketing
   partners......................         --            --            --              --         9,957            --
  Exercise of common stock
   options.......................         --            --       140,183           4,308            --        (2,094)
  Exercise of common stock
   warrants......................         --            --        29,997           1,359          (812)           --
  Issuance of common stock
   from conversion of debt.......         --            --       205,443           3,265            --            --
  Issuance of common stock
   under employee stock
   purchase plan and other.......         --            --        13,825             885            --            --
  Repayment of subscription
   receivables...................         --            --            --              --            --            63
  Issuance of compensatory
   stock options.................         --            --            --           4,739            --            --
  Compensation attributable to
   stock option vesting..........         --            --            --              --            --            --
  Unrealized loss on
   marketable equity securities..         --            --            --              --            --            --
  Impairment of marketable
   equity securities.............         --            --            --              --            --            --
  Net loss.......................         --            --            --              --            --            --
                                   ----------   -----------    ---------      -----------   ----------    -----------
  Total comprehensive loss.......         --            --            --              --            --            --
  Balances, December 31, 2000....         --            --     5,214,838         555,175        18,172        (2,421)
  Exercise of common stock
   options - unaudited...........         --            --       164,339             431            --            --
  Issuance of common stock
   from conversion of debt -
   unaudited.....................         --            --       158,541           3,948            --            --
  Issuance of common stock
   under employee stock
   purchase plan and other -
   unaudited.....................         --            --           833              --            --            --
  Repayment of subscription
   receivables - unaudited.......         --            --      (102,119)           (274)           --         2,358
  Issuance of compensatory
   stock options - unaudited.....         --            --            --          (2,068)           --            --
  Compensation attributable to
   stock option vesting -
   unaudited.....................         --            --            --              --            --            --
  Unrealized loss on
   marketable equity
   securities - unaudited........         --            --            --              --            --            --
  Net loss - unaudited...........         --            --            --              --            --            --
                                   ----------   -----------    ---------      -----------   ----------    -----------
  Total comprehensive loss -
   unaudited.....................         --            --            --              --            --            --
Balances, June 30, 2001 -
unaudited........................         --    $       --     5,436,432      $  557,212    $   18,172    $      (63)
                                  ==========   ===========    ==========      ==========    ==========    ==========

The accompanying notes are an integral part of these consolidated statements.

Network Commerce Inc.
Consolidated Statements of
Shareholders' Equity and
Comprehensive Loss (in thousands)
(continued)

                                                             Accumulated                          Total
                                                               Other                           Shareholder
                                            Deferred       Comprehensive      Accumulated        Equity
                                          Compensation      (Loss)Income        Deficit         (Deficit)
                                          ------------------------------      -----------------------------
Balances, December 31, 1997..............  $        --      $        --       $    (4,618)     $    (2,023)

  Issuance of preferred stock and
   warrants to acquire common stock......           --               --                --           33,533
  Common stock, options and warrants
   issued for businesses acquired........           --               --                --            6,105
  Exercise of common stock options.......           --               --                --               25
  Issuance of common stock in
   consideration for professional
   services..............................           --               --                --              125
  Issuance of compensatory stock
   options...............................       (1,112)              --                --               --
  Compensation from stock option
   vesting...............................          182               --                --              182
  Net loss...............................           --               --           (24,745)         (24,745)
                                           -----------      -----------       -----------      -----------

  Total comprehensive loss...............           --               --                --          (24,745)
Balances, December 31, 1998..............         (930)              --           (29,363)          13,202
  Issuance of preferred stock and
   warrants to acquire common stock......           --               --                --           58,529
  Preferred stock converted to common
   stock upon closing of initial
   public offering.......................           --               --                --               --
  Common stock issued upon closing of
   initial public offering, net of
   issuance costs........................           --               --                --           91,084
  Common stock issued for businesses
   acquired..............................           --               --                --          116,345
  Issuance of warrants for loan
   origination fees......................           --               --                --              588
  Issuance of options and warrants to
   marketing partners....................           --               --                --            2,087
  Exercise of common stock options.......           --               --                --            1,151
  Exercise of common stock warrants......           --               --                --              511
  Issuance of common stock in
   consideration for professional
   services..............................           --               --                --                4
  Issuance of common stock in
   consideration for investing
   activities............................           --               --                --            7,669
  Repurchase of common stock.............           --               --                --              (46)
  Issuance of compensatory stock
   options...............................      (12,183)              --                --              162
  Compensation attributable to stock
   option vesting........................        6,400               --                --            6,400
  Unrealized gain on marketable equity
   securities............................           --            7,470                --            7,470
  Net loss...............................           --               --           (75,943)         (75,943)
                                           -----------      -----------       -----------      -----------

  Total comprehensive loss...............           --               --                --          (68,473)
Balances, December 31, 1999..............       (6,713)           7,470          (105,306)         229,213
  Common stock issued upon closing of
   public offering, net of issuance
   costs.................................           --               --                --          107,130
  Common stock issued for businesses
   acquired..............................       (2,400)              --                --          105,604
  Issuance of warrants for loan
   origination fees......................           --               --                --              360
  Issuance of options and warrants to
   marketing partners....................           --               --                --            9,957
  Exercise of common stock options.......           --               --                --            2,214
  Exercise of common stock warrants......           --               --                --              547
  Issuance of common stock from
   conversion of debt....................           --               --                --            3,265
  Issuance of common stock under
   employee stock purchase plan and
   other.................................           --               --                --              885
  Repayment of subscription receivables             --               --                --               63
  Issuance of compensatory stock
   options...............................       (4,739)              --                --               --
  Compensation attributable to stock
   option vesting........................        6,094               --                --            6,094

Network Commerce Inc.
Consolidated Statements of
Shareholders' Equity and
Comprehensive Loss (in thousands)
(continued)

                                                             Accumulated                          Total
                                                               Other                           Shareholder
                                            Deferred       Comprehensive      Accumulated        Equity
                                          Compensation      (Loss)Income        Deficit         (Deficit)
                                          ------------------------------      -----------------------------
  Unrealized loss on marketable equity
   securities............................           --          (30,971)               --          (30,971)
  Impairment of marketable equity........           --           23,371                --           23,371
  Net loss...............................           --               --          (262,026)        (262,026)
                                           -----------      -----------       -----------      -----------

  Total comprehensive loss...............           --               --                --         (269,626)
  Balances, December 31, 2000............       (7,758)            (130)         (367,332)         195,706
  Exercise of common stock options -
   unaudited.............................           --               --                --              431
  Issuance of common stock from
   conversion of debt - unaudited........           --               --                --            3,948
  Issuance of common stock under
   employee stock purchase plan and
   other -
   unaudited.............................           --               --                --               --
  Repayment of subscription
   receivables - unaudited...............           --               --                --            2,084
  Issuance of compensatory stock
   options - unaudited...................        2,262               --                --              194
  Compensation attributable to stock
   option vesting - unaudited............          309               --                --              309
  Unrealized loss on marketable equity
   securities - unaudited................           --              837                --              837
  Net loss - unaudited...................           --               --          (175,816)        (175,816)

  Total comprehensive loss - unaudited...           --               --                --         (174,979)
                                           -----------      -----------       -----------      -----------

Balances, June 30, 2001 - unaudited......  $    (5,187)     $       707       $  (543,148)     $    27,693
                                           ===========      ===========       ===========      ===========

                              Network Commerce Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                         For the Year             For the Six Months
                                                                       Ended December 31,            Ended June 30,
                                                                ------------------------------    ---------------------
                                                                  2000      1999       1998          2001       2000
                                                                ------------------------------    ---------------------
                                                                                                     (unaudited)
Operating activities:
  Net loss                                                      $(262,026) $(75,943)  $(24,745)   $(175,816)  $ (47,855)
  Adjustments to reconcile net loss to net cash used in
  operating activities
     Depreciation and amortization                                 94,619    13,180      1,602       28,285      36,910
     Accretion of promissory note payable                              --        --         --        4,296          --
     Amortization of deferred compensation                          6,215     6,562        182        1,267       3,142
     Provision for bad debts                                        6,188       678        591        2,282          --
     Restructuring and impairment charges                          64,938        --      5,207       67,238          --
     Impairment of certain long-lived assets                       46,564        --         --       43,136          --
     Impairment of marketable equity securities and
       investments                                                 32,277        --         --       18,820          --
     Non-cash consideration received                              (10,234)       --         --           --      (2,141)
     Extraordinary gain on settlements with vendors                    --        --         --       (8,974)         --
     Realized (gain) loss  from sale of marketable equity
       securities                                                  (5,670)   (2,878)        --          150          --
     Unusual item - settlement of claim                                --        --         --        4,559          --
     Operating expenses paid in stock and warrants                     99     2,041        125           --          --
     Deferred income tax benefit                                  (49,205)       --         --           --     (23,550)
     Changes in operating assets and liabilities, excluding
       effects of acquired businesses-
        Accounts receivable                                       (20,583)   (4,067)      1,516       11,591     (9,799)
        Prepaid expenses and other current assets                  (1,652)   (4,640)        (77)       1,494     (4,978)
        Other assets                                               (1,241)   (1,559)         --          (85)        --
        Unbilled services and customer deposits                    (7,703)     (615)     (3,713)          --         --
        Accounts payable and accrued liabilities                    8,101    11,675       2,824      (24,175)      3,537
        Deferred revenue                                            6,782     4,676         535       (2,126)      1,004
                                                                --------------------------------------------------------
        Net cash used in operating activities                     (92,531)  (50,890)    (15,953)     (28,058)    (43,730)
                                                                --------------------------------------------------------
Investing activities:
  Purchases of short-term investments                            (133,315) (101,734)       (150)          --    (109,317)
  Sales of short-term investments                                 147,230    49,712          --       35,567      84,871
  Proceeds from sale of investments                                 9,976     2,990          --          848         103
  Purchases of property and equipment                             (24,553)  (13,457)     (2,189)         (35)    (12,846)
  Investments in equity and debt securities and other assets      (17,956)   (7,251)       (147)          (3)    (14,327)
  Acquisition of businesses, net of cash acquired of $463 in
    2000, $711 in 1999, and $2,850 in 1998; and $ --  for June
    2000 and $392 for June 2001                                   (18,344)   (9,387)     (2,851)          --     (17,691)
                                                                --------------------------------------------------------
        Net cash (used in) provided by investing activities       (36,962)  (79,127)     (5,337)      36,377     (69,207)
                                                                --------------------------------------------------------
Financing activities:
  Borrowings on line of credit, net of loan fees paid              10,357     1,000          38           --       6,011
  Payments on line of credit                                         (848)   (1,238)         --      (10,147)         --
  Proceeds from debt financing                                     20,152    12,410       3,700           --          --
  Payments on long-term debt                                       (9,858)   (7,544)     (6,034)      (3,918)     (5,953)
  Proceeds from sales of preferred stock                               --    33,429      33,034           --          --
  Proceeds from sale of common stock                              110,745    92,817          25            5     110,424
  Proceeds from collection of subscription receivable                  --       (46)         --            3          --
  Repurchases of common stock                                          --        --          --           --          --
                                                                --------------------------------------------------------
     Net cash provided by (used in) financing activities          130,548   130,828      30,763      (14,057)    110,482
                                                                --------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                1,055       811       9,473       (5,738)     (2,455)
Cash and cash equivalents at beginning of period                   10,660     9,849         376       11,715      10,660
                                                                --------------------------------------------------------
Cash and cash equivalents at end of period                      $  11,715  $ 10,660    $  9,849     $  5,977    $  8,205
                                                                ========================================================
Supplementary disclosure of cash flow information:
  Cash paid during the period for interest                      $   1,764  $    962    $    232     $    644    $    799
                                                                ========================================================
  Cash paid during the period for income taxes                  $      --  $     --    $     --     $     --    $     --
                                                                ========================================================
  Non-cash investing and financing activities:
     Common stock, options and warrants issued and
       liabilities assumed
       as part of business and technology acquisitions          $ 144,314  $129,825    $  6,105     $     --    $118,255
                                                                ========================================================
     Preferred stock issued as part of investment in
       marketable equity securities                             $      --  $ 25,100    $     --     $     --    $     --
                                                                ========================================================
     Conversion of convertible note payable to common stock     $   3,265  $     --    $     --     $     --    $     --
                                                                ========================================================
     Assets acquired under capital leases                       $      --  $ 4,607     $  2,092     $    160    $    214
                                                                ========================================================

The accompanying notes are an integral part of these consolidated statements.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                      June 30, 2001 and 2000 is unaudited.)
                                December 31, 2000

Note 1.  Organization and Background:

The Company

Network Commerce Inc. (the Company), a Washington corporation, is a technology infrastructure and services company. The Company provides a technology and services platform solution that includes domain registration, hosting services, commerce services, business services, one-to-one marketing services, wireless technology and online marketplaces. The Company's headquarters are located in Seattle, Washington. Through December 31, 2000, the Company operated two commerce networks, known as the Network Commerce Consumer Network, which aggregated merchants and shoppers over a distributed network of Web sites, and the Network Commerce Business Network, which was designed to enable businesses to engage in online activities and transactions with other businesses. In January 2001, the Company restructured these groups into the Online Marketing Services and the Commerce and Business Services groups and shutdown the eBusiness Services division. The Online Marketing Services group includes online marketing services and various online marketplaces focused on gaming and entertainment. The gaming and entertainment online marketplaces were closed in March 2001. The Commerce and Business Services group includes domain registration, hosting, and other business services. As a result of this restructuring, certain of the Company's previous business units and offerings were shut down. The restructuring efforts through June 2001 have resulted in the shutdown of SpeedyClick.com and the sale of Ubarter, which were components of Online Marketing Services, and the sales of GO Software and Internet Domain Registrars, which were components of the Commerce and Business Services. The Company's current focus is domain registration, hosting, commerce and online marketing services as well as licensing certain of its software patents.

The Company is subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key management personnel, on successful development and marketing of its products and services, on the continued acceptance of the Internet. Additional risks include competition from substitute products and services from companies with greater financial, technical, management and marketing resources and risks associated with recent acquisitions. Further, during the period required to develop commercially viable products, services and sources of revenues, the Company may require additional funds that may or may not be readily available.

Going Concern

The Company's consolidated financial statements for the year ended December 31, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred net losses of $262.0 million for the year ended December 31, 2000 and has accumulated deficits of $367.3 million as of December 31, 2000. The Company has continuously incurred net losses from operations and as of December 31, 2000 has working capital of $7.7 million. The Company is out of compliance with certain debt covenants. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Given the Company's current liquidity position, the Company will require substantial additional funds to continue to operate their business. Many companies in the Internet industry have experienced difficulty raising additional financing in recent months. Additional financing may not be available to the Company on favorable terms or at all. Even if additional financing is available, the Company may be required to obtain the consent of its existing lenders, which the Company may not be able to obtain. If additional financing is not available, the Company may need to dramatically change its business plan, sell or merge its business, or face bankruptcy. In addition, the issuance of equity or equity-related securities will dilute the ownership interest of existing stockholders and the issuance of debt securities could increase the risk or perceived risk of the Company.

The Company's plans to mitigate the risk of this uncertainty include, but are not limited to, one or more of the following:

o engaging a financial advisor to explore strategic alternatives, which may include a merger, asset sale, or another comparable transaction;

o raising additional capital to fund continuing operations by private placements of equity and/or debt securities; and

o forming a joint venture with a strategic partner or partners to provide additional capital resources to fund operations.


Additional cost-cutting measures could include additional lay-offs and/or the closure of certain business units and facilities.

Public Offerings

Effective June 18, 2001, the Company completed a 1-for-15 reverse split of the Company's outstanding common stock. All common stock share and per share amounts have been adjusted to reflect the reverse split.

On October 4, 1999, the Company closed its initial public offering (IPO) of 483,334 shares of common stock at $180.00 per share, for proceeds net of underwriters' fees and commissions of $80.9 million. At closing, all of the Company's issued and outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis. On November 2, 1999, the underwriters of the IPO exercised their over-allotment option and sold an additional 72,500 shares at $180.00 per share, for proceeds net of underwriters' fees and commissions of $12.1 million. The combined net proceeds to the Company, less additional offering costs of approximately $1.9 million, were $91.1 million. In addition, a $1.0 million promissory note in connection with the Company's acquisition of GO Software, Inc. (GO) and a $4.0 million bridge loan with a financial institution plus accrued interest were repaid.

On February 18, 2000, the Company closed a supplemental public offering (SPO) of 527,574 shares of common stock at $217.50 per share, for proceeds net of underwriters' fees and commissions of $108.7 million. Offering costs incurred by the Company relating to the SPO were approximately $700,000.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 2.  Summary of Significant Accounting Policies:

Unaudited Interim Financial Data

The interim condensed consolidated financial data as of and for the six month periods ended June 30, 2001 and 2000 is unaudited and has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. This interim condensed consolidated financial data reflects all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The results of operations for the six-month periods ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

Principles of Consolidation

The Company's consolidated financial statements include 100% of the assets, liabilities and results of operations of all subsidiaries in which the Company has a controlling ownership interest of greater than 50%. Equity investments in which the Company holds less than a 20% ownership interest and does not exercise significant influence are recorded at cost and are included in cost-basis investments in the accompanying consolidated balance sheets. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Since restructuring in January 2001, the Company derives revenues primarily from the sale of online marketing services within its Online Marketing Services Group and domain registration, hosting and commerce services within its Commerce and Business Services Group. Revenues from online marketing services are recognized as the services are delivered to the merchants over the term of the agreement, which typically ranges from one to twelve months. Revenues from domain registrations are recognized over the registration term, which typically ranges from one to three years. Unearned revenues are classified as either current or long-term deferred revenues depending on the future recognition of those revenues. Revenues from hosting and commerce services are recognized over the term of the agreements, which are generally twelve months.

Through December 31, 2000, the Company derived substantially all of its revenues from the Network Commerce Consumer Network, the Network Commerce Business Network and from providing services to businesses.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Revenues from the Network Commerce Consumer Network, which was a network of proprietary and affiliated Web sites including www.shopnow.com and licensed affiliates, the BottomDollar Network (including www.bottomdollar.com and licensed affiliates) and www.speedyclick.com were generated primarily from the sale of online marketing services, leads and orders, advertising and merchandising. Revenues from these agreements were recognized as the media or services were delivered to the merchants over the term of the agreements, which typically ranged from one to twelve months. Where billings exceed revenues earned on these agreements, the amounts are included in the accompanying consolidated balance sheets as deferred revenue. The Company bears the full credit risk with respect to these sales. In certain circumstances, such as with the www.chaseshop.com portal, the Company offered products directly to shoppers. In these instances where the Company acted as merchant-of-record, the Company records as revenue the full sales price of the product sold and records the full cost of the product to the Company as cost of revenues, upon shipment of the product. Shipping charges billed to the customer are included in revenues, and the costs incurred by the Company to ship the product to the customer are included in cost of sales.

Revenues  from the  Network  Commerce  Business  Network,  which is a network of proprietary and affiliated Web sites, including www.registrars.com, www.b2bnow.com, www.freemerchant.com and www.ubarter.com, are derived primarily from providing domain registration, web-enablement services, commerce-enablement services, transaction processing, advertising and technology licensing to businesses. Revenues from registrars.com are derived from the sale of domain name registration fees, which are typically paid in full at the time of the sale and are recognized over the registration term, which typically range from one to three years. Unearned revenues are classified as either current or long-term deferred revenues depending on the future recognition of those revenues.

Revenues from b2bNow.com are generated primarily from the sale of advertising and merchandising products and services similar to those sold on the Network Commerce Consumer Network. Revenues from Ubarter.com are generated from transaction fees earned from member businesses that transact over the Ubarter exchange system as well as from products sold by Ubarter.com to other member merchants of the Ubarter exchange system. Revenues from services are generated principally through development fees, domain registration fees, hosting fees and sales and marketing services. These services can be purchased as a complete end-to-end suite of services or separately. The Company recognizes revenues from the development of custom applications and online stores and marketing projects on a percentage of completion basis over the period of development or the period of the marketing project. These projects generally range from two to twelve months. Hosting contracts typically have a term of one year, with fees charged and earned on a monthly basis. The Company bears full credit risk with respect to these sales. Anticipated losses on these contracts are recorded when identified. To date, losses have not been significant. Contract costs include all direct labor, material, subcontract and other direct project costs and certain indirect costs related to contract performance. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements that may result in revision to costs and income, are recognized in the period in which the revisions are determined. Unbilled services typically represent amounts earned under the Company's contracts not billed due to timing or contract terms, which usually consider passage of time, achievement of certain milestones or completion of the project. Where billings exceed revenues earned on contracts, the amounts are included in the accompanying consolidated balance sheets as

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


customer deposits, as the amounts typically relate to ancillary services, whereby the Company is acting in an agency capacity. Fee revenue from ancillary services provided by the services division is recognized upon completion of the related job by the applicable third party vendor.

Revenues are also generated from fees paid to the Company by businesses and merchants who license the Company's technology; transaction processing, fraud prevention, and online payment gateways, as well as other e-commerce enabling technologies. Revenues include licensing fees, per-transaction fees and in certain cases monthly hosting and maintenance fees, which are recognized in the period earned. Revenues generated from technology licensing are recognized in accordance with Statement of Position 97-2, "Software Revenue Recognition." Where billings exceed revenues earned on these contracts, the amounts are included in the accompanying consolidated balance sheets as deferred revenue. Businesses and merchants who utilize the Company's payment processing technologies act as the merchant-of-record and bear the full credit risk on those sales of goods and services.

The Company recognizes revenues from barter transactions when earned. The Company values the barter transactions based on the value of the consideration received from the customer or from the value of the services provided to the customer, whichever is more readily determinable.

The Company recognizes revenues from sale of online marketing services, leads and orders, advertising and merchandising and receives equity in the customer. The Company values the equity received from these transactions as cost-basis investments based on the value of the consideration received from the customer or from the value of the services provided to the customer, whichever is more readily determinable. The Company monitors these cost-basis investments for impairment. When cost-basis investments are deemed to be permanently impaired, the difference between cost and market value is charged to operations. There can be no assurance that our investments in these early-stage technology companies will be realized.

Revenues for the years ending December 31, 1998 and 1999 include revenues generated from the Company's BuySoftware.com business, which ceased operations in June 1999.

Since restructuring in January 2001, the Company derives revenues primarily from the sale of online marketing services within its Online Marketing Services Group and domain registration, hosting and commerce services within its Commerce and Business Services Group. Revenues from online marketing services are recognized as the services are delivered to the merchants over the term of the agreement, which typically range from one to twelve months. Revenues from domain registrations are recognized over the registration term, which typically range from one to three years. Unearned revenues are classified as either current or long-term deferred revenues depending on the future recognition of those revenues. Revenues from hosting and commerce services are recognized over the term of the agreements, which are generally twelve months.

Unusual Item - Cost of Goods

During the first quarter of 2000, the Company paid Inktomi Corp. (Inktomi) a $6.1 million prepaid fee to be a non-exclusive distributor of Inktomi's shopping engine technologies. This fee allowed the Company to sell up to 100 occurrences to Inktomi's shopping engine during a 12-month period subsequent to the first quarter 2000. Through September 30, 2000, the Company had recognized approximately $400,000 in revenues from this distribution agreement. Based on this sales history, management determined that the Company would not recover the

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

remaining value of the prepaid fee before the 12-month period expires. As a result, the Company charged $5.3 million to cost of revenues - unusual item during the third quarter 2000 in order to write down this prepaid asset to its net realizable value, which was deemed to be approximately $400,000 at the time that the unusual item was recorded.

Cash, Restricted Cash and Cash Equivalents

For the purposes of consolidated statements of cash flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents are comprised of investments in money market funds, government mortgage-backed bonds, and highly rated corporate securities. Approximately $16.6 million and $2.6 million of cash as of December 31, 2000 and 1999, respectively, is characterized as restricted in order to secure certain facilities leasing and debt obligations under letters of credit and another security arrangement. The Company's restricted cash and cash equivalents are stated at cost, which approximates fair market value.

Short-Term Investments and Marketable Equity Securities

The Company classifies these securities as available-for-sale and they are stated at fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement specifies that available-for-sale securities are reported at fair value with changes in unrealized gains and losses recorded directly to shareholders' equity, which are also reflected in accumulated other comprehensive loss in the accompanying consolidated statement of changes in shareholders' equity and comprehensive loss. Fair value is based on quoted market prices. The Company's short-term investments consist of corporate notes and bonds, commercial paper, municipal notes and bonds, auction preferreds and US government securities and are stated at fair value as of December 31, 2000 and at cost, which approximates market value as of December 31, 2000. Marketable equity securities consist solely of investments in the common stock of publicly traded companies and are recorded at fair value. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Dividend and interest income are recognized as earned. Any changes in market values that are considered other than temporary are recorded as realized gains or losses in current operations (see Note 4).

Property and Equipment

Property and equipment are stated at cost. Assets purchased under capital leases are recorded at cost (based on the present value of future minimum lease payments discounted at the contractual interest rates). Depreciation is computed using the straight-line method over the useful lives of the assets estimated at three to ten years, or in the case of leasehold improvements, ten years or the life of the lease, whichever is shorter. Betterments are capitalized. Repairs and maintenance expenditures are expensed as incurred.

Goodwill and Other Intangible Assets

Intangible assets consist primarily of acquired technology, assembled workforce, proprietary concepts, customer lists, domain names and goodwill related to acquisitions accounted for under the purchase method of accounting. Amortization

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, primarily three years. The Company identifies and records impairment losses on intangible and other assets when events and circumstances indicate that such assets might be impaired. The
Company considers factors such as significant changes in the regulatory or business climate and projected future cash flows from the respective asset. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset (see Note 4, Note 18 and Note 19).

Cost-Basis Investments

The Company's cost-basis investments, which consist primarily of investments in the equity securities of certain early-stage technology companies, were $29.5 million and $12.2 million at December 31, 2000 and 1999, respectively. The Company monitors its cost-basis investments for impairment (see Note 10). When cost-basis investments are deemed to be permanently impaired, the difference between cost and market value is charged to operations. There can be no assurance that the Company's investments in these early-stage technology companies will be realized. (see Note 19)

Advertising Costs

The cost of advertising is expensed as incurred. For the years ended December 31, 2000, 1999 and 1998, the Company incurred advertising and direct marketing expenses of approximately $43.0 million (of which $3.8 million was incurred from barter arrangements), $29.1 million and $5.7 million, respectively.

Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries, supplies and contract services.

The Company's accounting policy is to capitalize eligible computer software development costs upon the establishment of technological feasibility, which the Company has defined as completion of a working model. For the years ended December 31, 2000, 1999 and 1998, the amount of eligible costs to be capitalized has not been significant, and accordingly, the Company has charged all software development costs to research and development in the accompanying consolidated statements of operations.

Stock Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and instead applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations (see Recent Accounting Pronouncements below). Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock over the stock option exercise price at the date of grant. Options and warrants issued to non-employees are accounted for using the fair value method of accounting as prescribed by SFAS No. 123.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. The Company's income tax benefits of $49.2 million for the year-ended December 31, 2000 are the result of changes in the Company's deferred tax accounts, which have principally been created as a result of the Company's recent business acquisitions and from the Company's generation of net operating losses. The Company did not recognize income tax benefits for any previous period.

Net Loss Per Share

In accordance with SFAS No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of common stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company did not include the effects of convertible preferred stock or shares issuable upon the exercise of stock options and warrants as the effect of their inclusion is antidilutive for all periods.

Segment Information

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company has defined its operating segments based upon available financial information, by how they are regularly evaluated by the Company's chief operating decision makers, or a decision-making group, by how resources are allocated and by how performance is evaluated by segment. As allowed under SFAS No. 131, certain divisions within the Company are aggregated in determining the Company's operating segments. The Company's chief operating decision-making group is comprised of the chief executive officer and various executive vice presidents and general managers of the Company. The Company has identified five distinct reportable segments: the Network Commerce Consumer Network, the Network Commerce Business Network, Services, BuySoftware.com and corporate/other, which includes certain executive and overhead divisions of the Company. While the decision making group evaluates results in a number of different ways, the line of business management structure is the primary basis by which it assesses financial performance and allocates resources. The accounting policies of the line of business operating segments are the same as those described elsewhere in the notes to the consolidated financial statements.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Recent Accounting Pronouncements

In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company believes its revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation." FIN 44 clarifies certain issues relating to the application of APB Opinion No. 25 and related interpretations, which are the authoritative pronouncements the Company uses to account for its stock-based compensation transactions. The adoption of FIN 44 did not have a material effect on the Company's financial position or results of operations.

In September 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" to provide guidance on the classification of shipping and handling fees and costs in financial statements. This consensus is consistent with the Company's historical accounting policies described above and has no impact on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards that require derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded at fair value. The statement requires that changes in the derivative's fair value be recognized currently in operations unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statements of operations, and requires that a company must formally document, designate, and assess the effectiveness of transactions that are subject to hedge accounting. Pursuant to SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133 - an Amendment to
FASB Statement No. 133," the effective date of SFAS No. 133 has been deferred until fiscal years beginning after January 15, 2000. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1998 (and, at a company's election, before January 1, 1999). The Company impact of adopting SFAS No. 133 is not material on the financial statements. However, the statement could increase volatility in the consolidated statements of operations and in other comprehensive loss.

Reclassifications

Certain information reported in previous periods has been reclassified to conform to the current period presentation.

Note 3.  Acquisitions:

In June 1999, the Company acquired GO Software, Inc. (GO). GO develops and markets transaction processing software for personal computers that can function

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


on a stand-alone basis or can interface with core corporate accounting systems. The Company paid GO $4.7 million in cash, issued a $1.0 million promissory note bearing interest at 10%, and issued 74,917 shares of common stock, valued at $128.10 per share, for a total purchase price of $15.4 million. The acquisition was accounted for using the purchase method of accounting. Of the excess purchase price of approximately $14.4 million, $13.8 million was allocated to acquired technology and $556,000 was allocated to goodwill, which are both being amortized over a three-year life. The note bore interest at 10% and was repaid in full upon completion of the Company's IPO. (See Note 20.)

Also in June 1999, the Company acquired CardSecure, Inc. (CardSecure) for a purchase price of approximately $3.5 million. CardSecure is a developer of e-commerce enabled Web sites. The acquisition was accounted for using the purchase method of accounting. The excess purchase price of approximately $3.5 million was allocated to acquired technology and is being amortized over a three-year life.

On November 12, 1999, the Company acquired SpeedyClick, Corp. (SpeedyClick), a California corporation, for $55.6 million of cash, common stock and common stock options. SpeedyClick, a privately held company, maintains an Internet Web site that focuses on entertainment and interactivity. Upon effectiveness of the acquisition, a total of 253,283 shares of common stock valued at $199.65 per share were issued to the owners of SpeedyClick. Options to purchase SpeedyClick common stock were assumed by the Company and converted into 10,502 options to purchase the Company's common stock. The Company also paid cash consideration of $3.0 million to the owners of SpeedyClick. The Company accounted for this transaction as a purchase. Of the $55.6 million in consideration paid, approximately $27.9 million was allocated to proprietary concepts, $14.7 million to customer lists and $13.0 million to goodwill. These intangible assets are being amortized over a three-year life. However, in March 2001, the Company decided to shut down the operations and wrote-off the remaining intangible assets. (see Note 19)

On December 3, 1999, the Company acquired Cortix, Inc. (Cortix), an Arizona corporation doing business as 20-20Consumer.com, for $14.4 million of cash and common stock. Cortix, a privately held company, is an operator of comparison shopping services including online reviews and ratings for commerce-oriented businesses, merchants and products. Upon effectiveness of the acquisition, 47,429 shares of common stock valued at $282.15 per share were issued to the owners of Cortix. The Company also paid cash consideration of $1.0 million to the owners of Cortix. The Company accounted for this transaction as a purchase. Of the $14.4 million in consideration paid, approximately $11.3 million was allocated to acquired technology, $1.6 million to customer lists and $1.3 million to goodwill. These intangible assets were being amortized over a three-year life. However, in December 2000, the Company decided to shut down the operations and wrote-off the remaining intangible assets of $9.1 million. (see
Note 4)

On December 17, 1999, the Company acquired WebCentric Inc., (WebCentric) a Kansas corporation doing business as bottomdollar.com, for $40.2 million of common stock, common stock options and approximately $1.4 million of cash. WebCentric, a privately held company, develops e-commerce integration technology and applications, including a comparison shopping engine that allows consumers to search and compare the products and services of several leading Internet merchants. Upon effectiveness of the acquisition, a total of 144,127 shares of

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


common stock valued at $253.35 per share were issued to the owners of WebCentric. In addition, the Company issued replacement stock options to purchase an aggregate of 8,103 shares of the Company's common stock to certain employees and owners of WebCentric. The Company accounted for this transaction as a purchase. Of the $40.2 million in consideration paid, approximately $31.8 million was allocated to acquired technology, $3.3 million to customer lists and $4.6 million to goodwill. These intangible assets were being amortized over a three-year life. However, in December 2000, the Company decided to shut down the operations and wrote-off the remaining intangible assets of $24.3 million. (see
Note 4).

On January 13, 2000, the Company, through its wholly owned subsidiary 3037952 Nova Scotia Company, a Nova Scotia Company, acquired Pronet Enterprises Ltd. (Pronet), a Canadian company, for approximately $12.8 million, of which $3.2 million was paid in cash, $2.2 million in non-cash deferred tax liabilities assumed and $7.4 million in common stock and common stock options issued to Pronet shareholders. Pronet, a privately held company, operates a business-to-business portal and marketplace that aggregates businesses that seek to transact with one another. Upon effectiveness of the acquisition, a total of 10,834 shares of common stock, valued at $264.00 per share, were issued to the shareholders of Pronet. In addition, the Company issued options to purchase 23,445 shares of common stock to the two principals of Pronet. The Company accounted for this transaction as a purchase. Of the $12.8 million in consideration paid, approximately $6.3 million was allocated to acquired technology, $2.7 million to customer lists and $3.8 million to goodwill. These intangible assets are being amortized over a three-year life. In January 2001, management revised its estimated useful life for these assets and will be amortizing the remaining carrying value of Pronet (approximately $9.1 million as of December 31, 2000) over the first six months of 2001.

On January 18, 2000, the Company acquired AXC Corporation (AXC), a Washington corporation, for approximately $17.9 million, of which $2.2 million was paid in cash, $4.1 million in non-cash deferred tax liabilities assumed and $11.6 million in common stock and common stock options issued to AXC shareholders. AXC, a privately held company, provided e-commerce consulting services to businesses. Upon effectiveness of the acquisition, a total of 36,020 shares of common stock valued at $264.00 per share were issued to the owners of AXC. In addition, the Company issued replacement stock options to purchase an aggregate of 4,806 shares of the Company's common stock to certain employees and owners of AXC. The Company accounted for this transaction as a purchase. Of the $17.9 million in consideration paid, approximately $7.2 million was allocated to assembled workforce, $4.9 million to customer lists, $5.0 million to goodwill and $800,000 to working capital. These intangible assets were being amortized over a three-year life. However, in December 2000, the Company decided to shut down the operations and wrote-off the remaining intangible assets of $14.2 million. (see Note 4).

On April 11, 2000, the Company acquired FreeMerchant.com, Inc. (FreeMerchant), a Delaware corporation, for approximately $38.1 million, of which $2.0 million was paid in cash, $10.0 million in non-cash deferred tax liabilities assumed, $500,000 of debt assumed and $25.6 million in common stock and common stock options issued to FreeMerchant shareholders. FreeMerchant, a privately held company, has developed online store-builder technology for small- to medium-sized merchants that seek a low-cost point of entry to e-commerce and provides hosting services to those merchants. Upon effectiveness of the acquisition, a total of 171,582 shares of common stock, valued at $132.00 per share, were issued to the shareholders of FreeMerchant. In addition, the Company

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

issued options to purchase 19,574 shares of common stock to certain FreeMerchant shareholders and employees. The Company accounted for this transaction as a purchase. Of the $38.1 million in consideration paid, approximately $23.0 million was allocated to acquired technology, $4.1 million to assembled workforce and $11.0 million to goodwill. These intangible assets are being amortized over a three-year life.

On June 2, 2000, the Company effected its acquisition of Ubarter.com Inc (Ubarter), a Nevada corporation, pursuant to an agreement and plan of merger dated January 20, 2000, for approximately $61.7 million, of which $875,000 was paid in cash, $11.4 million in non-cash deferred tax liabilities assumed, $978,000 in net liabilities assumed, $7.6 million in the cancellation of debt between Ubarter and the Company, and $40.8 million in common stock and common stock warrants issued to Ubarter shareholders and creditors. Ubarter, a publicly traded company, is a business-to-business e-commerce enterprise, which utilizes the Ubarter Dollar as payment for products and services by its member businesses over its proprietary barter exchange system. Upon effectiveness of the acquisition, a total of 178,859 shares of common stock valued at approximately $226.50 per share were issued to the shareholders and creditors of Ubarter. In addition, the Company issued warrants to purchase 3,457 shares of common stock to certain Ubarter shareholders, employees and creditors. The Company accounted for this transaction as a purchase. Of the $61.7 million in consideration paid, approximately $7.5 million was allocated to acquired technology, $2.5 million to assembled workforce, $25.1 million to proprietary concept, $2.5 million to customer lists, and $24.0 million to goodwill. These intangible assets were being amortized over a three-year life. However, in December 2000, we recognized an impairment charge of $46.6 million. (see Note 4, Note 18 and Note 20).

On August 24,  2000,  the Company  acquired  Ivebeengood.com,  d.b.a.  UberWorks
(UberWorks), a wholly owned subsidiary of Trilogy, Inc. (Trilogy), for approximately $22.8 million, of which $2.4 million was accrued as non-cash deferred compensation, $5.9 million in non-cash deferred tax liabilities assumed and $14.5 million in common stock and common stock options issued to UberWorks shareholders and employees. UberWorks was a developer of multi-merchant e-commerce purchasing tools and universal shopping cart technology. Upon effectiveness of the acquisition, a total of 173,438 shares of common stock valued at approximately $91.95 per share were issued to shareholders of UberWorks, of which 28,217 are being held back by the Company to be subsequently released based on time vesting and on certain performance criteria yet to be achieved (these shares have been excluded from determining the Company's weighted average shares outstanding used to calculate basic and diluted earnings per share). The maximum term of the retention is three years from the effective date of the acquisition. In addition, the Company issued a warrant to Trilogy, with an exercise price of $0.000015 per share, to purchase additional shares of the Company's common stock if, on the one-year anniversary date of the acquisition, the shares currently held by Trilogy (Trilogy Shares) are not worth at least $13.1 million. The maximum number of additional shares that Trilogy can purchase under the terms of the warrant is 173,334. To the extent that the Trilogy Shares have a fair market value that exceeds $13.1 million on the one-year anniversary date, the warrant is cancelled and Trilogy must forfeit the number of Trilogy Shares that would be required to bring their fair value down to $13.1 million, limited to a maximum of 86,667 shares to be forfeited under this scenario. The Company also issued options to purchase 16,545 shares of common stock to certain UberWorks employees. The Company accounted for this

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

transaction as a purchase. Of the $22.8 million of consideration paid, approximately $12.3 million was allocated to acquired technology, $2.4 million to deferred compensation, $726,000 to assembled workforce and $7.3 million to goodwill. These intangible assets were being amortized over a three-year life. However, in March 2001, the Company decided to abandon the technology and wrote-off the remaining intangible assets. (see Note 19)

On December 8, 2000, the Company acquired ePackets.Net, Inc. (ePackets) for approximately $270,000 consisting of $150,000 in cash, $37,000 in common stock and common stock options and $83,000 in net liabilities assumed. ePackets provides permission-based one-to-one email solutions. In connection with this acquisition, the Company issued to the shareholders of ePackets a total of 2,222 shares of common stock. The Company accounted for this transaction as a purchase. The consideration paid was allocated to acquired technology and is being amortized over a three-year life. (See Note 19)

On December 22, 2000, the Company acquired Internet Domain Registrars Corporation (IDR), for approximately $23.6 million, consisting of $750,000 in cash, $6.1 million in non-cash deferred tax liabilities assumed, $5.7 million in common stock and $11.1 million in net liabilities assumed. IDR is a domain name infrastructure company. In connection with this acquisition, the Company issued to the shareholders of IDR a total of 510,000 shares of common stock, of which 66,667 were placed in escrow for indemnification purposes. In addition, 218,734 shares were issued and placed in escrow to be released to the former shareholders and certain employees of IDR upon the achievement of established future revenue targets over an eighteen month period, and 14,600 shares were issued to employees of IDR who continued to be employed by IDR after the acquisition. Finally, 40,000 shares of common stock was issued at the closing to certain other persons in connection with the settlement of potential claims against IDR and as consideration of services rendered to IDR in connection with the acquisition. The closing price of the Company's common stock on December 22, 2000 was $10.35 per share. The Company accounted for this transaction as a purchase. Of the $23.6 million of consideration paid, approximately $10.5 million was allocated to proprietary concept, $874,000 to domain name, $3.5 million to customer lists, $874,000 to assembled workforce and $7.8 million to goodwill. These intangible assets were being amortized over a three-year life. (see Note 20)

Unaudited Pro Forma Combined Results

The following summarizes the unaudited pro forma results of the Company's operations for the years ended December 31, 2000 and 1999 assuming the GO, CardSecure, SpeedyClick, Cortix and WebCentric acquisitions had occurred as of January 1, 1999 and assuming the AXC, Pronet, FreeMerchant, Ubarter, UberWorks and IDR acquisitions had occurred as of January 1, 2000. The pro forma results are presented for the purposes of additional analysis only and do not purport to present the results of operations that would have occurred for the periods presented or that may occur in the future.

                                                                 Year Ended December 31,
                                                       --------------------------------------------
                                                               2000                    1999
                                                       --------------------------------------------
                                                           (in thousands, except share amounts)
            Revenues                                       $      107,917          $       48,976
            Net loss before taxes                                (337,382)               (184,927)
            Net loss per share before taxes                        (89.00)                (211.82)

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 4.  Restructuring and Impairment Charges:

Impairment of Certain Long-Lived Assets

Early in the fourth quarter 2000, the Company launched a new user interface and back-end management system for the Ubarter.com merchant exchange, and executed various marketing efforts to promote the new system. These efforts did not stimulate growth in the Ubarter economy as expected, which led to a revision in management's original forecasts and projections for Ubarter. These revised forecasts indicated that future expected cash flows from this business unit were less than the carrying value of its intangible assets, thus triggering an impairment event in December 2000. At that time, the carrying value of Ubarter's intangible assets including goodwill was $51.6 million. Based on recent comparable sales of other barter exchange systems, management determined the fair value of Ubarter.com to be approximately $5.0 million. As a result, the Company recognized an impairment charge of $46.6 million in December 2000, which is reflected in the accompanying December 31, 2000 consolidated statement of operations. In March 2001, the Company recognized additional losses on the sale of certain Ubarter assets. (see Note 19)

Restructurings and Related Impairments

In December 2000, the Company initiated a restructuring plan to focus more resources on the technology infrastructure and services business that resulted in the closing of certain business units including Media Assets, Inc. (d.b.a. The HagginGroup), ShopNow.com, AXC, Cortix and WebCentric, as well as termination of approximately 141 employees. The Company recognized restructuring and impairment charges of $64.9 million, which included $48.1 million of impaired intangible assets and goodwill as well as $16.6 million of tenant improvements, fixed assets, software and supporting technologies and infrastructure related to these acquired businesses. Charges relating to employee severance and benefits for terminated employees were $235,000, of which $170,000 had been paid as of December 31, 2000 and the remainder was paid early in the first quarter of 2001. Of the $64.9 million in recognized restructuring and impairment charges, approximately $3.2 million is related to future cash outlays that are expected to be incurred during 2001 from exiting lease agreements for office space that is no longer in use. This amount is included in accrued liabilities in the accompanying December 31, 2000 consolidated balance sheet.

Note 5.  Short-Term Investments:

Short-term investments are summarized as follows (in thousands):

                                               December 31,                         December 31,
                                                   2000                                 1999
                                     -------------------------------       -------------------------------
                                         Cost           Market Value           Cost           Market Value
                                     -------------------------------       -------------------------------
Auction preferreds                   $         --       $         --       $     14,647       $     14,647
Municipal notes and bonds                   3,503              3,500             13,453             13,453
Commercial paper                               --                 --             11,452             11,452
Corporate notes and bonds                   6,867              6,744              6,298              6,298
U.S. government securities                  1,499              1,495              3,572              3,572
Certificate of deposit                      9,853              9,853                150                150
                                     ------------       ------------       ------------       ------------
Total short-term investments         $     21,722       $     21,592       $     49,572       $     49,572
                                     ============       ============       ============       ============

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 6.  Marketable Equity Securities:

At December 31, 2000, the Company's investments in marketable equity securities were comprised primarily of 476,410 shares of 24/7 Media, a publicly traded company subject to the reporting requirements of the SEC. During the fourth quarter of 2000, management determined that its investment in 24/7 Media and certain of its other investments in marketable equity securities were permanently impaired. As a result, the Company recorded an impairment charge of $23.7 million, which is included as a component of nonoperating income (expense) in the accompanying December 31, 2000 consolidated statement of operations. Fair values used to determine the magnitude of the impairment charge were based on an average closing market price as of December 31, 2000 of the individual securities as quoted in the public markets. There were no such charges in prior periods. After recording this charge, the Company's cost basis in its marketable equity securities was $431,000 (equivalent to their fair values) as of December 31, 2000, compared to $23.4 million as of December 31, 1999. For the year-ended December 31, 1999, the Company had recognized unrealized holding gains of $7.5 million.

During the fourth quarter of 1999, the Company sold 110,000 of its original 195,122 shares of FreeShop.com, Inc. for a recognized gain of $2.4 million. The Company's remaining 85,122 shares were sold during 2000 for a recognized gain of $1.3 million. There were no sales of the Company's marketable equity securities in 2000 or prior to 1999.

Note 7.  Unbilled Services:

Unbilled services is comprised of marketing and professional services of $10.8 million and $2.1 million, at December 31, 2000 and 1999, respectively. These amounts were primarily billed in the following month.

Note 8.  Property and Equipment:

Property and equipment consists of the following (in thousands):

                                                                       December 31,
                                                           --------------------------------------
                                                                2000                   1999
                                                           --------------------------------------
            Equipment                                      $        4,506          $       11,065
            Software                                               20,377                  10,645
            Furniture and fixtures                                  9,166                   1,618
            Leasehold improvements                                  1,128                     817
                                                           --------------          --------------
                                                                   35,177                  24,145
            Less - Accumulated depreciation and
              amortization                                        (12,597)                 (4,760)
                                                           --------------          --------------
                Property and equipment, net                $       22,580          $       19,385
                                                           ==============          ==============


                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was approximately $11.1 million, $3.6 million and $816,000, respectively.

Property and equipment shown above include assets under capital leases of approximately $8.3 million and $6.9 million at December 31, 2000 and 1999, with corresponding accumulated amortization of approximately $2.5 million and $1.0 million at December 31, 2000 and 1999, respectively.

Note 9.  Other Intangible Assets:

Other intangible assets consists of the following (in thousands):

                                                                       December 31,
                                                           --------------------------------------
                                                                2000                   1999
                                                           --------------------------------------
            Acquired technology                            $       60,875          $       61,297
            Proprietary concept                                    40,841                  27,910
            Customer lists                                         20,581                  22,297
            Domain names                                            4,268                   1,775
            Assembled workforce                                     6,060                      --
            Other                                                     420                     402
                                                           --------------          --------------
                                                                  133,045                 113,681
            Less - Accumulated amortization                       (38,306)                 (8,968)
                                                           --------------          --------------
             Total other intangible assets, net            $       94,739          $      104,713
                                                           ==============          ==============

Note 10.  Cost-Basis Investments:

Cost-basis investments in the equity securities of certain technology companies consist of the following (in thousands):

                                                                         December 31,
                                                           --------------------------------------
                                                                  2000                   1999
                                                           --------------------------------------
            Futurist Records, Inc.                         $        8,200          $           --
            Privaseek, Inc.                                         4,728                   4,728
            Bidbay, Inc.                                            3,108                      --
            Planet of Music, Inc.                                   2,754                      --
            Escrow.com, Inc.                                        2,700                   5,387
            The Munder Fund                                         1,499                      --
            Skyway Communications, Inc.
                 (promissory note receivable)                       1,481                      --
            Insuresuite.com, Inc.                                     900                      --
            Other                                                   4,111                   2,072
                                                           --------------          --------------
             Total cost-basis investments                  $       29,481          $       12,187
                                                           ==============          ==============

During the second half of 2000, management determined that certain of its cost-basis investments were permanently impaired relative to their historical values. As a result, the Company recognized an impairment charge of $8.6 million, which is included as a component of nonoperating income (expense) in the accompanying December 31, 2000 consolidated statement of operations. Permanent impairments in the Company's cost-basis investments were determined by examining the operations of each company, and when possible by reviewing recent private-placement valuations for comparable companies and by obtaining professional business valuations. There were no such charges prior to 2000. Also during 2000, the Company sold 1.4 million of its original 2 million shares held in Escrow.com, Inc., for a recognized gain of $3.9 million. There were no other

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

sales of the Company's cost-basis investments in 2000 or prior to 1999. The above companies are predominantly early stage technology companies, which will in most instances be seeking to raise additional capital in the future. There is no assurance that additional capital will be raised by these entities, and management's evaluation of permanent impairment may change in the near term as facts and circumstances change. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in determining whether permanent impairment had occurred as of December 31, 2000. (see Note 19)

Note 11.  Accrued Liabilities:

Accrued liabilities consists of the following (in thousands):

                                                                       December 31,
                                                           --------------------------------------
                                                                 2000                   1999
                                                           --------------------------------------
            Accrued compensation and benefits              $        4,730          $        4,422
            Accrued marketing expenses                              3,047                   2,145
            Other accrued liabilities                              10,369                   2,211
                                                           --------------          --------------
             Total accrued liabilities                     $       18,146          $        8,778
                                                           ==============          ==============

Note 12.  Deferred Revenues:

Deferred revenues consists of the following (in thousands):

                                                                       December 31,
                                                           --------------------------------------
                                                                 2000                   1999
                                                           --------------------------------------
            Domain registrations                           $       11,982          $           --
            Marketing services                                      8,898                     816
            Licensing fee                                           2,259                   4,970
            Professional services                                   2,619                      --
                                                           --------------          --------------
                                                                   25,758                   5,786
            Less - Current portion of deferred
              revenues                                            (22,055)                 (5,786)
                                                           --------------          --------------

             Deferred Revenues                             $        3,703          $           --
                                                           ==============          ==============

Unearned revenues related to domain registrations represent the unexpired term of registration fees, net of the referral commissions paid to affiliates and referral partners, and are recognized ratably over the term of the registration. Revenues from marketing and professional fees are recognized when services are delivered, and licensing fees are recognized over the term of agreement.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-months periods ended
                     June 30, 2001 and 2001 is unaudited.)
                          December 31, 2000 (Continued)

Note 13.  Debt Obligations:

Notes and leases payable consists of the following (in thousands):

                                                                                            December 31,
                                                                                -----------------------------------
                                                                                     2000                 1999
                                                                                -----------------------------------

Convertible note payable to shareholder, bearing interest at applicable federal rate, quarterly principal and interest payments totaling $113,000; final payment due in October 2000.
  The note is convertible to common stock at $8.00 per share                    $           --       $          437
Term note payable bearing interest at 12% per year, principal and interest payments payable monthly, final payment due in March
  2002                                                                                   1,750                3,086
Credit agreement bearing interest at prime lending rate plus
  1-1/2% (11% at December 31, 2000); principal and interest payments payable monthly, final payment due in November 2003,
  net of discount of $300,000                                                            9,847                   --
Convertible notes payable, net of discount of $5,235,000                                 9,765                   --
Capital lease obligations and other notes payable, interest and principal payable monthly, interest at rates from 5% to 29%
  with maturity dates between 2001 and 2010                                              5,176               10,451
                                                                                --------------       --------------
                                                                                        26,538               13,974
                                                                                --------------       --------------
         Less current portion                                                          (24,797)              (8,565)
                                                                                --------------       --------------
                                                                                $        1,741       $        5,409
                                                                                ==============       ==============

In March 1999, the Company entered into a loan and security agreement with a financial institution for a term loan and line of credit. In May 1999, the agreement was amended and restated to allow the Company to borrow up to $8.5 million at any one time, consisting of a $3.5 million term loan (term loan), a $4.0 million bridge loan (bridge loan) and a line of credit of up to $2.5 million. The term loan bears interest at 12%, is secured by a letter of credit and matures in March 2002. In conjunction with the agreement, the Company issued warrants to acquire 72,000 shares of common stock at an exercise price of $6.25 per share. The warrants are exercisable immediately and expire in March 2006. In May 1999, the Company issued to the financial institution additional warrants to acquire 70,000 shares of common stock at an exercise price of $7.00 per share. The warrants are exercisable immediately and expire in June 2006.

On May 19, 2000, the Company entered into a credit agreement with a commercial bank, with a maximum commitment amount of $15.0 million to finance the purchase of equipment, software and tenant improvements. The credit agreement is secured by substantially all of the Company's assets and had an outstanding balance of $10.1 million at December 31, 2000. The outstanding commitments bear interest at an annual rate equal to the prime lending rate plus one and one-half percent. Outstanding commitments under the agreement are required to be repaid under specific schedules, with all commitments to be repaid no later than November 18, 2003. The credit agreement requires the Company to maintain certain financial ratios and places limitations on certain financing and investing activities. The credit agreement also contains other customary conditions and events of default that, in the event of noncompliance by the Company, would prevent any further borrowings and would generally require the repayment of any outstanding commitments under the credit agreement. As of December 31, 2000, the Company had an adjusted quick ratio of 1.14 to 1.00 that was not in compliance with the financial ratio covenant required of 1.75 to 1.00. (see Note 19 and Note 20)

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


On September 29, 2000, the Company sold $20.0 million of convertible notes and warrants to a private institution. The notes have a one-year term and bear interest at an annual rate of six percent. On October 26, 2000, the Company filed a registration statement on Form S-3 with the SEC, which was declared effective on December 4, 2000. Also, the Company issued warrants to purchase 270,043 shares of common stock to the private institution at an exercise price of $155.55 per share. The warrants are immediately exercisable and expire in five years. These warrants were valued at $9.4 million and were recorded as common stock warrants in the accompanying December 31, 2000 consolidated balance sheet. The notes were valued at $10.6 million. Immediately after the effective date, $5.0 million of the notes were converted into common stock. The terms of the notes provide for conversion to common stock at a conversion price of $25.20 per share. Under the terms of the agreement, the notes can be called by the holder if the Company were to be delisted from the NASDAQ stock exchange. (see
Note 20)

Notes and leases payable mature as follows for the periods ending December 31, (in thousands):

                    2001                               $         24,874
                    2002                                          5,779
                    2003                                            944
                    2004                                             36
                    2005                                             21
                    Thereafter                                      199
                                                       ----------------
                    Total notes and leases
                      payable                          $         31,853
                                                       ================
Note 14.  Commitments and Contingencies:

Commitments

The Company is obligated under capital and operating leases for various equipment leases and its office facilities. The leases expire through 2011. Future minimum lease payments under these leases are as follows for the periods ending December 31, (in thousands):

                                                   Capital         Operating
                                                   Leases           Leases
                                                ------------      -----------
    2001                                        $      3,972      $     8,284
    2002                                               1,065            8,742
    2003                                                 148            8,621
    2004                                                  20            8,305
    2005                                                   2            7,076
    Thereafter                                            --           26,537
                                                ------------      -----------
                                                       5,207
    Less amounts representing interest                  (532)     $    67,565
                                                                  ===========
    Net present value of minimum lease
      payment                                   $      4,675
                                                ============

In 1999, the Company issued 4,160 warrants to purchase common stock at $93.75 per share to two financial institutions in conjunction with certain leases included above. The warrants are exercisable immediately and expire between June 2004 and April 2006.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Rental expense for the years ended December 31, 2000, 1999 and 1998 was approximately $4.1 million, $1.3 million and $225,000, respectively.

The Company has commitments under various business agreements to purchase advertising totaling approximately $10.1 million in 2001, of which $8.9 million is related to barter transactions, decreasing to $250, 000 in 2002.

Contingencies

On October 6, 2000, Mall.com, Inc. filed suit against the Company. The suit is based on a contract between Mall.com and IveBeenGood.com, which the Company acquired in August 2000. The suit alleges that IveBeenGood.com breached a contract with Mall.com, breached a warranty given to Mall.com and committed fraud and negligent misrepresentation. Mall.com seeks return of cash and stock paid by Mall.com, attorneys' fees and costs, $1 million in direct damages, $15 million in compensatory damages and $32 million in punitive damages. Management intends to vigorously defend the Company's position. (See Note 19 and Note 20)

From time to time the Company has been named in other claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

Note 15.  Income Taxes:

Prior to 2000, the Company had not provided for any current or deferred United States federal, state or foreign income tax provision or benefit because it had incurred net operating losses since inception, and had historically provided full valuation allowances on those deferred tax assets due to the uncertainty regarding their realizability. In December 1999, the Company's valuation allowance was reduced to zero due to the increase in deferred tax liabilities recognized from business acquisitions, which as of December 31, 1999, exceed the amount of deferred tax assets recognized by the Company. As additional deferred tax assets were generated during 2000, deferred tax benefits were recognized by the Company totaling $49.2 million for the year ended December 31, 2000. Deferred tax assets consist primarily of net operating loss carryforwards, stock-compensation expense not recognized for tax purposes and deferred revenue recognized immediately for tax purposes. Deferred tax liabilities consist primarily of intangible assets not recognized for tax purposes and accelerated tax depreciation deductions exceeding the amounts recognized by the Company in its consolidated financial statements. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes were as follows (in thousands):

                                                             December 31,
                                                    --------------------------
                                                         2000          1999
                                                    --------------------------
Deferred tax assets:
     Net operating loss carryforwards               $   69,033      $   29,021
     Stock-based compensation                               --           2,730
     Restructuring and impairment charges               15,107              --
     Deferred revenue                                    2,473           1,889
     Other                                                 945             311
     Valuation allowance for deferred tax assets       (51,505)             --
                                                   -----------      ----------
     Total deferred tax assets                          36,053          33,951
                                                   -----------      ----------
Deferred tax liabilities:
     Intangible assets                                 (36,001)        (38,398)
     Property and equipment                                (52)            (64)
                                                   -----------      ----------
     Total deferred tax liabilities                    (36,053)        (38,462)
                                                   -----------      ----------
 Net deferred taxes                                $       --       $   (4,511)
                                                   ===========      ==========

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Income tax benefit differed from the amounts computed by applying the income tax rate of 38% (federal statutory rate of 34% plus a blend of state income tax rates, net of the federal benefit) to loss before income taxes as a result of the following (in thousands):

                                                          December 31,
                                    ----------------------------------------------------------
                                          2000                 1999                 1998
                                    ----------------------------------------------------------
Expected income tax benefit         $     (118,268)       $      (28,858)      $        9,403
Increase (decrease) in income
  taxes resulting from:
     Change in valuation
       allowance                            51,505                28,858                9,403
     Nondeductible goodwill                 18,095                    --                   --
     Other                                    (537)                   --                   --
                                    --------------        --------------       --------------
 Actual income tax benefit          $      (49,205)       $           --       $           --
                                    ==============        ==============       ==============

At December 31, 2000, the Company had net operating loss carryforwards of approximately $181.7 million related to U.S. federal, foreign and state jurisdictions. Utilization of net operating loss carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The Company's ability to use net operating losses incurred prior to July 1999 is limited to an aggregate of approximately $14.3 million per year due to sales of Series D and Series E convertible preferred stock to third parties in April 1998 and the sale of Series I convertible preferred stock to Chase Manhattan Bank in July 1999, which resulted in ownership changes. These carryforwards will begin to expire at various times commencing in 2012.

Note 16.  Shareholders' Equity:

Convertible Preferred and Common Stock

At December 31, 2000, the Company had authorized 13,333,334 shares of common stock and 5,000,000 shares of convertible preferred stock. Through September 30, 1999, the Company had issued 1,345,938 shares of convertible preferred stock for total consideration of $89.4 million. All series of the Company's outstanding preferred stock were converted into common stock on a one-for-one basis upon completion of the Company's IPO during the fourth quarter of 1999.

Stock Option Plans

The Company adopted a combined incentive and nonqualified stock option plan (the
Plan) to provide incentive to employees, directors, consultants and advisors. The Company originally reserved 333,334 shares of common stock for issuance under the Plan. During 1999 and 2000, the Company amended the Plan and increased the shares reserved for issuance under the Plan to 700,000 as of December 31,

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

2000. The Company has granted options to purchase 178,884 shares to Company executives outside the Plan. In December 1999, the Company adopted a non-executive officer stock option plan (the NOE Plan) to provide incentive to certain employees and consultants. The Company originally reserved 66,667 shares of common stock for issuance under the NOE Plan, which also allows for automatic increases in the number of shares issuable based on certain events, up to a maximum number of 266,667 shares. During 2000, the Company increased the maximum number of shares issuable under the NOE Plan to 700,000. In December 1999, in connection with the acquisition of SpeedyClick, Corp., the Company assumed the SpeedyClick 1999 Stock Incentive Plan (the SpeedyClick Plan). The SpeedyClick Plan was designed to provide incentive to employees, directors, consultants and advisors. The Company has granted 10,503shares of common stock for issuance under the SpeedyClick Plan. There are 25,000shares of common stock reserved for issuance under the SpeedyClick Plan; however, the Company does not intend to make further grants of options under this Plan.

Options under the Plan, the NOE Plan, the SpeedyClick Plan and options granted outside of the Plan (the Plans) generally expire 10 years from the date of grant. The Board of Directors determines the terms and conditions of options granted under the Plans, including the exercise price. Options are generally granted at fair market value on the date of grant and generally vest ratably over a three-year period from the date of grant.

Under APB No. 25, the Company records compensation expense over the vesting period for the difference between the exercise price and the deemed fair market value for financial reporting purposes of stock options granted. Prior to the Company's IPO, the fair value of common stock had been based on factors including, but not limited to, preferred stock sales, milestones achieved in the development of the Company, comparisons to competitive public companies and general market conditions. Subsequent to the IPO, fair value has been determined using the Company's closing stock price as quoted in the public market. In conjunction with grants made in 2000, 1999 and 1998, the Company recorded $6.2 million, $6.6 million and $182,000 as stock compensation expense in the accompanying December 31, 2000, 1999 and 1998 consolidated statements of operations, respectively.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation expense been recognized on stock options issued based on the fair value of the options at the date of grant and recognized over the vesting period, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

                                                                      December 31,
                                                 ---------------------------------------------------------
                                                     2000                  1999                 1998
                                                 ---------------------------------------------------------
                                                                 (dollars in thousands)
Net loss:
     As reported                                 $     (262,026)        $     (75,943)       $    (24,745)
     Pro forma                                         (271,002)              (83,443)            (25,067)

Basic and diluted net loss per share:
     As reported                                 $       (69.15)        $      (87.00)       $    (105.15)
     Pro forma                                           (71.55)               (95.55)            (106.50)


The fair value of each option is estimated using the Black-Scholes option pricing model that takes into account: (1) the fair value stock price at the grant date, (2) the exercise price, (3) estimated lives ranging from two to three years, (4) no dividends, (5) risk-free interest rates ranging from 5.3% to 6.5% and (6) volatility ranging from 0% through June 18, 1999, 72.0% subsequent to June 18, 1999 through September 30, 1999, and 88.3% subsequent to September 30, 1999 through December 31, 2000. Annual volatility for the year ended December 31, 2000 was 134.70%. The initial impact on pro forma net loss may not be representative of compensation expense in future years when the effect of the amortization of multiple awards would be reflected in results from operations.

A summary of activity relating to stock option grants under the Plans follows:

                                                                 December 31,
                                   ------------------------------------------------------------------------
                                             2000                     1999                     1998
                                           Weighted                 Weighted                 Weighted
                                       Average Exercise         Average Exercise         Average Exercise
                                   ------------------------------------------------------------------------
                                     Options       Price      Options       Price      Options      Price
                                   ------------------------------------------------------------------------

Outstanding at beginning of year      687,533   $   79.20      288,905   $   28.65      119,568   $    8.10
     Granted                        1,524,538       73.35      493,962      102.45      205,826       39.00
     Exercised                       (140,184)      30.75      (44,801)      31.35       (1,834)      11.55
     Cancelled                       (397,334)     121.50      (50,534)      60.90      (34,656)      34.20
                                   ------------------------------------------------------------------------
Outstanding at end of year           1,674,553  $   72.90      687,532   $   79.20      288,904   $   28.65
                                   ========================================================================

Exercisable at end of year            454,215   $   85.50      215,463   $   32.55      112,068   $   15.90
                                   ========================================================================
Weighted average grant date fair
  value of options granted
  during year                                    $ 15.60                   $ 58.65                $     --
                                   ========================================================================

The following information is provided for all stock options outstanding and exercisable at December 31, 2000:

                                                      Outstanding                        Exercisable
                                          -------------------------------------    -------------------------
                                                                      Weighted
                                                        Weighted      Average                     Weighted
                                                        Average      Remaining                    Average
                                          Number of     Exercise    Contractual     Number of     Exercise
Exercise Price Range                       Options        Price     Life (Years)     Options        Price
                                          -------------------------------------    --------------------------
$0.00 - 33.60                                 476,963   $    8.40        8.4            121,938   $   16.65
$33.75 - 67.20                                653,526       52.95        8.3            164,021       56.70
$67.35 - 100.80                               145,552       86.70        8.6             10,047       84.30
$100.95 - 134.40                               80,234      103.80        8.3             36,048      104.85
$134.55 - 168.15                              108,297      145.20        7.8             60,678      144.45
$168.30 - 201.75                              102,401      189.90        8.8             23,537      181.20
$201.90-336.30                                107,584      253.80        7.1             37,949      259.05
                                   ------------------------------------------------------------------------
                                            1,674,557   $   72.90        8.3            454,218   $   85.50
                                   ========================================================================

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

During the fourth quarter of 1999, the contingent performance criteria relating to a stock option grant made outside of the Plan for 20,667 shares of the Company's common stock with an exercise price of $60.00 were satisfied. Accordingly, a stock-based compensation charge of approximately $3.3 million was recognized in the accompanying December 31, 1999 consolidated statement of operations. There were no such charges relating to contingent stock option grants in 2000 or prior to 1999.

In December 2000, the Company granted options to purchase 302,053 shares to Company executives and employees at a price of $11.70 vesting over 3 years. In April 2001, the Company repriced certain options and offered a voluntary stock option exchange program. (see Note 19 and Note 20)

At December 31, 2000, 403,930 shares of common stock were available for future grants under the Plans. Also, 2,078,483 shares of common stock were authorized but unissued relating to outstanding and available stock option grants under the Plans.

Warrants and Options Issued to Non-Employees and Business Partners

On April 29, 1999, pursuant to a distribution and marketing agreement with a telecommunications company, the Company issued warrants to purchase 6,667 shares of the Company's common stock at $150 per share. The warrants are exercisable immediately and expire in April 2002. Simultaneously, the Company entered into a put agreement, which allows the telecommunications company to put the shares back to the Company for $375.00 per share during the period from June 2001 to August 2001. The number of shares subject to the put warrant declines over time as the Company generates revenue under the marketing and distribution agreement. In accordance with EITF 96-13, the Company recorded the fair value of the put warrant in the accompanying consolidated balance sheet as of December 31, 1999.

On May 19, 1999, the Company entered into a distribution agreement with a software manufacturer. As part of this agreement, the Company issued warrants to purchase 6,667 shares of common stock at $135.00 per share, options to purchase 20,000 shares of common stock at $72.00 per share and 13,334 shares of common stock valued at $135.00 per share.

During the third and fourth quarters of 1999, the Company granted warrants to purchase 12,253 shares of the Company's common stock to certain marketing partners at exercise prices ranging from $142.50 to $284.10. These warrants were immediately exercisable when granted and expire between 1 and 5 years from the date of grant.

During the second quarter of 2000, the Company issued warrants to purchase 26,667 shares of common stock to a third party in connection with the sale of certain of the Company's cost-basis investments. The warrants have an exercise price of $30.00 per share and are immediately exercisable at the time of grant.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


During the third quarter of 2000, the Company issued options to purchase 13,334 shares of common stock under the Plans to certain advisory board members. These options have an exercise price of $90.00 and vest ratably over a two-year period. The options were valued at $49.65 per share using a Black-Scholes option pricing model and were recorded as deferred compensation to be amortized over a two-year period. There were no other non-employee stock option grants made during 2000.

Employee Stock Purchase Plan

During 1999, the Company's Board of Directors and shareholders approved and adopted an employee stock purchase plan (the ESPP). A total of 133,334 shares of common stock have been reserved for issuance under the ESPP, which allows for future increases. During two six-month purchase periods each year, eligible employees may withhold up to 10% of their salary, plus commissions, to purchase common stock at a price equal to 85% of the lesser of the fair market value of the Company's common stock on the first or the last day of the applicable six month purchase period. The ESPP will continue for a term of 10 years, unless terminated earlier by the Company's Board of Directors. As of December 31, 1999, no shares had been sold to employees under the ESPP. The first sale of shares to employees occurred on April 30, 2000. For the year-ended December 31, 2000, 13,026 shares of common stock had been purchased by the Company's employees under the ESPP.

The following shares of common stock were reserved at December 31, 2000:

         Convertible preferred stock                                       --
         Common stock options                                       2,078,483
         Common stock warrants                                        499,138
         Employee stock purchase plan                                 120,308
                                                                    ---------
                                                                    2,697,929
                                                                    =========

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 17.  Segment Information:


The Company's segment information for each of the three years ended December 31, 2000, 1999 and 1998 and for the six months ended June 30, 2001 and 2000 are as follows (in thousands):

                                                                   For the Year Ended                    For the Six Months
                                                                      December 31,                          Ended June 30
                                                 --------------------------------------------------  --------------------------
                                                      2000              1999              1998            2001          2000
                                                 --------------------------------------------------  --------------------------
                                                                                                             (unaudited)
Revenues:
     Consumer Network                            $     74,580      $     16,094       $        280    $   5,173    $  30,759
     Business Network                                  13,578                --                 --       10,465        4,860
     Services                                          17,963            10,938              2,416          750        9,984
     BuySoftware.com                                       --             9,923              4,458           --           --
     Corporate/other                                       --                --                 --           --           --
                                                 ---------------------------------------------------  --------------------------
                                                      106,121            36,955              7,154       16,388       45,603
                                                 ---------------------------------------------------  --------------------------
Cost of revenues:
     Consumer Network (including unusual
      item in 2000 of $5,320)                          44,322             9,016                142        1,360        15,894
     Business Network                                   4,648                --                 --        2,589         1,294
     Services                                          10,329             7,123              1,255          299         6,044
     BuySoftware.com                                       --            11,190              4,452           --            --
     Corporate/other                                       --                --                 --           --            --
                                                 ---------------------------------------------------  --------------------------
                                                       59,299            27,329              5,849        4,248        23,232
                                                 ---------------------------------------------------  --------------------------
Gross Profit:
     Consumer Network                                  30,258             7,078                138        3,813        14,865
     Business Network                                   8,930                --                 --        7,876         3,566
     Services                                           7,634             3,815              1,161          451         3,940
     BuySoftware.com                                       --            (1,267)                 6           --            --
     Corporate/other                                       --                --                 --           --            --
                                                 ---------------------------------------------------  --------------------------
                                                       46,822             9,626              1,305       12,140        22,371
                                                 ---------------------------------------------------  --------------------------
Operating Expenses By Segment:
     Consumer Network                                  52,079                                            10,892        19,653
     Business Network                                  23,744                                            12,581         8,476
     Services                                          11,641                                             2,632         4,830
     BuySoftware.com                                       --                                                --            --
     Corporate/other                                  244,451                                           146,899        64,111
                                                 ---------------------------------------------------  --------------------------
                                                      331,915            88,320             26,221      173,004        97,070
                                                 ---------------------------------------------------  --------------------------
Loss From Operations By Segment:
     Consumer Network                                 (21,821)                                           (7,079)       (4,788)
     Business Network                                 (14,814)                                           (4,705)       (4,910)
     Services                                          (4,007)                                           (2,181)         (890)
     BuySoftware.com                                       --                                                --            --
     Corporate/other                                 (244,451)                                         (146,899)      (64,111)
                                                 --------------------------------------------------  ---------------------------
     Loss from operations                        $   (285,093)     $    (78,694)      $    (24,916)  $ (160,864)    $ (74,699)
                                                 ==================================================  ===========================

During 2000, management began tracking profitability by business segment. Management did not track business unit profitability in prior periods. The Company does not track assets by operating segments; consequently, it is not practicable to show assets by operating segments.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


Note 18.  Related Party Transactions:

The Company has notes receivable from five senior executives of $2.9 million, including interest. The notes bear interest at 7% and are due between June 2001 and November 2001. (see Note 19)

The Company has subscriptions receivable of $2.4 million from four senior executives, including interest. The notes bear interest between 6.25% and 7% and are due between May 2001 and September 2001. (see Note 19)

The Company recognized revenues and expenses from entities in which the Company has an equity interest as follows (in thousands):

                                                            Year Ended December 31,
                                    ----------------------------------------------------------------------
                                                       2000                                 1999
                                    -----------------------------------------   --------------------------
                                    Merchandising      Service      Marketing    Merchandising   Marketing
                                       Revenues       Revenues       Expenses      Revenues       Expenses
Bidbay, Inc.                          $   5,409       $      --      $     370     $      --      $    --
Planet of Music, Inc.                     5,163              --          1,525            --           --
Privaseek, Inc.                           2,629              --             --            --           --
HobbyRat, Inc.                            2,358              --            365            --           --
Escrow.com, Inc.                             --           1,787             --            --           --
Futurist Records, Inc.                       --           1,694             --            --           --
24/7 Media, Inc.                          1,171              --          2,847            --        3,564
Other                                     4,131           2,538            217           539           --
                                    ----------------------------------------------------------------------
                                      $  20,861       $   6,019      $   5,324     $     539      $ 3,564
                                    ======================================================================


The Company did not recognize revenues or expenses from related parties for the year-ended December 31, 1998.

The Company does not own more than 20% of any of these entities nor does the Company exercise influence over these entities.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 19.  Subsequent Events - Audited

Restructuring and Impairment

In the first quarter of 2001, the Company continued its restructuring efforts by the shutdown of the Consumer Network group (ShopNow.com and SpeedyClick) and laying off an additional 245 employees. This resulted in the Company recognizing restructuring and impairment charges of approximately $54.1 million, which includes $50.0 million of restructuring and impairment intangible assets and goodwill, $2.8 million of tenant improvements, fixed assets, software and supporting technologies, and $1.3 million of severance and related payroll charges. Also, the Company incurred additional write-down of cost-basis investments of approximately $20.0 million primarily related to the general decline in technology companies.

Option Repricing and Exchange Program

In April 2001, the Company repriced options to purchase 302,053 shares issued in December 2000 from a price of $11.70 to a price of $1.35. This repricing will result in variable accounting treatment for these stock options. Variable accounting treatment will result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for the Company's common stock.

In April 2001, the Company offered a voluntary stock option exchange program to its employees. The plan allows employees, if they so choose, to exchange three options priced greater than $1.35 per share for one option priced at $1.35 per share. The vesting period will be quarterly over the next four quarters. This exercise price change will result in variable accounting treatment for these stock options. Variable accounting treatment will result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for the Company's common stock.

Debt Obligations

In April 2001, the Company repaid its obligation under the credit agreement with a commercial bank, which had a balance of $9.8 million as of December 31, 2000. The obligation was repaid with the cash that was restricted for this purpose.

On April 3, 2001, the Company received a notice of default from Capital Ventures International (CVI), the holders of the $20 million of convertible notes, for an alleged violation of certain provisions of the convertible notes relating to the breach of certain negative financial covenants contained in the credit agreement for $15.0 million with a commercial bank and the breach by the Company of certain material terms of the Securities Purchase Agreement dated as of September 28, 2000. The notice of default demanded that the Company redeem the convertible notes on or before April 9, 2001 for an amount equal to $17.25 million, which amount represents 115% of the aggregate principal amount of the remaining convertible notes. The Company responded to the notice of default on April 4, 2001 and denied that an event of default occurred. If the Company were to be in default of the convertible notes and if the default is not cured, or waived by the holder of the convertible notes, and the Company is required to redeem the amounts outstanding under the convertible notes, the holder could seek remedies against the Company, which may include penalty rates of interest, immediate repayment of the debt and the filing of an involuntary petition in bankruptcy. In addition, the Company may have no alternative but to file a petition in bankruptcy.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Related Party Transactions

In April 2001, the Company settled potential claims held by Mr. Dwayne Walker, the Company's Chairman and Chief Executive Officer, against the Company arising from the withdrawal of Mr. Walker's shares of the Company's common stock from the Company's secondary public offering completed in February 2000. The terms of the settlement are set forth in a letter agreement dated as of April 5, 2001 between the Company and Mr. Walker.

The settlement provides that the Company will purchase 262,000 shares of its common stock from Mr. Walker in exchange for the tender of a $3.8 million note payable from the Company (Company Note). In connection with the settlement, the Company agreed to consolidate all of Mr. Walker's outstanding promissory notes to the Company, executed by him since September 28, 1999, which totaled $4.5 million as of December 31, 2000 and were recorded in Notes Receivables from employees and Subscriptions receivable. Principal and interest, at 7% per year, are due on March 31, 2011. Following the Company's purchase of the 262,000 shares, Mr. Walker may endorse the Company Note to the Company in partial satisfaction of the new loan. In addition, Mr. Walker agreed to transfer up to 78,077shares of Company stock to the Company as additional payment of the loan. The Company agreed to reduce the balance of the loan by the fair market value of the 78,077shares on the date of the transfer. To the extent Mr. Walker's outstanding promissory note has not been completely repaid by the above actions, the Company will immediately extinguish any remaining obligation Mr. Walker may owe under the promissory note. As a result of the settlement, the Company will recognize approximately $4.5 million dollar expense in the first quarter of 2001.

Litigation

On December 20, 2000, an action was initiated in Los Angeles Superior Court styled Futurist Entertainment, Inc. v. Network Commerce, Inc., Jackie Sutphin, SpeedyClick.com, Case No. BC242139. In the complaint plaintiff alleged, among other things, breach of contract and business torts against defendants relating to a Development and Website Agreement ("Development Agreement") between Futurist Entertainment, Inc. ("Futurist") and Network Commerce dated February 25, 2000. The website was to serve as the official website for the Jackson 5's upcoming album and world tour. Plaintiff alleged damages "in an amount yet to be ascertained, but in no event less than $4,400,000."

On October 6, 2000, Mall.com, Inc. filed suit against the Company. The suit was based on a contract between Mall.com and IveBeenGood.com, which the Company acquired in August 2000. The suit alleged that IveBeenGood.com breached a contract with Mall.com, breached a warranty given to Mall.com and committed fraud and negligent misrepresentation. Mall.com sought the return of cash and stock paid by Mall.com, attorneys' fees and costs, $1 million in direct damages, $15 million in compensatory damages and $32 million in punitive damages. The claims asserted by Mall.com, Inc. were acquired by Mall Acquisition Corp.

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

Note 20.  Subsequent Events - Unaudited

Restructuring and Impairment

During the second quarter 2001, the Company further restructured its operations by selling Ubarter USA, IDR and GO for total proceeds of $6.0 million cash and 1 million shares of Return on Investment Corporation stock, which is subject to lockup until November 2001. The Company recorded a gain in the second quarter of $5.8 million related to these sales. The gains on these sales in the second quarter resulted from the fact that the Company wrote down these business units by $23.6 million in first quarter 2001, based on the best available evidence of fair market value. On an aggregate basis, for the six months ended June 30, 2001, the Company recognized losses totaling $17.8 million on the sale of these business units.

Litigation

On May 7, 2001, the Company entered into a Compromise and Settlement Agreement and Mutual General Release with Mall.com, Inc. and Mall Acquisition Corp. Pursuant to the settlement agreement, the Company paid Mall Acquisition Corp. the sum of $67,500, and Mall.com, Inc. and Mall Acquisition Corp. assigned to the Company any claims they may have against Trilogy, Inc., a former shareholder of IveBeenGood.com, Inc. In June 2001, the parties entered a final judgment of dismissal of the lawsuit that referred to the Compromise and Settlement Agreement.

On May 10, 2001, Jan Sherman and other shareholders filed suit against the Company and Mr. Walker, the Company's chairman, chief executive officer and president, alleging violations of federal securities laws. The lawsuit seeks unspecified damages and certification of a class consisting of purchasers of the Company's common stock during the period from September 28, 1999 through April 16, 2001. Subsequently, the following similar lawsuits were filed: Joseph Carreiro v. Network Commerce, Inc. and Dwayne M. Walker, C01-0767L (filed May 25, 2001); Stephen Leong v. Network Commerce, Inc. and Dwayne M. Walker, C01-0770L (filed May 25, 2001); Alan Danse, et al. v. Dwayne M. Walker and Network Commerce, Inc., C01-852L (filed June 7, 2001); James Lindsay v. Dwayne
M. Walker and Network Commerce, Inc., C01-0918R (filed June 20, 2001); and Kelly Christianson v. Dwayne M. Walker and Network Commerce, Inc., C01-1063L (filed July 11, 2001). Additionally, a class action lawsuit was filed July 16, 2001 in the U.S. District Court for the Southern District of California, David Breidenback v. Dwayne M. Walker and Network Commerce, Inc., Case No. '01 CV 1270 JM (NLS). The Company is vigorously defending these lawsuits. Nevertheless, an unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods.

On July 9, 2001, the Company and Futurist entered into a Settlement Agreement. Under the terms of the settlement, Futurist and the Company entered into a mutual release of claims and the lawsuit was dismissed with prejudice.


Equity Line Financing

On July 10, 2001, the Company entered into a Common Stock Purchase Agreement (the "Agreement") with Cody Holdings Inc. (the "Investor") to provide the Company with up to $18 million in equity financing (the "Equity Line"). Under the terms of the Agreement, the Company will have the right, but not the obligation during the 18-month term of the Agreement, to obtain equity financing through the issuance of common stock to the Investor in a series of periodic

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)

draw downs at a discount to the market price at the time of sale to the Investor. The shares of common stock may be sold to the Investor during this period at times and in amounts, subject to certain minimum and maximum volumes, determined at the discretion of the Company. If the Company chooses to draw down on the Equity Line, it will use the proceeds of the financing for general corporate purposes. The Company is required to file with the SEC a registration statement to effect the registration of these shares prior to drawing on this equity line. There can be no assurance that such registration statement will be declared effective.

In connection with the Equity Line, the Company also issued to the Investor a warrant to purchase up to 350,000 shares of the common stock at an exercise price of $0.57 per share (the "Warrants"). The Warrants have a term of five years and the exercise price of the Warrants is subject to antidilution adjustments. The Company also issued warrants to purchase 350,000 shares of the common stock at an exercise price of $0.57 per share to a placement agent, and certain of its affiliates, as a finder's fee (the "Placement Agent Warrants"). The Placement Agent Warrants also have a term of five years. The Warrant and the Placement Agent Warrants and the common stock issuable upon the exercise of such warrants were not registered under the Securities Act of 1933, and were granted pursuant to an exemption set forth in Section 4(2) thereunder.

Debt Obligations

On July 25,  2001,  the Company  entered into a  settlement  agreement  with CVI
(Settlement Agreement) with respect to certain claims arising out of the Securities Purchase Agreement dated September 28, 2000. As a result of the Settlement Agreement, the Company paid $2.2 million and delivered a $1.5 million promissory note (Settlement Note). CVI agreed that, upon the payment of the $2.2 million and the delivery of the Settlement Note, the Company satisfied all of its past, present and future obligations to CVI under the Securities Purchase Agreement and all documents related to the Agreement other than the Registration Rights Agreement dated September 28, 2000. If the Company were found to be in default of the Settlement Note and if the default is not cured, or waived by CVI, CVI could seek remedies against the Company, which may include penalty rates of interest, immediate repayment of the debt and the filing of an involuntary petition in bankruptcy. Under such circumstances, the Company may have no alternative but to file a petition in bankruptcy. However, CVI did not release its claim against the Company, certain current and former officers and directors for the alleged security violations and for fraudulent inducement. CVI agreed not to assert a claim in excess of the principal amount of $20 million less any value received pursuant to the Settlement Agreement. The Company is vigorously defending against these claims. Nevertheless, an unfavorable resolution of these claims could have a material adverse effect on the Company in one or more future periods.

Option Repricing and Exchange Program

On July 30, 2001, the Company offered another voluntary stock option exchange program to its employees. The plan allows employees, if they so choose, to exchange two options for one option to be priced at market price in August 2001. The vesting period will be quarterly over the next four quarters. Additionally, the Company offered 1,560,000 stock options with an exercise price of $0.25 per share to its employees. The vesting period will be monthly over three quarters. The options covered under the exchange program and these grants will result in

                              Network Commerce Inc.
                   Notes To Consolidated Financial Statements
             (Information as of and for the six-month periods ended
                     June 30, 2001 and 2000 is unaudited.)
                          December 31, 2000 (Continued)


variable accounting treatment for these stock options. Variable accounting treatment will result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for the Company's common stock.

1 for 15 Reverse Stock Split

On June 15, 2001, the Company completed a 1-for-15 reverse split of the Company's outstanding common stock. Upon the effectiveness of the reverse stock split, 15 shares of Common Stock were converted and reclassified as one share of post-split common stock, and each existing stock certificate represented one-fifteenth the number of shares shown thereon. Fractional shares were rounded up. The reverse stock split was effective and applied to shareholders of record immediately prior to the opening of trading on the Nasdaq National Market on Monday, June 18, 2001.

Note 21.  Unaudited Proforma Financial Information

The following information reflects the revenues, cost of revenues and gross margins of continuing businesses and business closures in 2000 and 2001.

                                                                                                      For the Six Months
                                                       Year Ended December 31,                           Ended June 30
                                    ---------------------------------------------------------    ------------------------------
                                           2000                  1999                1998           2001              2000
                                    ---------------------------------------------------------    ------------------------------
                                                                                                         (unaudited)
Revenues:
     Continuing operations:
         Business Network            $      11,806        $          --         $          --     $   3,229         $     391
     Business closures:
         Business Network                    1,772                   --                    --         7,236             4,469
         Consumer Network                   74,580               16,094                   280         5,173            30,759
         Services                           17,963               10,938                 2,416           750             9,984
         BuySoftware.com                        --                9,923                 4,458            --                --
                                    ----------------------------------------------------------    ------------------------------
                                            94,315               36,955                 7,154        13,159            45,212
                                    ----------------------------------------------------------    ------------------------------
                                           106,121               36,955                 7,154        16,388            45,603
                                    ----------------------------------------------------------    ------------------------------
Cost of revenues:
     Continuing operations:
         Business Network                    2,924                   --                    --           130                29
     Business closures:
         Business Network                    1,724                   --                    --         2,459             1,265
         Consumer Network                   44,322                9,016                   142         1,360            15,894
         Services                           10,329                7,123                 1,255           299             6,044
         BuySoftware.com                        --               11,190                 4,452            --                --
                                    ----------------------------------------------------------    ------------------------------
                                            56,375               27,329                 5,849         4,118            23,203
                                    ----------------------------------------------------------    ------------------------------
                                            59,299               27,329                 5,849         4,248            23,232
                                    ----------------------------------------------------------    ------------------------------
Gross Profit
     Continuing operations:
         Business Network                    8,882                   --                    --         3,099               362
     Business closures:
         Business Network                       48                   --                    --         4,777             3,204
         Consumer Network                   30,258                7,078                   138         3,813            14,865
         Services                            7,634                3,815                 1,161           451             3,940
         BuySoftware.com                        --               (1,267)                    6            --                --
                                    ----------------------------------------------------------    ------------------------------
                                            37,940                9,626                 1,305         9,041            22,009
                                    ----------------------------------------------------------    ------------------------------
                                     $      46,822        $       9,626         $       1,305      $ 12,140         $  22,371
                                    ==========================================================    ==============================


                                     PART II

                   Information Not Required in the Prospectus

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by Network Commerce in connection with the issuance and distribution of the securities being registered:

Registration Fee................................................. $   5,000
Printing and Duplicating Expenses................................ $      --
Legal Fees and Expenses.......................................... $  75,000
Accounting Fees and Expenses..................................... $  25,000
Miscellaneous.................................................... $      --
                                                                  ---------
                  TOTAL.......................................... $ 105,000
                                                                  =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of Network Commerce, except liability for

o acts or omissions involving intentional misconduct or knowing violations of law,

o    unlawful distributions, or

o transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     Any repeal of or modification to our articles of incorporation may not adversely affect any right or protection of a director of Network Commerce who is or was a director at the time of such repeal or modification.

     In addition, our bylaws provide that we will indemnify any individual who was, is or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding by reason of the fact that he or she is or was a director or officer of Network Commerce. This right to indemnification will continue as to an individual who has ceased to be a director or officer. Our bylaws will provide that we may indemnify our other officers and employees and other agents. We have obtained and maintain directors' and officers' liability insurance, under which our directors and officers may be indemnified against liability they incur for serving in their capabilities as directors and officers.

     We understand that the current position of the Securities and Exchange Commission is that any indemnification of our directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.

     We believe that the limitation of liability provision in our articles of incorporation, the indemnification provisions in our bylaws and our liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) The Company has issued or sold the following securities within the past three years:

     o warrants to purchase 350,000 shares of common stock at $0.57 per share in July 2001 to Cody Holdings, Inc.

     o warrants to purchase an aggregate of 350,000 shares of common stock at $0.57 per share in July 2001 issued to GKN Securities Corp. and certain of its affiliates.

     (b) As of July 31, 2001, an aggregate of 363,455 shares of common stock had been issued upon exercise of options under the Registrant's Stock Option Plans.

     (c) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

     The issuances described in Item 15(a) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Item 15(c) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule
701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a)Exhibits

No.           Description
3.1++         Amended and Restated Articles of Incorporation of the Registrant
3.2++         Bylaws of the Registrant
4.1++         Form of the Registrant's common stock certificate
4.2++         Second Amended and Restated Registration Rights Agreement dated as of November 30, 1998
4.3++         Amendment No. 1 to Second Amended and Restated Registration Rights Agreement dated as of June 15, 1999
4.4++         Amendment No. 2 to Second Amended and Restated Registration Rights Agreement dated as of June 16, 1999
4.5#####      Registration Rights Agreement dated July 10, 2001
4.6######     Warrant dated July 10, 2001
4.7######     Warrant dated July 10, 2001
4.8#####      Warrant dated July 10, 2001
4.9######     Warrant dated July 10, 2001

No.           Description
5.1*          Opinion of Preston Gates & Ellis LLP
10.1++        Amended and Restated 19999 Employee Stock Purchase Plan and form of agreement thereunder.
10.2++        Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan and form of agreements thereunder.
10.3#####     1999 Nonofficer Employee Stock Option Plan and form of agreements thereunder.
10.4++        Electronic Distributor Agreement dated as of May 19, 1999, between Corel Corporation and the registrant.
10.5++        Addendum No. 1 Project Agreement to Strategic Alliance Agreement between HNC Software and the registrant, dated May 4, 1999.
10.6++        Distributor/Marketing Agreement dated as of April 29, 1999, between Quest Communications Corporation and the registrant.
10.7++        Strategic Alliance Agreement dated as of May 4, 1999, between HNC Software Inc. and the registrant.
10.8++        Consortium Membership Agreement dated as of May 4, 1999, between HNC Software and the registrant.
10.9++        Cross Promotion Agreement dated April 5, 1999, between 24/7 Media, Inc. and the registrant.
10.10++       Loan and Security dated as of March 4, 1999, between Transamerica Business Credit Corporation and the registrant
10.11++       Letter of Intent Agreement dated March 24, 1999, between the ZERON Group and the registrant.
10.12++       Employment Agreement effective as of July 1, 1999, between Dwayne M. Walker and the registrant.
10.13++       Corporate Master Agreement effective as of February 10, 1999, between Vignette Corporation and the registrant.
10.14++       Agreement dated July 7, 1999, between About.com, Inc. and the registrant.
10.15++       Agreement effective as of July 12, 1999, between Chase Manhattan Capital, L.P. and the registrant.
10.16#        Agreement and Plan of Merger dated as of November 10, 1999, among Racer Acquisition, Inc., SpeedyClick, the Principal
              Shareholders of SpeedyClick, Corp. and the registrant.
10.17#        Employment Agreement, dated as of November 12, 1999, between Farid Tabibzadeh and the registrant.
10.18#        Employment Agreement, dated as of November 12, 1999, between Shahab Emrani and the registrant.
10.20##       Agreement and Plan of Merger dated as of December 16, 19999, among Chiefs Acquisition, Inc., WebCentric, Inc., the
              Stockholders of WebCentric, Inc. and the registrant.
10.21###      Letter of Intent, dated December 20, 1999, between Ubarter.com Inc., Steven White, New Horizons L.P. and the
               registrant.
10.22####     Office Building Lease, dated September 21, 1999, between CEP Investors XII LLC and the registrant.
10.23***      Office Lease, dated December 13, 1999, between Benaroya Capital Company, LLC and the registrant.
10.24***      Promissory Note, dated September 28, 1999, from Alan Koslow to the registrant.
10.25***      Agreement and Plan of Merger dated January 20, 2000 between Ubarter.com Inc., Shamu Acquisition, Inc. and the registrant.
10.26**       Promissory Note, dated May 26, 2000 from Dwayne Walker to registrant.
10.27**       Promissory Note, dated June 1, 2000 from Dwayne Walker to registrant.
10.28**       Promissory Note, dated September 19, 2000 from Dwayne Walker to registrant.
10.29**       Promissory Note, dated October 25, 2000 from Dwayne Walker to registrant.
10.30**       Promissory Note, dated November 16, 2000 from Dwayne Walker to registrant.
10.31#####    Common Stock Purchase Agreement, dated July 10, 2001 between Cody Holdings Inc. and the registrant.
21.1          Subsidiaries of registrant
23.1          Consent of Arthur Anderson LLP, Independent Accountants
23.2*         Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)
------------------

*        Filed with this Amendment No. 1 form Form S-1.

** Incorporated by reference to the Annual Report filed on Form 10-K on April 17, 2001.

++ Incorporated by reference to the Registration Statement on Form S-1 (No. 333-80981) filed by the registrant on September 28, 1999, as amended.

# Incorporated by reference to the Current Report on Form 8-K (File No. 000-26707) filed by the registrant on November 24, 1999, as amended.

## Incorporated by reference to the Current Report on Form 8-K (File No. 000-26707) filed by the registrant on December 19, 1999, as amended.

### Incorporated by reference to the Current Report on Form 8-K (File No. 000-26707) filed by the registrant on December 30, 1999, as amended.

#### Incorporated by reference to the Quarterly Report on Form 10-K (File No. 000-26707) filed by the registrant on November 9, 1999.

##### Incorporated by reference to Registration Statement on Form S-8 (File No. 333-92533) filed by the registrant on December 10, 1999.

###### Incorporated by reference to the Current Report on Form 8-K (file No. 000-26707) filed by the registrant on July 17, 2001, as amended.

------------------
(b) Financial Statement Schedules

Network Commerce Inc.

Report of Independent Public Accountants...................................F-2
Consolidated Balance Sheets................................................F-3
Consolidated Statements of Operations......................................F-4
Consolidated Statements of Shareholders'
  Equity and Comprehensive Loss............................................F-5
Consolidated Statements of Cash Flows......................................F-9
Notes to Consolidated Financial Statements........................F-10 to F-43
Schedule II - Valuation and Qualifying Accounts...........................II-9

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (3) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

               (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

               (ii) For the  purpose  of  determining  any  liability  under the
                    Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on the 25th day of September, 2001.


                                   Network Commerce Inc.

                                  /s/ Dwayne M. Walker
                             By:  Dwayne M. Walker, President and
                                  Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 25th day of September, 2001.



       Signatures                       Title

       /s/ Dwayne M. Walker            Chairman of  the  Board;
       Dwayne M. Walker                Chief Executive Officer; President
                                       and Chief Operating Officer


       /s/ N. Scott Dickson            Chief Financial Officer and Secretary
       N. Scott Dickson                (Principal Accounting Officer)

                           *
       David M. Lonsdale               Director

                           *
       Mark Terbeek                    Director

                           *
       Christopher Fenner              Director


*  Pursuant to power of Attorney  dated  September  13, 2001

         /s/ Dwayne M. Walker
        Dwayne M. Walker, Attorney-in-Fact



                                      11-6

                                 EXHIBIT INDEX

No.           Description
3.1++         Amended and Restated Articles of Incorporation of the Registrant
3.2++         Bylaws of the Registrant
4.1++         Form of the Registrant's common stock certificate
4.2++         Second Amended and Restated Registration Rights Agreement dated as of November 30, 1998
4.3++         Amendment No. 1 to Second Amended and Restated Registration Rights Agreement dated as of June 15, 1999
4.4++         Amendment No. 2 to Second Amended and Restated Registration Rights Agreement dated as of June 16, 1999
4.5#####      Registration Rights Agreement dated July 10, 2001
4.6######     Warrant dated July 10, 2001
4.7######     Warrant dated July 10, 2001
4.8#####      Warrant dated July 10, 2001
4.9######     Warrant dated July 10, 2001
5.1*          Opinion of Preston Gates & Ellis LLP
10.1++        Amended and Restated 19999 Employee Stock Purchase Plan and form of agreement thereunder.
10.2++        Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan and form of agreements thereunder.
10.3#####     1999 Nonofficer Employee Stock Option Plan and form of agreements thereunder.
10.4++        Electronic Distributor Agreement dated as of May 19, 1999, between Corel Corporation and the registrant.
10.5++        Addendum No. 1 Project Agreement to Strategic Alliance Agreement between HNC Software and the registrant, dated May 4, 1999.
10.6++        Distributor/Marketing Agreement dated as of April 29, 1999, between Quest Communications Corporation and the registrant.
10.7++        Strategic Alliance Agreement dated as of May 4, 1999, between HNC Software Inc. and the registrant.
10.8++        Consortium Membership Agreement dated as of May 4, 1999, between HNC Software and the registrant.
10.9++        Cross Promotion Agreement dated April 5, 1999, between 24/7 Media, Inc. and the registrant.
10.10++       Loan and Security dated as of March 4, 1999, between Transamerica Business Credit Corporation and the registrant
10.11++       Letter of Intent Agreement dated March 24, 1999, between the ZERON Group and the registrant.
10.12++       Employment Agreement effective as of July 1, 1999, between Dwayne M. Walker and the registrant.
10.13++       Corporate Master Agreement effective as of February 10, 1999, between Vignette Corporation and the registrant.
10.14++       Agreement dated July 7, 1999, between About.com, Inc. and the registrant.
10.15++       Agreement effective as of July 12, 1999, between Chase Manhattan Capital, L.P. and the registrant.
10.16#        Agreement and Plan of Merger dated as of November 10, 1999, among Racer Acquisition, Inc., SpeedyClick, the Principal
              Shareholders of SpeedyClick, Corp. and the registrant.
10.17#        Employment Agreement, dated as of November 12, 1999, between Farid Tabibzadeh and the registrant.
10.18#        Employment Agreement, dated as of November 12, 1999, between Shahab Emrani and the registrant.
10.20##       Agreement and Plan of Merger dated as of December 16, 19999, among Chiefs Acquisition, Inc., WebCentric, Inc., the
              Stockholders of WebCentric, Inc. and the registrant.
10.21###      Letter of Intent, dated December 20, 1999, between Ubarter.com Inc., Steven White, New Horizons L.P. and the
               registrant.
10.22####     Office Building Lease, dated September 21, 1999, between CEP Investors XII LLC and the registrant.
10.23***      Office Lease, dated December 13, 1999, between Benaroya Capital Company, LLC and the registrant.
10.24***      Promissory Note, dated September 28, 1999, from Alan Koslow to the registrant.
10.25***      Agreement and Plan of Merger dated January 20, 2000 between Ubarter.com Inc., Shamu Acquisition, Inc. and the registrant.
10.26**       Promissory Note, dated May 26, 2000 from Dwayne Walker to registrant.
10.27**       Promissory Note, dated June 1, 2000 from Dwayne Walker to registrant.
10.28**       Promissory Note, dated September 19, 2000 from Dwayne Walker to registrant.
10.29**       Promissory Note, dated October 25, 2000 from Dwayne Walker to registrant.
10.30**       Promissory Note, dated November 16, 2000 from Dwayne Walker to registrant.
10.31#####    Common Stock Purchase Agreement, dated July 10, 2001 between Cody Holdings Inc. and the registrant.
21.1          Subsidiaries of registrant
23.1          Consent of Arthur Anderson LLP, Independent Accountants
23.2*         Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)
------------------

                                      11-7

*        Filed with this Amendment No. 1 form Form S-1.

** Incorporated by reference to the Annual Report filed on Form 10-K on April 17, 2001.
++ Incorporated by reference to the Registration Statement on Form S-1 (No. 333-80981) filed by the registrant on September 28, 1999, as amended.
#        Incorporated by reference to the Current Report on Form 8-K
         (File No. 000-26707) filed by the registrant on
         November 24, 1999, as amended.
##       Incorporated by reference to the Current Report on Form 8-K
         (File No. 000-26707) filed by the registrant on
         December 19, 1999, as amended.
###      Incorporated by reference to the Current Report on Form 8-K
         (File No. 000-26707) filed by the registrant on
         December 30, 1999, as amended.
####     Incorporated by reference to the Quarterly Report on Form 10-K
         (File No. 000-26707) filed by the registrant on November 9, 1999.
#####    Incorporated by reference to  Registration  Statement on Form S-8
         (File No. 333-92533) filed by the registrant on December 10, 1999. ###### Incorporated by reference to the Current Report on Form 8-K (file No.
        000-26707) filed by the registrant on July 17, 2001, as amended.
 ------------------

Financial Statement Schedules

Network Commerce Inc.

Report of Independent Public Accountants...................................F-2
Consolidated Balance Sheets................................................F-3
Consolidated Statements of Operations......................................F-4
Consolidated Statements of Shareholders'
  Equity and Comprehensive Loss............................................F-5
Consolidated Statements of Cash Flows......................................F-9
Notes to Consolidated Financial Statements........................F-10 to F-43
Schedule II - Valuation and Qualifying Accounts...........................II-9


                                      11-8

                             NETWORK COMMERCE INC.

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
              ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                 (in thousands)

                                          Charged /
                       Balance at        (Credited) to
                       Beginning of       Costs and      Amounts           Balance at
Year Ended             Period             Expenses       Written Off (1)   End of Period
---------------------  ----------------------------------------------------------------
December 31, 2000      $ 291             $ 6,188        $ (5,284)          $ 1,195

December 31, 1999      $ 230             $ 678          $ (617)            $ 291

December 31, 1998      $ 23              $ 591          $ (384)            $ 230


(1) Write-offs, net of bad debt recovery.














                                      II-9